                                                 Filed pursuant to Rule 424(b)5
                    Registration No. 333- 47570 and Registration No. 333-85804 PROSPECTUS SUPPLEMENT
(To Prospectus dated October 25, 2000)

                               13,387,000 Shares


[LOGO] XM SATELLiTE RADiO

                             CLASS A COMMON STOCK

                               -----------------

XM Satellite Radio Holdings Inc. is offering 13,387,000 shares of its Class A common stock.

                               -----------------

Our Class A common stock is quoted on the Nasdaq National Market under the symbol "XMSR." On April 11, 2002, the reported last sale price of our Class A common stock on the Nasdaq National Market was $11.90 per share.

                               -----------------

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement and page 7 of the accompanying prospectus.

                               -----------------

                             PRICE $11.50 A SHARE

                               -----------------

                                        Underwriting
                                        Discounts and Proceeds to
                        Price to Public  Commissions    Company
                        --------------- ------------- ------------
              Per Share     $11.50         $0.55         $10.95
              Total....  $153,950,500    $7,312,649   $146,637,851

We have granted the underwriters the right to purchase up to an additional 2,008,050 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on April 17, 2002.

                               -----------------

              MORGAN STANLEY                  MERRILL LYNCH & CO.

              CREDIT SUISSE FIRST BOSTON DEUTSCHE BANK SECURITIES

April 11, 2002

                               Table of Contents

                             Prospectus Supplement

                                                          Page
                                                          ----
                  Prospectus Supplement Summary..........  S-1
                  Risk Factors...........................  S-5
                  Use of Proceeds........................ S-13
                  Dilution............................... S-14
                  Price Range of Our Class A Common Stock S-15
                  Dividend Policy........................ S-15
                  Capitalization......................... S-16
                  Selected Consolidated Financial Data... S-17
                  Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations........................... S-19
                  Business............................... S-30

                                                            Page
                                                            ----
                Security Ownership of Certain Beneficial
                  Owners and Management.................... S-50
                Certain Relationships and Related
                  Transactions............................. S-53
                Management................................. S-57
                Executive Compensation..................... S-60
                Underwriters............................... S-64
                Legal Matters.............................. S-66
                Experts.................................... S-66
                Index to Financial Statements and Financial
                  Statement Schedules......................  F-1

                                  Prospectus

                                                      Page
                                                      ----
                     Summary.........................   4
                     Risk Factors....................   7
                     Use of Proceeds.................  17
                     Description of Debt Securities..  18
                     Description of Common Stock.....  26
                     Description of Preferred Stock..  27
                     Description of Depositary Shares  29

                                                  Page
                                                  ----
                          Description of Warrants  33
                          Description of Rights..  34
                          Book-Entry Securities..  35
                          Plan of Distribution...  37
                          Legal Matters..........  38
                          Experts................  38

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may not be used where it is not legal to sell these securities. The information in this document may only be accurate on the date of this document.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This prospectus supplement summary does not contain all the information you should consider before investing in our Class A common stock. Please read the entire prospectus supplement and accompanying prospectus carefully, including the sections entitled "Risk Factors." The terms "we," "our," and "us" refer to XM Satellite Radio Holdings Inc. and its subsidiaries. The term "XM" refers to XM Satellite Radio Holdings Inc.'s subsidiary, XM Satellite Radio Inc.

Our Business

   We seek to become a premier nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Through our two high-power satellites "Rock" and "Roll," our XM Radio service offers 100 channels of music, news, talk, sports and children's programming developed by us or third parties for a monthly subscription price of $9.99. We believe XM Radio appeals to consumers because of our clear sound quality from digital signal radios, extensive variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We launched commercial service in Dallas/Ft. Worth and San Diego on September 25, 2001. We continued our rollout through the southeastern and southwestern U.S. during October and we became the first nationwide satellite radio service on November 12, 2001.

   We transmit the XM Radio signal throughout the continental United States from "Rock" and "Roll." We have a network of terrestrial repeaters, which are ground-based electronics equipment that receive and re-transmit the satellite signals to augment our satellite signal coverage. Mass production of chipsets and XM radios has commenced to meet expected demand. XM radios are available under the Sony, Pioneer and Alpine brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others.

   We offer our consumers a unique listening experience by providing 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. Our 100 channels include diverse programming tailored to appeal to a large audience, including urban and rural listeners of virtually all ages, and to specific groups that our research has shown are most likely to subscribe to our service. We have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming, including MTV, VH1, ESPN Radio, Radio Disney, CNN, CNBC, USA Today, Fox News, BET, E!, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a successful record of introducing new radio formats and building local and national listenership.

   In addition to our subscription fee, we generate revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we offer advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

   Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio. We expect XM Radio to be attractive to underserved radio listeners who want expanded radio choices. Market studies conducted for us project that as many as 49 million people may subscribe to satellite radio by 2012. We believe, based on our own recent surveys and work with focus groups, that there is a significant market for XM Radio.

   Excluding the proceeds of this offering, we have raised $1.5 billion of equity and debt net proceeds to date from investors and strategic partners. Our strategic investors include General Motors, Hughes Electronics and DIRECTV, Clear Channel Communications and American Honda. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

   The funds we have raised to date, together with the expected proceeds of this offering, are expected to be sufficient in the absence of additional financing to cover our funding needs into the latter half of the first quarter of 2003. Thereafter we will require significant additional funds before we generate positive cash flow.

   Our executive offices are at 1500 Eckington Place, NE, Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus supplement.

                              RECENT DEVELOPMENTS

    . We launched commercial service of XM Radio in Dallas/Ft.Worth and San Diego on September 25, 2001. We continued our rollout throughout the southeastern and southwestern U.S. during October and our service became available nationwide on November 12, 2001. We had over 76,000 subscribers as of March 31, 2002.

    . General Motors made XM radios available as an option in Cadillac Sevilles and Devilles this fall, and announced that it will expand to over 20 additional models during 2002. Customers leasing or financing new GM vehicles through GMAC will have the option of including a monthly XM Radio subscription as part of such lease or financing.

    . Nissan announced it will offer XM as an option this coming fall on certain Infiniti and Nissan 2003 models.

    . We recently signed a distribution agreement with Volkswagen of America to make XM available to Volkswagen and Audi customers in the coming years.

    . We recently announced that participating Isuzu dealers will offer to install XM radios in certain models beginning in April 2002.

    . We closed a follow-on offering of 11,500,000 shares of our Class A common stock in December 2001, which yielded net proceeds of $126.5 million.

    . We closed a $66 million financing package with subsidiaries of The Boeing Company in December 2001. The financing includes a $35 million loan and deferral of $31 million of obligations to Boeing, our satellite manufacturer.

    . The Company has received a number of awards and honors. Among them, XM was named "Product of the Year" by Fortune Magazine, an "Invention of the Year" by Time Magazine, one of the best new car options by AMI Auto World, earned an "A" rating from Entertainment Weekly and won a 2001 "Best of What's New" Grand Award from Popular Science Magazine in the electronics category. In addition, Sony's XM "Plug-and-Play" Satellite Radio Receiver (DRN-XM01) received a "Best of What's New" award from Popular Science Magazine. XM won several awards at the 2001 International Consumer Electronics Show, including "Best of CES" in the automotive category.

                                 THE OFFERING

Issuer.............................. XM Satellite Radio Holdings Inc.

Class A common stock offered........ 13,387,000 shares

Common stock to be outstanding after
  the offering...................... 88,704,756 shares, all Class A common stock (1)(2)

Over-allotment option............... 2,008,050 shares of Class A common stock

Use of proceeds..................... We will use the net proceeds from this offering for general corporate purpose, which may include marketing expenses, system operating expenses and working capital.

Dividend policy..................... We presently do not intend to pay dividends on our Class A common stock. We plan to retain any earnings for use in our operations and expansion of our business.

Nasdaq National Market symbol for
  Class A common stock.............. XMSR

--------
(1) Based on the number of shares of Class A common stock outstanding as of March 31, 2002, and excludes:

    . 10,786,504 shares of Class A common stock issuable upon conversion of Series A convertible redeemable preferred stock, which converts at the option of the holder on a one-for-one basis;

    . 1,084,111 shares of Class A common stock issuable upon conversion of Series B convertible redeemable preferred stock, which converts at the option of the holder at a rate of 1.25 shares of Class A common stock for each share held;

    . 12,687,390 shares of Class A common stock issuable upon conversion of Series C convertible redeemable preferred stock, containing an adjusting liquidation preference which converts at the option of the holder at a conversion price of $19.77 per share (giving effect to the adjustment as a result of this offering);

    . 6,466,830 shares of Class A common stock issuable upon conversion of 7.75% convertible subordinated notes due 2006, which convert at the option of the holder at a conversion price of $12.225 per share;

    . 7,541,597 shares of Class A common stock issuable upon exercise of outstanding options exercisable at exercise prices ranging from $4.82 per share to $45.44 per share;

    . 2,886,848 shares of Class A common stock issuable upon exercise of warrants outstanding at an exercise price of $44.72 (giving effect to the adjustment as a result of this offering);

    . Up to 2% of the total number of shares of Class A common stock on a fully diluted basis issuable to Sony, upon the achievement of certain performance targets at an exercise price of 105% of the then current market price at the time performance targets are achieved; and

    . 90,000 shares of Class A common stock issuable upon exercise of warrants outstanding at an exercise price of $26.50.

(2) No shares of our Class B or Class C common stock were outstanding as of March 31, 2002.

                                 RISK FACTORS

   You should read the "Risk Factors" sections beginning on page S-5 of this prospectus supplement and page 7 of the accompanying prospectus as well as the other cautionary statements throughout the entire prospectus supplement so that you understand the risks associated with an investment in our Class A common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The as adjusted information in the following balance sheets table gives effect to the following as if it had occurred on December 31, 2001:

    . our receipt of the net proceeds from the sale of 13,387,000 shares of Class A common stock at an offering price of $11.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                                  Years Ended December 31,
                                                               -------------------------------------------------------------
                                                                  1997           1998            1999            2000
                                                               ----------     ----------     -----------     -----------
                                                                    (In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Subscriber revenue............................................ $       --     $       --     $        --     $        --
Ad sales revenue..............................................         --             --              --              --
  Less: Agency commissions....................................         --             --              --              --
Other revenue.................................................         --             --              --              --
                                                               ----------     ----------     -----------     -----------
   Total revenue.............................................. $       --     $       --     $        --     $        --
                                                               ==========     ==========     ===========     ===========
Operating expenses:
Broadcasting operations:
  Content/programming.........................................         --           (664)         (1,014)         (6,878)
  System operations...........................................         --         (1,145)         (2,877)        (23,227)
  Customer care and billing operations........................         --             --              --            (856)
Sales and marketing...........................................         --         (1,523)         (3,351)        (16,078)
General and administrative....................................     (1,110)        (5,327)        (14,496)        (16,624)
Research and development......................................         --         (7,477)         (7,440)        (12,701)
Depreciation and amortization.................................         --            (57)         (1,513)         (3,115)
                                                               ----------     ----------     -----------     -----------
   Total operating expenses...................................     (1,110)       (16,193)        (30,691)        (79,479)
                                                               ----------     ----------     -----------     -----------
Operating loss................................................     (1,110)       (16,193)        (30,691)        (79,479)
                                                               ----------     ----------     -----------     -----------
Interest income (expense), net................................       (549)            26          (6,205)         27,606
Other income (expense), net...................................         --             --              --              --
                                                               ----------     ----------     -----------     -----------
Net loss......................................................     (1,659)       (16,167)        (36,896)        (51,873)
                                                               ----------     ----------     -----------     -----------
Series B preferred stock dividend requirement.................         --             --              --          (5,935)
Series C preferred stock dividend requirement.................         --             --              --          (9,277)
Series B preferred stock incentivized conversion charge.......         --             --              --         (11,211)
Series C preferred stock beneficial conversion charge.........         --             --              --        (123,042)
                                                               ----------     ----------     -----------     -----------
Net loss applicable to common stockholders.................... $   (1,659)    $  (16,167)    $   (36,896)    $  (201,338)
                                                               ==========     ==========     ===========     ===========
Net loss per share--basic and diluted......................... $    (0.26)    $    (2.42)    $     (2.40)    $     (4.15)
                                                               ==========     ==========     ===========     ===========
Weighted average shares used in computing net loss per share--
 basic and diluted............................................  6,368,166      6,689,250      15,344,102      48,508,042
Other Data:
  EBITDA(1)................................................... $   (1,110)    $  (16,136)    $   (29,181)    $   (76,110)
  XM Subscriptions (end of period)(2).........................         --             --              --              --


                                                                   2001
                                                               -----------

Consolidated Statements of Operations Data:
Subscriber revenue............................................ $       246
Ad sales revenue..............................................         294
  Less: Agency commissions....................................         (43)
Other revenue.................................................          36
                                                               -----------
   Total revenue.............................................. $       533
                                                               ===========
Operating expenses:
Broadcasting operations:
  Content/programming.........................................     (27,924)
  System operations...........................................     (67,571)
  Customer care and billing operations........................      (6,034)
Sales and marketing...........................................     (99,789)
General and administrative....................................     (24,595)
Research and development......................................     (14,255)
Depreciation and amortization.................................     (41,971)
                                                               -----------
   Total operating expenses...................................    (282,139)
                                                               -----------
Operating loss................................................    (281,606)
                                                               -----------
Interest income (expense), net................................      (2,933)
Other income (expense), net...................................         160
                                                               -----------
Net loss......................................................    (284,379)
                                                               -----------
Series B preferred stock dividend requirement.................      (3,766)
Series C preferred stock dividend requirement.................     (19,387)
Series B preferred stock incentivized conversion charge.......          --
Series C preferred stock beneficial conversion charge.........          --
                                                               -----------
Net loss applicable to common stockholders.................... $  (307,532)
                                                               ===========
Net loss per share--basic and diluted......................... $     (5.13)
                                                               ===========
Weighted average shares used in computing net loss per share--
 basic and diluted............................................  59,920,196
Other Data:
  EBITDA(1)................................................... $  (239,184)
  XM Subscriptions (end of period)(2).........................      27,733

                                                                      As of December 31,
                                                  -----------------------------------------------------------
                                                                                                    2001 As
                                                   1997     1998      1999      2000       2001     Adjusted
                                                  ------- --------  -------- ---------- ---------- ----------
                                                                        (In Thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments $     1 $    310  $120,170 $  224,903 $  210,852 $  357,077
Restricted investments...........................      --       --        --    161,166     72,759     72,759
System under construction........................  91,932  169,029   362,358    815,016     55,056     55,056
Property and equipment, net......................      --    1,146     2,551     50,052  1,066,191  1,066,191
Total assets.....................................  91,933  170,485   515,189  1,293,218  1,456,203  1,602,428
Total long-term debt, net of current portion.....  82,504  140,332       212    262,665    411,520    411,520
Total liabilities................................  82,949  177,668    30,172    337,266    529,552    529,552
Stockholders' equity (deficit)...................   8,984   (7,183)  485,017    955,952    926,651  1,072,876

--------
(1) EBITDA means earnings (loss) before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization. We have included EBITDA because it is a commonly used measure. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flows as a measure of liquidity.

(2) We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods. As of March 31, 2002, we had over 76,000 subscribers.

                                 RISK FACTORS

   You should consider carefully these risk factors and the risk factors in the accompanying prospectus and all of the other information herein and therein before making an investment decision.

   Some of the information herein may contain forward looking statements. Such statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering such forward looking statements, you should keep in mind the risk factors and other cautionary statements herein. The risk factors noted in this section and other factors noted herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.

You could lose money on your investment because we have just started operations and generation of revenues.

   We were a development stage company through September 30, 2001. We began to generate revenues and emerged from the development stage during the fourth quarter of 2001. Unless we generate significant revenues, you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain enough subscribers and advertisers to XM Radio; whether our XM Radio system continues to operate at an acceptable level; whether we compete successfully; and whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

   As of December 31, 2001, we had incurred capital expenditures of $1 billion and aggregate net losses approximating $391 million from our inception through December 31, 2001. We expect our net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. With commencement of operations, our monthly operating expenses have increased substantially as compared to our pre-operating stage. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

We need additional funding for our business plan and additional financing might not be available.

   The funds we have raised to date, together with the proceeds from this offering, are expected to be sufficient in the absence of additional financing to cover our funding needs into the latter half of the first quarter of 2003. These amounts are estimates and may change, and we may need additional financing in excess of these estimates. In addition, we have substantial payment obligations under a distribution agreement with General Motors and as our interest reserve covers only the first six payments, we will need to make cash interest payments on our 14% senior secured notes beginning in September 2003. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

   We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We need the consent of holders of at least 60% of the Series C preferred stock before issuing additional equity securities (including equity securities issuable upon conversion of debt securities), which could hamper our ability to raise additional funds. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then the growth of our satellite radio business could be materially impacted and we could default on our commitments to our distribution partners, creditors or others and may have to discontinue operations or seek a purchaser for our business or assets.

Demand for our service may be insufficient for us to become profitable.

   Before our commercial launch in September 2001, there was no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon whether we obtain, produce and market high quality programming consistent with consumers' tastes; the willingness of consumers to pay subscription fees to obtain satellite radio service; the cost, availability and ease of installation and use of XM radios; and XM Radio's and our competitors' marketing and pricing strategy. If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable or generate positive cash flow. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operations.

   Because we expect to derive a significant part of our future revenues from advertising, market and advertiser acceptance of our XM Radio service will be critical to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

   We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, the current slowdown in the United States economy generally, and further downturns in the economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations.

Failure of third parties to perform could affect our revenues.

   We need to assure continued proper manufacturing and distribution of XM radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties. If one or more of these matters is not performed in a sufficient manner, our revenues could be less than expected and our business may suffer.

Higher than expected subscriber acquisition costs or subscriber turnover could adversely affect our financial performance.

   We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. If the costs of attracting new subscribers or incentivizing other parties is greater than expected, our financial performance and results of operations will be adversely affected.

   We expect to experience some subscriber turnover, or churn. Because we have just begun commercial operations, we cannot predict the amount of churn we will experience. We also cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to retain customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

Our system might not work as expected.

   Our system involves new applications of existing technology and the complex integration of different technologies which may not continue to work as planned. Prior to our commencement of operations, satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. Our integrated system has only recently been fully deployed and tested, and may not continue to function as expected within any particular market or deployment area. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

   In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and (when available) digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius began commercial operations in the first quarter of 2002 and has announced its expectation to offer service nationwide during the third quarter of 2002. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

   Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with additional digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

Premature degradation or failure of our satellites could damage our business.

   If one of our satellites were to fail (or suffer performance degradation) prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites, including: defects in construction; faster than expected degradation of solar array output power;
loss of on board station-keeping system; failure of satellite components that are not protected by back-up units; electrostatic storms; and collisions with other objects in space. In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

   In September 2001, our satellite manufacturer, Boeing Satellite Systems International, advised us of a progressive degradation problem with the solar array output power of 702 class satellites, including both XM Rock and XM Roll. At the present time, the output power of our solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM system (based on the patterns projected by Boeing) through that time. We have advised our insurance carriers of this situation. Since the issue is common to 702 class satellites, the manufacturer is watching closely the progression of the problem, including data from a satellite in orbit approximately 18 months longer than XM Rock and XM Roll. With this 18-month advance visibility of performance levels, our insurance arrangements, one spare satellite already purchased (which is being modified to address the solar array anomaly) and availability of additional satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Should the solar array output power degrade more rapidly (or to a greater extent) than projected by the manufacturer, there could be an adverse impact on our quality of service until replacement satellites are in operation.

Losses from satellite degradation may not be fully covered by insurance.

   We purchased launch and in-orbit insurance policies from global space insurance underwriters. If either satellite suffers a total or partial failure, our insurance may not fully cover our losses. For example, our insurance does not cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions and material change conditions that could limit our recovery. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll while the impact of the situation is being assessed.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

   We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, we cannot predict the outcome of any such renegotiation.

Our substantial indebtedness could adversely affect our financial health which could reduce the value of our securities.

   As of December 31, 2001, we had total indebtedness of $413.4 million, and stockholders' equity of $926.7 million. Our substantial indebtedness could have important consequences to you. For example, it could: increase our vulnerability to general adverse economic and industry conditions; limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt; and limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Joint development agreement funding requirements could be significant.

   Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio's claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. In our discussions we have yet to agree on the validity, value, use, importance and available alternatives of our respective technologies. If we fail to reach agreement, the fees or credits may be determined through binding arbitration. The companies have agreed to seek arbitration to resolve issues with respect to certain existing technology. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirius Radio or the size of the credits to XM or Sirius Radio from the use of their respective technologies. This may require significant additional capital.

Our business may be impaired by third party intellectual property rights.

   Development of the XM Radio system has depended largely upon the intellectual property that we have developed and license from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

   Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

   Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band. Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions.

   We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, although the FCC has recently issued a request for comments, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this extension request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Some of the FCC's proposals and proposals made by other parties, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, and subject us to monetary liability to compensate other FCC licensees that claim they receive interference from our repeaters.

If the challenge to our FCC license is successful, our business could be harmed.

   The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC an application for review of this decision. The FCC has denied this application for review, and the losing bidder has appealed to the United States Court of Appeals for the District of Columbia Circuit. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

If we default under our joint development agreement, Sirius Satellite Radio's patent infringement lawsuit against us could be refiled.

   Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our service network or other ground facilities could be damaged by natural catastrophes.

   Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

   Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers (with whom we recently reached agreement), Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings, on whose behalf the Recording Industry Association of America will negotiate licenses and collect royalties for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

   The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM Radio system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

   Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

The holders of our Series C preferred stock have certain veto rights.

   Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arms'-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

   We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

   We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of such on-air talent and their ability to retain and grow their respective audiences is a significant factor in the ability to sell advertising. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

It may be hard for a third party to acquire us, and this could depress our stock price.

   We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Our proposed adoption of a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. The rights to be issued under the plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the implementation of the shareholder rights plan could depress our stock price.

Future sales of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

   As of March 31, 2002, we had 75,317,756 shares of Class A common stock outstanding, or 105,587,766 shares assuming conversion of all 10,786,504 shares of our Series A convertible preferred stock, 867,289 shares of our Series B convertible redeemable preferred stock, 220,869 shares of our Series C convertible redeemable preferred stock and related accrued dividends outstanding and $79.1 million of convertible subordinated notes outstanding. Sales of a large number of shares could adversely affect the market price of our Class A common stock, which could impair our ability to raise funds in additional stock offerings.

   The shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by an affiliate of ours, sales of which will be limited by Rule 144 of the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.

   25,741,562 shares of our Class A common stock and all 10,786,504 shares of our Series A convertible preferred stock are subject to lock-up agreements that expire ninety days after the date of this prospectus supplement. The shares released from these lock-up restrictions will be freely tradable, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. In the event all or a significant portion of these stockholders elect to sell their shares, the price of our stock could materially decline, irrespective of our performance.

   We have filed registration statements under the Securities Act to cover all 9,100,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. These registration statements became effective upon filing. Accordingly, shares registered under these registration statements are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market. As of March 31, 2002, options to purchase 7,541,597 shares of our Class A common stock were outstanding.

   The holders of approximately 33.4 million shares of our Class A common stock, all of our Series A convertible preferred stock and all of our Series C convertible redeemable preferred stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of our Class A common stock on a fully-diluted basis depending on Sony's success in achieving certain sales targets at an exercise price of 105% of the then current market price. Sony will have the right to request registration of these shares in future public offerings. CNBC owns a warrant that may in the future be exercisable for up to 90,000 shares of our Class A common stock. In addition, we may issue additional shares of Class A common stock to satisfy our obligations to pay dividends on our capital stock and interest on our debt securities.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the offering of our Class A common stock will be approximately $146.2 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase up to 2,008,050 shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $168.2 million.

   We intend to use the net proceeds from this offering for general corporate purposes, which may include marketing expenses, system operating expenses and working capital. The proceeds from this offering are expected to be sufficient in the absence of additional financing to cover our estimated funding needs into the latter half of the first quarter of 2003 (although we may need additional funding for this period and will need significant additional funds thereafter).

   The precise allocation of funds among the uses above will depend on the number of subscribers obtained during this period and associated subscriber acquisition costs, the actual extent of our advertising and media campaign in connection with commercial operations, the costs of system operations, developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. We may re-allocate the proceeds among the categories above depending upon the timing of our funding requirements. In addition, these uses assume that the net proceeds are the first funds used. To the extent we use cash on hand or from other financings to meet these funding needs, we may re-allocate the proceeds to other matters. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment grade securities.

                                   DILUTION

   Our net tangible book value as of December 31, 2001 was $328.6 million, or $4.41 per share. The per share amount results from dividing total tangible assets less total actual liabilities and preferred stock by the number of our common shares outstanding as of December 31, 2001. After giving effect to the sale of 13,387,000 shares of Class A common stock at an offering price of $11.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, our adjusted net tangible book value as of December 31, 2001 would have been $474.8 million, or $5.40 per share. This represents an immediate increase in as adjusted net tangible book value of $0.99 per share to existing stockholders and an immediate dilution of $6.10 per share to new investors. The following table illustrates this per share dilution:

    Public offering price per share..........................          $11.50

    Net tangible book value per share as of December 31, 2001 $ 4.41
    Increase per share attributable to new investors......... $ 0.99

    Net tangible book value per share after the offering.....            5.40
                                                                       ------

    Dilution per share to new investors......................          $6.10
                                                                       ======

                    PRICE RANGE OF OUR CLASS A COMMON STOCK

   Our Class A common stock has been quoted on the Nasdaq National Market under the symbol "XMSR" since its initial public offering on October 5, 1999. The following table presents, for the period indicated, the high and low sales prices per share of the Class A common stock as reported on the Nasdaq National Market.

                                                       High     Low
                                                      ------- -------
           Year ended December 31, 1999:
           Fourth Quarter (beginning October 5, 1999) $44.750 $11.625

           Year ended December 31, 2000:
           First Quarter............................. $50.000 $27.000
           Second Quarter............................ $39.250 $18.125
           Third Quarter............................. $46.938 $30.125
           Fourth Quarter............................ $43.750 $12.063

           Year ended December 31, 2001:
           First Quarter............................. $21.063 $ 6.375
           Second Quarter............................ $17.500 $ 3.870
           Third Quarter............................. $17.200 $ 4.020
           Fourth Quarter............................ $20.680 $ 4.300

           Year ended December 31, 2002:
           First Quarter............................. $19.200 $10.700
           Second Quarter (through April 11, 2002)... $14.700 $11.230

   On April 11, 2002, the reported last sale price of our Class A common stock on the Nasdaq National Market was $11.90 per share. As of April 10, 2002, there were 493 holders of record of our Class A common stock.

                                DIVIDEND POLICY

   We have not declared or paid any dividends on our Class A common stock since our date of inception. Currently, our Series B convertible redeemable preferred stock restricts us from paying dividends on our Class A common stock unless full cumulative dividends have been paid or set aside for payment on all shares of our Series B preferred stock. The terms of our Series C convertible redeemable preferred stock contain similar restrictions. In accordance with its terms, we have paid dividends on the Series B preferred stock in Class A common stock. The Series C preferred stock provides for cumulative dividends payable in cash. As no dividends have been declared on the Series C preferred stock, the value of the cumulative dividends has increased the liquidation preference The indenture governing XM's senior secured notes restricts XM from paying dividends to XM Satellite Radio Holdings Inc. which, in turn, will significantly limit XM Satellite Radio Holdings Inc.'s ability to pay dividends. We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. We anticipate that we will retain any earnings for use in our operations and the expansion of our business.

                                CAPITALIZATION

   You should read this table together with our consolidated financial statements and related notes and the other financial data appearing elsewhere, or incorporated by reference, into this prospectus supplement and accompanying prospectus.

   The following table sets forth our capitalization as of December 31, 2001 on:

    .  an actual basis; and

    . an as adjusted basis, which gives effect to our sale of 13,387,000 shares of Class A common stock in this offering at $11.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                                      As of December 31, 2001
                                                                                     ------------------------
                                                                                       Actual          As Adjusted
                                                                                     ----------       ------------
                                                                                          (in thousands)
Cash, cash equivalents and short term-investments................................... $  210,852       $    357,077
Restricted investments (1)..........................................................     72,759             72,759
                                                                                     ----------       ------------
   Total cash, cash equivalents, short-term investments and restricted investments.. $  283,611       $    429,836
                                                                                     ==========       ============
Senior secured notes................................................................ $  264,306       $    264,306
7.75% convertible subordinated notes due 2006.......................................     79,057             79,057
Loan................................................................................     35,000             35,000
Mortgage obligation, net of current portion ($380)..................................     28,529             28,529
Capital lease obligation, net of current portion ($1,201)...........................      4,628              4,628
                                                                                     ----------       ------------
   Total long-term debt............................................................. $  411,520       $    411,520
Stockholders' equity:
Series A convertible preferred stock, par value $0.01 (liquidation preference of
  $102,688); 15,000,000 shares authorized, 10,786,504 shares issued and outstanding.        108                108
Series B convertible redeemable preferred stock, par value $0.01 (liquidation preference of $43,364); 3,000,000 shares authorized, 867,289 shares issued and
  outstanding actual and pro forma and pro forma adjusted...........................          9                  9
Series C convertible redeemable preferred stock, par value $0.01 (liquidation preference of $263,664); 250,000 shares authorized, 235,000 shares issued and
  outstanding.......................................................................          2                  2
Class A common stock, par value $0.01; 180,000,000 shares authorized, 74,482,168 shares issued and outstanding actual, and 87,869,168 shares issued and outstanding
  as adjusted.......................................................................        745                879
Class B common stock, par value $0.01; 30,000,000 shares authorized; no shares
  issued and outstanding............................................................         --                 --
Class C non-voting common stock, par value $0.01; 30,000,000 shares authorized, no
  shares issued and outstanding.....................................................         --                 --
Additional paid-in capital..........................................................  1,316,761          1,462,852
Accumulated deficit during development stage........................................   (390,974)          (390,974)
                                                                                     ----------       ------------
   Total stockholders' equity.......................................................    926,651          1,072,876
                                                                                     ----------       ------------
   Total capitalization............................................................. $1,338,171       $  1,484,396
                                                                                     ==========       ============

--------
(1) Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the senior secured notes, a money market fund associated with a contract and certificates of deposit to collateralize letters of credit required by facility leases and other secured credits.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   In considering the following selected consolidated financial data, you should also read our consolidated financial statements and related notes thereto and the section captioned ''Management's Discussion and Analysis of Financial Condition and Results of Operations.'' The consolidated statements of operations data for the five-year period ended December 31, 2001 and the consolidated balance sheets data as of December 31, 1997, 1998, 1999, 2000 and 2001 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. KPMG's report contains a paragraph stating that we are dependent upon additional debt or equity financing and that this factor raises substantial doubt about our ability to continue as a going concern. The selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty. With the commencement of operations during the fourth quarter of 2001, we have recognized revenue and emerged from the development stage.

                                                                           Years Ended December 31,
                                                        -------------------------------------------------------------
                                                           1997        1998        1999         2000         2001
                                                        ----------  ----------  -----------  -----------  -----------
                                                             (In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
   Subscriber revenue.................................. $       --  $       --  $        --  $        --  $       246
   Ad sales revenue....................................         --          --           --           --          294
      Less: Agency commissions.........................         --          --           --           --          (43)
   Other revenue.......................................         --          --           --           --           36
                                                        ----------  ----------  -----------  -----------  -----------
      Total revenue.................................... $       --  $       --  $        --  $        --  $       533
                                                        ==========  ==========  ===========  ===========  ===========
Operating expenses:
   Broadcasting operations:
    Content/programming................................         --        (664)      (1,014)      (6,878)     (27,924)
    System operations..................................         --      (1,145)      (2,877)     (23,227)     (67,571)
    Customer care and billing operations...............         --          --           --         (856)      (6,034)
   Sales and marketing.................................         --      (1,523)      (3,351)     (16,078)     (99,789)
   General and administrative..........................     (1,110)     (5,327)     (14,496)     (16,624)     (24,595)
   Research and development............................         --      (7,477)      (7,440)     (12,701)     (14,255)
   Depreciation and amortization.......................         --         (57)      (1,513)      (3,115)     (41,971)
                                                        ----------  ----------  -----------  -----------  -----------
      Total operating expenses.........................     (1,110)    (16,193)     (30,691)     (79,479)    (282,139)
                                                        ----------  ----------  -----------  -----------  -----------
Operating loss.........................................     (1,110)    (16,193)     (30,691)     (79,479)    (281,606)
                                                        ----------  ----------  -----------  -----------  -----------
Interest income (expense), net.........................       (549)         26       (6,205)      27,606       (2,933)
Other income (expense), net............................         --          --           --           --          160
                                                        ----------  ----------  -----------  -----------  -----------
Net loss...............................................     (1,659)    (16,167)     (36,896)     (51,873)    (284,379)
                                                        ----------  ----------  -----------  -----------  -----------
Series B preferred stock dividend requirement..........         --          --           --       (5,935)      (3,766)
Series C preferred stock dividend requirement..........         --          --           --       (9,277)     (19,387)
Series B preferred stock incentivized conversion charge         --          --           --      (11,211)          --
Series C preferred stock beneficial conversion charge..         --          --           --     (123,042)          --
                                                        ----------  ----------  -----------  -----------  -----------
Net loss applicable to common stockholders............. $   (1,659) $  (16,167) $   (36,896) $  (201,338) $  (307,532)
                                                        ==========  ==========  ===========  ===========  ===========
Net loss per share--basic and diluted.................. $    (0.26) $    (2.42) $     (2.40) $     (4.15) $     (5.13)
                                                        ==========  ==========  ===========  ===========  ===========
Weighted average shares used in computing net loss per
 share--basic and diluted..............................  6,368,166   6,689,250   15,344,102   48,508,042   59,920,196
Other Data:
   EBITDA(1)........................................... $   (1,110) $  (16,136) $   (29,181) $   (76,110) $  (239,184)
   XM Subscriptions (end of period)(2).................         --          --           --           --       27,733


                                                                    December 31,
                                                  ------------------------------------------------
                                                   1997     1998      1999      2000       2001
                                                  ------- --------  -------- ---------- ----------
                                                                   (In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments $     1 $    310  $120,170 $  224,903 $  210,852
Restricted investments...........................      --       --        --    161,166     72,759
System under construction........................  91,932  169,029   362,358    815,016     55,056
Property and equipment, net......................      --    1,146     2,551     50,052  1,066,191
Total assets.....................................  91,933  170,485   515,189  1,293,218  1,456,203
Total long-term debt, net of current portion.....  82,504  140,332       212    262,665    411,520
Total liabilities................................  82,949  177,668    30,172    337,266    529,552
Stockholders' equity (deficit)...................   8,984   (7,183)  485,017    955,952    926,651

--------
(1) EBITDA means earnings (loss) before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization. We have included EBITDA data because it is a commonly used measure. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flows as a measure of liquidity.
(2) We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods. As of March 31, 2002, we had over 76,000 subscribers.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our financial condition and consolidated results of operations. This discussion should be read together with our consolidated financial statements and related notes beginning on page F-1 of this prospectus supplement.

Overview

   XM Satellite Radio Inc. was incorporated in Delaware in 1992 as a wholly-owned subsidiary of Motient Corporation. XM Satellite Radio Holdings Inc. became a holding company for XM Satellite Radio Inc. in early 1997.

   We emerged from the development stage in the fourth quarter of 2001 following the commercial launch of our service on a nationwide basis on November 12, 2001. We commenced commercial service of XM Radio in San Diego and Dallas/Ft. Worth on September 25, 2001, expanded across the southern half of the United States in mid-October and launched nationwide on November 12, 2001. As of December 31, 2001, we had 27,733 subscribers. Accordingly, we revised the presentation of our Statements of Operations to reflect those of a commercial enterprise. Prior to that point, we were a development stage company with no significant revenue-generating operations.

   Since our inception in December 1992, we have devoted our efforts to establishing and commercializing the XM Radio system. Our activities were fairly limited until 1997, when we pursued and obtained regulatory approval from the FCC to provide satellite radio service (which we refer to as the DARS license). Prior to our commercial launch, our principal activities included:

    . designing and developing the XM Radio system, including launching our satellites, "Rock" and "Roll," to complete our space constellation, completing our state-of-the-art broadcast studio facilities, completing our ground segment, implementing our terrestrial network build-out, and validating XM radios on the XM radio system;

    . executing contracts with specialty programmers, retail distributors, radio manufacturers and car manufacturers;

    . receiving temporary FCC authority to operate our national repeater network; and

    .  securing financing for working capital and capital expenditures.

   To finance the establishment and commercialization of our system and fund the substantial losses incurred to date, we have raised net proceeds of $1.5 billion through December 31, 2001 from issuances of equity and debt to investors and strategic partners, as further described under the heading "Liquidity and Capital Resources--Funds Raised to Date."

   Although our system is substantially completed, we expect to incur significant operating losses for the next few years as we seek to increase the number of subscribers and develop a stream of cash flow sufficient to cover operating costs. We also have significant outstanding contracts and commercial commitments that need to be paid over the next several years, including payments for work previously performed in constructing our system and to fund marketing and distribution costs and repayment of long-term debt, as further described below under the heading "Liquidity and Capital Resources--Contractual Obligations and Commercial Commitments." Our ability to become profitable ultimately depends upon our substantially increasing the number of our subscribers as well as a number of other factors, as identified below under the heading "Liquidity and Capital Resources--Funds Required in 2002 and Beyond."

Results of Operations

  Year Ended December 31, 2001 Compared With Year Ended December 31, 2000

   Revenue. Our revenue consists primarily of customers' subscription fees and advertising revenue. Revenue from subscribers consists of our monthly $9.99 subscription fee, which is recognized as the service is provided, and a non-refundable activation fee, which is recognized on a pro-rata basis over an estimated term for the subscriber relationship (which estimate we expect to be further refined over the next few years as additional historical data becomes available). Our subscriber arrangements are cancelable, without penalty. Payments received from customers receiving our service under promotional offers are not included as revenue until the promotional period has elapsed, as these customers are not obligated to continue receiving our service beyond the promotional period. Advertising revenue consists of sales of spot announcements to national advertisers that are recognized in the period in which the spot announcement is broadcast. Agency commissions are presented as a reduction to revenue in the Consolidated Statement of Operations, which is consistent with industry practice.

   We recognized revenue of $533,000 from the date of launch through December 31, 2001. Total revenue included $246,000 in subscriber revenue and $295,000 in advertising revenue less sales commissions of $43,000. We expect revenue to increase during 2002 as we add subscribers and attract additional advertisers.

   Broadcasting Operations. Broadcasting operations expense was $101.5 million in 2001, compared with $31.0 million in 2000, an increase of $70.5 million or 227%. Broadcasting operations expense consists of content/programming expense, system operations and customer care and billing operations.

      Content/Programming--Content/programming expense was $27.9 million in 2001, compared with $6.9 million in 2000, an increase of $21.0 million or 304%. This increase was the result of the cost of content and headcount, third party programming fees, and estimates of royalties owed to performing rights organizations. We expect content/programming expense to increase during 2002 as we operate the XM Radio system for a full year and as revenue increases.

      System Operations--System operations expense was $67.6 million in 2001, compared with $23.2 million in 2000, an increase of $44.4 million or 191%. This increase primarily resulted from the operation of our satellites and terrestrial repeater network and a charge of $26.3 million related to terrestrial repeater sites no longer required. We expect this expense to increase during 2002, exclusive of the $26.3 million charge, as our system operations continue to stabilize and we operate the system over the course of a full year.

      Customer Care and Billing Operations--Customer care and billing operations expense was $6.0 million, compared with $856,000 in 2000, an increase of $5.1 million or 567%. This increase resulted from our commencement of commercial operations. Included in 2001 expense are $4.9 million of set-up and pre-operating costs. We expect customer care and billing operations expense to increase during 2002, exclusive of the $4.9 million in set-up and pre-operating costs, as we add subscribers.

   Sales and Marketing. Sales and marketing expense was $99.8 million in 2001, compared with $16.1 million in 2000, an increase of $83.7 million or 520%. Sales and marketing expense increased as a result of our commencement of commercial operations and includes expenses related to our distribution partners, subscriber acquisition costs, personnel, advertising creation and media costs and significant pre-operations costs. We expect sales and marketing expense to increase during 2002 as we add subscribers.

   General and Administrative. General and administrative expense was $24.6 million in 2001, compared with $16.6 million in 2000, an increase of $8.0 million or 48%. The increase reflects additional headcount, facilities and the commencement of commercial operations. We anticipate general and administrative expense to remain relatively stable during 2002.

   Research and Development. Research and development expense was $14.3 million (including depreciation of $0.5 million) in 2001, compared with $12.7 million (including depreciation of $0.3 million) in 2000, an increase of $1.6 million or 13%. The increase in research and development expense primarily resulted from increased activity relating to our system technology development, including chipset design and uplink technology, in 2001. We expect research and development expense to increase during 2002 as we work toward developing our second generation chipset technology.

   Depreciation and Amortization. Depreciation and amortization expense was $42.0 million in 2001, compared with $3.1 million in 2000, an increase of $38.9 million or 1,255%. The increase in depreciation and amortization expense primarily resulted from our taking delivery of major components of our system during 2001, including our two satellites and terrestrial repeater network. We expect depreciation and amortization expense to increase during 2002 to reflect a full year's depreciation of our satellites and other components of our system. However, we will cease to amortize goodwill, our DARS license, and other intangibles in accordance with new accounting standards, as further described under the heading "Recent Accounting Pronouncements."

   Interest Income.   Interest income was $15.2 million in 2001, compared with
$27.6 million in 2000, a decrease of $12.4 million or 45%. The decrease was the result of lower average balances of cash and cash equivalents in 2001 as well as lower yields on our investments due to market conditions.

   Interest Expense.   We incurred interest costs of $63.3 million, including a
$6.5 million charge due to the incentivized conversion of Holdings' 7.75% convertible notes, and $39.1 million in 2001 and 2000, respectively. We capitalized interest costs of $45.2 million and $39.1 million associated with our DARS license and the XM Radio system and expensed $18.1 million and $0 in 2001 and 2000, respectively, as the interest capitalization threshold was exceeded.

   Net Loss. Net loss for 2001 was $284.4 million, compared with $51.9 million in 2000, an increase of $232.5 million or 448%. The increase primarily reflects increases in broadcasting operations expense, sales and marketing expense, depreciation and amortization expense and general and administrative expense in connection with our commencement of commercial operations.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Revenue. We had no revenue during 2000 and 1999 because we had not yet commenced commercial operations.

   Broadcasting Operations. Broadcasting operations expense was $31.0 million in 2000, compared with $3.9 million in 1999, an increase of $27.1 million or 695%. This increase reflects preparation for commercial operations, including increased expense for headcount, facilities and services.

   Sales and Marketing. Sales and marketing expense was $16.1 million in 2000, compared with $3.4 million in 1999, an increase of $12.7 million or 374%. This increase reflects preparation for commercial operations, including increased expense for headcount, facilities and services.

   General and Administrative. General and administrative expense was $16.6 million in 2000, compared with $14.5 million in 1999, an increase of $2.1 million or 14%. The increase reflects increased expense for headcount, facilities and services.

   Research and Development. Research and development expense was $12.7 million (including depreciation of $0.3 million) in 2000, compared with $7.4 million in 1999, an increase of $5.3 million or 72%. The increase in research and development expense primarily resulted from increased activity relating to our system technology development, including chipset design and uplink technology, in 2000.

   Depreciation and Amortization. Depreciation and amortization expense was $3.1 million, compared with approximately $1.5 million in 1999, an increase of $1.6 million or 107%. During 2000, we commenced the amortization of our goodwill and intangibles.

   Interest Income. Interest income was $27.6 million in 2000, compared with $2.9 million in 1999, an increase of $24.7 million or 852%. The increase was the result of higher average balances of cash and cash equivalents in 2000 due to the proceeds from the private placement of 14% senior secured notes and warrants, the public offerings of Class A common stock and Series B convertible redeemable preferred stock and the private placement of Series C convertible redeemable preferred stock, all in the first nine months of 2000, which exceeded expenditures for satellite and launch vehicle construction, other capital expenditures and operating expenses.

   Interest Expense. We incurred interest costs of $39.1 million and $24.4 million in 2000 and 1999, respectively. We capitalized interest costs of $39.1 million and $15.3 million associated with our DARS license and the XM Radio system and expensed $0 and $9.1 million in 2000 and 1999, respectively. The increase in interest costs was the result of the incurrence of new debt during the first quarter of 2000, which exceeded the reduction in interest due to the conversion of all debt into equity in the fourth quarter of 1999. Further, the interest capitalization threshold was exceeded in 1999.

   Net Loss. Net loss for 2000 was $51.9 million, compared with $36.9 million for 1999, an increase of $15.0 million or 41%. The increase in net loss reflects increases in research and development and additional general and administrative expense, primarily due to increased expense for headcount, facilities and services in preparation for commercial operations and the amortization of goodwill and intangibles.

Liquidity and Capital Resources

   At December 31, 2001, we had a total of cash, cash equivalents and short-term investments of $210.9 million, which excludes $72.8 million of restricted investments, and working capital of $157.0 million, compared with cash, cash equivalents and short-term investments of $224.9 million, which excludes $161.2 million of restricted investments, and working capital of $212.1 million at December 31, 2000. The decreases in the respective balances are due primarily to the increasing capital expenditures and operating expenses for the year ended December 31, 2001, which were partially offset by funds raised from financing activities in the amount of $382.0 million.

   For the year ended December 31, 2001 we had an operating loss of $281.6 million compared to $79.5 million for the year ended December 31, 2000. At December 31, 2001, we had total assets of approximately $1.5 billion and total liabilities of $529.6 million, compared with total assets of $1.3 billion and total liabilities of $337.3 million at December 31, 2000. At December 31, 2001, we had $411.5 million of long-term debt outstanding (net of current portion), compared with $262.7 million at December 31, 2000.

  Non-Cash Stock-Based Expense

   We incurred non-cash compensation charges of approximately $4.9 million and $2.7 million in 2001 and 2000, respectively. These charges relate to stock options granted to employees and non-employees and warrants granted to Sony and CNBC. Additional compensation charges may result depending upon the market value of our Class A common stock at each balance sheet date.

  Funds Raised to Date

   Since inception, we have raised an aggregate of $1.5 billion net of expenses, interest reserve and repayment of debt. These funds are expected to be sufficient, in the absence of additional financing, to cover funding needs into the fourth quarter of 2002 based on our current business plan and as further described under the heading "Funds Required in 2002 and Beyond." These funds have been used to acquire our DARS license, make required payments for our system, including the satellites, terrestrial repeater system, and ground networks, and for working capital and operating expenses.

   Sources of Funds. Prior to our initial public offering, we raised approximately $167.0 million through the issuance of equity to, and receipt of loans from, Motient Corporation and a former stockholder from 1997 through January 1999. In July 1999, we issued $250.0 million of Series A subordinated convertible notes to six strategic and financial investors--General Motors, $50.0 million; Clear Channel Communications, $75.0 million; DIRECTV, $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million in the aggregate. Using part of the proceeds from the issuance of the Series A subordinated convertible notes, we paid a former stockholder $75.0 million in July 1999 to redeem an outstanding loan. In October 1999, we completed our initial public offering, which yielded net proceeds of $114.1 million. In January 2000, we completed a follow-on offering of our Class A common stock, which yielded net proceeds of $132.1 million, and an offering of our Series B convertible redeemable preferred stock, which yielded net proceeds of $96.5 million. In March 2000, we completed a private placement of units consisting of $1,000 principal amount of XM's 14% senior secured notes due 2010 and a warrant to purchase 8.024815 shares of our Class A common stock at $49.50 per share, which yielded net proceeds of $191.5 million excluding $123.0 million for an interest reserve. In August 2000, we completed a private placement of our Series C convertible redeemable preferred stock, which yielded net proceeds of $226.8 million.

   During the fiscal year ended December 31, 2001:

    . We completed a follow-on offering of 7,500,000 shares of Class A common stock, which yielded net proceeds of $72.0 million, and a concurrent offering of 7.75% convertible subordinated notes due 2006, convertible into shares of our Class A common stock at $12.23 per share, which yielded net proceeds of $120.7 million;

    . We closed a $66.0 million financing package with subsidiaries of The Boeing Company, which includes a $35.0 million loan and deferral of $31.0 million of obligations to Boeing, our satellite manufacturer;

    . We entered into a loan and security agreement with a lender that provided $29.0 million to purchase our corporate headquarters and incurred $0.5 million in financing costs;

    . We completed a follow-on offering of 11,500,000 shares of our Class A common stock, yielding net proceeds of $126.5 million;

    . These issuances caused the conversion price of the Series C preferred stock to be adjusted to $22.17 and the exercise price of the warrants sold in March 2000 to be adjusted to $45.27 and number of warrant shares to be increased to 8.776003 per warrant.

   Uses of Funds. Of the approximately $1.5 billion of funds raised to date, as of December 31, 2001, we have paid $1.0 billion in capital expenditures, including approximately $90.0 million for our DARS license which has been paid for in full, and incurred $409.6 million in operating expenses.

   Satellite Contract. Under our satellite contract, Boeing Satellite Systems International, Inc. has delivered two satellites in orbit and is to complete construction of a ground spare satellite. Boeing Satellite has also provided ground equipment and software used in the XM Radio system and certain launch and operations support services. The contract also provides for in-orbit incentives to be earned depending on the performance of the in-orbit satellites over their useful lives. Such payments could total up to an additional $70.2 million over the useful lives of the satellites. We have deferred $31.0 million of payments under this contract to December 2006 at an interest rate of 8 percent. As of December 31, 2001, we had paid approximately $470.4 million under our satellite contract and have recognized an additional $741,000 in accrued milestone payments.

   Launch Insurance. As of December 31, 2001, we had launched both of our satellites and paid $44.1 million with respect to launch insurance, which has been capitalized to in-service satellites.

   Terrestrial Repeater System. As of December 31, 2001, we incurred aggregate costs of approximately $243.5 million for a terrestrial repeater system. These costs covered the capital cost of the design, development and installation of a system of terrestrial repeaters to cover approximately 60 cities and metropolitan areas. In August 1999, we signed a contract with LCC International, Inc., a related party, for engineering and site preparation. As of December 31, 2001, we had paid $109.9 million under this contract and accrued an additional $15.4 million. We have also engaged other companies to perform site preparation services. We also entered into a contract effective October 22, 1999, with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. Payments under this contract are expected to be approximately $128.0 million. As of December 31, 2001, we had paid $95.8 million under this contract and accrued an additional $7.7 million.

   Ground Segment. As of December 31, 2001, we incurred aggregate ground segment costs of approximately $110.9 million. These costs were related to the satellite control facilities, programming production studios and various other equipment and facilities.

   DARS License. In October 1997, we received one of two satellite radio licenses issued by the FCC. We have paid approximately $90.0 million for this license, including the initial bid right. There are no further payments required relating to the license.

   Purchase of Building. In August 2001, we acquired our corporate headquarters building for $34.0 million.

   Operating Expenses. From inception through December 31, 2001, we have incurred total operating expenses of $409.6 million.

   Joint Development Agreement Funding Requirements. We may require additional funds to pay license fees or make contributions toward the development of the technologies used to develop a unified standard for satellite radios under our joint development agreement with Sirius Radio. Each party is obligated to fund one half of the development cost for such technologies. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. In our discussions we have yet to agree on the validity, value, use, importance and available alternatives of our respective technologies. If we fail to reach agreement, the fees or credits may be determined through binding arbitration. We cannot predict at this time the amount of license fees or contribution payable by us or Sirius Radio or the size of the credits to us and Sirius Radio from the use of the other's technology. This may require significant additional capital.

  Funds Required in 2002 and Beyond

   Although we commenced nationwide commercial operations in November 2001, we expect to need significant additional funds to cover our cash requirements before we generate sufficient cash flow from operations to cover our expenses. With the commencement of operations, our monthly operating expenses have increased substantially as compared to our pre-operating stage. The funds we have raised to date, together with the proceeds from this offering are expected to be sufficient in the absence of additional financing to cover our estimated funding needs into the latter half of the first quarter of 2003. These estimates may change, and we may need additional financing in excess of these estimates. Funds will be needed to cover broadcasting operations, sales and marketing, general corporate purposes and further development of the XM Radio system. Sales and marketing expenses are expected to include joint advertising and joint development with, and manufacturing subsidies of certain costs of, some of our manufacturers and distribution partners. We cannot estimate the total amount of these operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses, however, since they vary depending upon different criteria, but they are expected to be substantial. In addition, our ability to generate revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain enough subscribers and advertisers; whether our system continues to operate at an acceptable level; whether we compete successfully; and whether the FCC grants us all additional necessary authorizations in a timely manner.

   We currently expect to satisfy our continuing funding requirements by selling debt or equity securities and by obtaining loans or other credit lines from banks or other financial institutions. If we are successful in raising additional financing, we anticipate that a significant portion of the financing will consist of debt. We are actively considering possible financings, and because of our substantial capital needs we may consummate one or more financings at any time.

   We may not be able to raise any funds or obtain loans on favorable terms or at all. Our ability to obtain the required financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to discontinue operations or seek a purchaser for our business or assets.

   Our need for additional funds may also be affected by future developments. In September 2001, we were advised by Boeing Satellite of a progressive degradation problem with the solar array output power of 702 class satellites, including XM "Rock" and XM "Roll." At the present time, the output power of the solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM System (based on patterns projected by Boeing Satellite). We have advised our insurance carriers of the situation and believe that should we experience a total or partial loss, we would have adequate insurance coverage, although there is no assurance that would be the case. Since the issue is common to 702 class satellites, the manufacturer is closely watching the progression of the problem, including data from a satellite in orbit approximately 18 months longer than XM "Rock" and XM "Roll." With this 18-month advance visibility of performance levels, insurance arrangements in place, a spare satellite under construction that is being modified to address the solar array anomaly and availability of additional satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Our management will continue to monitor this situation carefully over the next few years.

  Contractual Obligations and Commercial Commitments

   We are obligated to make significant payments under a variety of contracts and other commercial arrangements, including the following:

      Marketing and Distribution Arrangements. We have entered into various joint sales, marketing and distribution agreements. Under the terms of these agreements, we are obligated to provide incentives, subsidies and commissions to other entities that may include fixed payments, per-unit radio and subscriber amounts and revenue sharing arrangements. We have subsidized the manufacture of certain component parts of XM radios in order to provide attractive pricing to our customers. The subsidies are charged to expense when the radios are manufactured or shipped from the factory. Consequently, the expense is most often recognized in advance of when revenue, if any, is realized. The amount of these operational, promotional, subscriber acquisition, joint development, and manufacturing costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the years ended December 31, 1999, 2000 and 2001 we incurred expenses of $0, $0 and $19.5 million, respectively, in relation to these agreements. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and revenue increase.

      Programming Agreements. We have also entered into various programming agreements. Under the terms of these agreements, we are obligated to provide payments and commissions to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. The amount of these costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the years ended December 31, 1999, 2000, 2001, we incurred expenses of $0, $0 and $7.2 million, respectively, in relation to these agreements. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and revenue increase.

      General Motors Distribution Agreement. We have significant payment obligations under our distribution agreement with General Motors. We will pay an aggregate of approximately $35 million through 2004. After that, through 2009, we will have additional fixed annual payments ranging from less than $35 million to approximately $130 million, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. This percentage increases until there are more than eight million General Motors vehicles with installed XM radios. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commence commercial operations and at two-year intervals thereafter, we fail to achieve and maintain specified minimum market share levels in the satellite digital radio service market. Prior to 2001, we had not incurred any costs under the contract and in 2001 we incurred $1.3 million.

      Long-term debt. In March 2000, XM issued $325.0 million aggregate principal amount of 14% senior secured notes due 2010. In connection with this financing, an interest reserve of $123.0 million was established to cover the first six interest payments, of which three have been made. Principal on the senior secured notes is payable at maturity, while interest is payable semi-annually. In March 2001, we issued $125.0 million aggregate principal amount of 7.75% convertible subordinated notes due 2006. In July and August 2001, holders of convertible subordinated notes exchanged $45.9 million of notes for 4,194,272 shares of our Class A common stock. Principal on the convertible subordinated notes is payable at maturity, while interest is payable semi-annually. In August 2001, we borrowed $29.0 million to finance the purchase of our headquarters facility. This loan is for a term of five years and bears interest at a rate based on the London Interbank Offer Rate plus an indicated spread. We make monthly payments of principal and interest on this loan. In December 2001, we borrowed $35.0 million from a subsidiary of The Boeing Company. This loan is for a term of five years and bears interest at a rate based on the London Interbank Offer Rate plus an indicated spread. Principal is payable at maturity, while interest is payable quarterly.

      Lease obligations. We have noncancelable operating leases for office space and terrestrial repeater sites and noncancelable capital leases for equipment that expire over the next ten years. As discussed below, in December 2001, we determined that the planned number of terrestrial repeater sites could be reduced due to the relative signal strength provided by our satellites. We recognized a charge of $26.3 million with respect to terrestrial repeater sites no longer required. This charge includes a lease termination accrual of $8.6 million for 646 terrestrial repeater site leases, which would reduce the future minimum lease payments.

                                           Payments Due By Period
                                --------------------------------------------
                                        2003 and         2006 and
    Contractual Obligations      2002     2004    2005    Beyond    Total
    -----------------------     ------- -------- ------- -------- ----------
                                               (in thousands)
    GM Distribution Agreement.. $ 3,000 $29,400  $33,500 $372,400 $  438,300
    Long-term debt.............     380     874      492  466,220    467,966
    Capital Lease Obligations..   1,530   4,487      141       --      6,158
    Operating Lease Obligations  20,471  42,389   17,351   16,126     96,337
                                ------- -------  ------- -------- ----------
       Total................... $25,381 $77,150  $51,484 $854,746 $1,008,761
                                ======= =======  ======= ======== ==========

      The above amounts do not include interest, which in some cases is variable in amount.

      The long-term debt payments due in 2006 and beyond include the maturity of our $79.1 million of 7.75% convertible subordinated notes, our $29.0 million loan to finance the purchase of our headquarters facility and our $35.0 million borrowing from Boeing, all of which come due in 2006, and the maturity of XM's $325.0 million of 14% senior secured notes, which come due in 2010. As our interest reserve covers only the first six payments, we will need to make cash interest payments on our 14% senior secured notes beginning in September 2003.

Related Party Transactions

   We developed strategic relationships with certain companies that were instrumental in the construction and development of our system. In connection with our granting to them of large supply contracts, some of these strategic companies have become large investors in us and have been granted rights to designate directors or observers to our board of directors. The negotiation of these supply contracts and investments primarily occurred at or prior to the time these companies became related parties, except in the case of Motient Corporation, which was our founder.

   We are a party to a long-term distribution agreement with the OnStar division of General Motors that provides for the installation of XM radios in General Motors vehicles, as more fully described above under the heading "Liquidity and Capital Resources--Contractual Obligations and Commercial Commitments." In connection with the development of our terrestrial repeater network, we are a party to a contract with Hughes Electronics Corporation and a contract with LCC International, as further described under the heading "Liquidity and Capital Resources--Funds Raised to Date." DIRECTV has provided consulting services in connection with the development of our customer care center and billing operations. We have agreements with Clear Channel Communications, DIRECTV, Telcom Ventures and American Honda to make available use of our bandwidth. We have a sponsorship agreement with Clear Channel Entertainment to advertise our service at Clear Channel Entertainment concerts and venues. Premiere Radio Networks, a subsidiary of Clear Channel Communications, is our advertising sales representative. Motient Corporation has provided technical and administrative support for our operations. General Motors is one of our largest shareholders and Chester A. Huber, Jr., the president of OnStar, is a member of our board of directors. Hughes Electronics is our largest shareholder and is a subsidiary of General Motors. Jack Shaw, a member of our board of directors, is Chief Executive Officer of Hughes Electronics Corporation. Dr. Rajendra Singh, a member of our board of directors and a member of the board of directors of LCC International, controls the largest shareholder of LCC International. DIRECTV, a subsidiary of Hughes Electronics, is a holder of our Series C preferred stock. Randall Mays, a member of our board of directors, is executive vice president and chief financial officer of Clear Channel Communications. Our chairman, Gary Parsons, is also the chairman of Motient, a significant early investor and formerly our controlling stockholder.

   We have incurred the following costs in transactions with the related parties described above (in thousands):

                                                                       Clear
                                     Year  GM   Hughes DIRECTV  LCC   Channel Motient
                                     ---- ----- ------ ------- ------ ------- -------
Terrestrial repeater network
  engineering and manufacturing..... 1999    --  3,500     --   6,578     --     --
                                     2000    -- 11,858     --  58,731     --     --
                                     2001    -- 88,116     --  59,958     --     --
Terrestrial repeater site leases.... 1999    --     --     --      --     --     --
                                     2000    --     --     --      --      5     --
                                     2001    --     --     --      --     36     --
Customer care and billing operations 1999    --     --     --      --     --     --
                                     2000    --     --  1,008      --     --     --
                                     2001    --     --    623      --     --     --
Sales and marketing................. 1999    --     --     --      --     --     --
                                     2000    --     --     --      --  3,175     --
                                     2001 1,264     --     --      --  4,351     --
General and administrative.......... 1999    --     --     --      --     --    224
                                     2000    --     --     --      --      3    252
                                     2001    --     --     --      --     --    193

Critical Accounting Policies

   The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require that we make estimates and assumptions. Our significant accounting policies are described in Note 1 to our consolidated financial statements. In accordance with recent Securities and Exchange Commission guidance, we have identified the following policies as possibly involving a higher degree of judgment and complexity.

    . Revenue Recognition--Revenue from subscribers consists of our monthly subscription fee, which is recognized as the service is provided, and a non-refundable activation fee, which is recognized on a pro-rata basis over an estimated term of the subscriber relationship, which was based upon market studies and management's judgment. We expect to refine this estimate as more data becomes available. Payments from customers receiving our service under promotional offers are not recognized as revenue until the promotional period has elapsed, as described above under the heading "Results of Operations."

    . Useful Life of Satellites--The expected life of our satellites was extended from 15 years, the initial design life, to 17.5 years based upon updated technical estimates we received from our satellite provider following our satellite launches. We are currently evaluating the possible effect of a progressive degradation problem with the solar array output power of our satellites, as described above under the heading "Liquidity and Capital Resources--Funds Required in 2002 and Beyond." We currently do not have sufficient information regarding the anomaly to make specific conclusions with regard to the performance of our satellites. We continue to monitor the situation and may need to adjust the life of our satellites based upon future information.

    . Accrued Network Optimization Expenses--As a result of the planned reduction of the number of terrestrial repeater sites, we recognized a charge of $26.3 million in 2001. This expense includes $17.7 million of site specific capitalized costs that were written off and a lease termination accrual of $8.6 million for 646 terrestrial repeater site leases. The contractual lease payments for the sites are $35.1 million. The accrual represents an estimate of the costs to terminate existing leases based on management's judgment, advice of lease consultants, and early negotiations with landlords. The accrual also includes the estimated costs to deconstruct the existing sites, which are based upon quotes from contractors. This accrual could vary significantly from the actual amount incurred, which will be primarily based on our ability to negotiate lease termination settlements.

Recent Accounting Pronouncements

   On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141 ("SFAS 141"), Business Combinations, and Statement No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 addresses the accounting for acquisitions of businesses and is effective for acquisitions occurring on or after July 1, 2001. SFAS 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill and other intangibles with indefinite lives, and requires periodic evaluations of impairment of goodwill and other intangible balances. SFAS 142 became effective on January 1, 2002. We are currently assessing the impacts of the adoption of these standards and believe that SFAS 141 will not have an impact on our current operations, but that SFAS 142 will have a material effect on operations in 2002. As of the date of adoption of SFAS No. 142, we expect to have unamortized goodwill in the amount of $11.5 million and unamortized identifiable intangible assets in the amount of $155.2 million, all of which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill and identifiable intangible assets was $1.2 million, $1.4 million and $3.6 million for the years ended December 31, 1999, 2000, and 2001, respectively.

   In August 2001, the FASB issued Statement No. 144, ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and 25 Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. We are currently assessing the impact of the adoption of this standard and do not believe that SFAS 144 will have a material effect on operations in 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   As of December 31, 2001, we do not have any derivative financial instruments and do not intend to use derivatives. We do not hold or issue any free-standing derivatives. We invest our cash in short-term commercial paper, investment-grade corporate and government obligations and money market funds. Our long-term debt includes fixed interest rates and the fair market value of the debt is sensitive to changes in interest rates. We run the risk that market rates will decline and the required payments will exceed those based on current market rates. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate fluctuations. The mortgage on our corporate headquarters has a variable interest rate that may not exceed a ceiling rate of 14% or a floor rate of 8%. A change of one percentage point in the interest rate applicable to this $29.0 million of variable rate debt at December 31, 2001 would result in a fluctuation of approximately $0.3 million in our annual interest expense. Additionally, we believe that our exposure to interest rate risk is not material to our results of operations.

                                   BUSINESS

Overview

   We seek to become a premier nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Through our two high-power satellites "Rock" and "Roll," our XM Radio service offers 100 channels of music, news, talk, sports and children's programming developed by us or third parties for a monthly subscription price of $9.99. We believe XM Radio appeals to consumers because of our clear sound quality from digital signal radios, extensive variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We launched commercial service in Dallas/Ft. Worth and San Diego on September 25, 2001. We continued our rollout through the southeastern and southwestern U.S. during October and we became the first nationwide satellite radio service on November 12, 2001.

   We transmit the XM Radio signal throughout the continental United States from "Rock" and "Roll." We have a network of terrestrial repeaters, which are ground-based electronics equipment that receive and re-transmit the satellite signals to augment our satellite signal coverage. Mass production of chipsets and XM radios has commenced to meet expected demand. XM radios are now available under the Sony, Pioneer and Alpine brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others.

   We offer our consumers a unique listening experience by providing 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. Our 100 channels include diverse programming tailored to appeal to a large audience, including urban and rural listeners of virtually all ages, and to specific groups that our research has shown are most likely to subscribe to our service. We have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming, including MTV, VH1, ESPN Radio, Radio Disney, CNN, CNBC, USA Today, Fox News, BET, E!, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a successful record of introducing new radio formats and building local and national listenership.

   In addition to our subscription fee, we generate revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we offer advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

   Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio. We expect XM Radio to be attractive to underserved radio listeners who want expanded radio choices. Market studies conducted for us project that as many as 49 million people may subscribe to satellite radio by 2012. We believe, based on our own recent surveys and work with focus groups, that there is a significant market for XM Radio.

   We have raised $1.5 billion of equity and debt net proceeds to date from investors and strategic partners; we are funded into the fourth quarter of 2002; our strategic and financial investors include General Motors, Hughes Electronics Corporation, Clear Channel Communications, DIRECTV, Telcom Ventures, Columbia Capital, Madison Dearborn Partners, American Honda and AEA Investors. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

Market Opportunity

   We believe that there is a significant market for our satellite radio service. Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In addition, we note that in many markets audio programming choices are limited to mass appeal formats. We believe our national subscription service complements traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and satellite television further indicate potential for significant consumer demand for satellite radio services.

  Radio Listening

   On average, adults listen to the radio 3.1 hours a day, with the amount of radio listening fairly evenly distributed across gender and age groups. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 95% listen on a weekly basis (Radio Marketing Guide and Factbook for Advertisers, Radio Advertising Bureau, 2000-2001).

  Radio Sales and Distribution

   A large number of radios are sold in the United States on an annual basis. In 1999, radio manufacturers sold over 29 million car radios, including 17 million original equipment automobile radios and 11 million aftermarket automobile radios, as well as 1.2 million aftermarket automobile CD changers. Original equipment radios are installed in new cars; aftermarket radios are installed in the automobile after purchase. Based on these statistics, each additional one million subscribers would represent less than 3.5% of the new original equipment manufacturer and aftermarket car radios brought to market annually and would generate incremental subscription revenues, at $9.99 per month, of approximately $120 million.

  Radio Advertising

   The continued popularity of radio is also reflected in the growth of radio advertising. The Radio Advertising Bureau estimates that radio advertising revenue in 2000 climbed to $19 billion, an increase of 12% over 1999.

  Current Limitations on Programming Choice

   Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

   Limited Number of Radio Stations. The number of radio stations available to many consumers in their local market is limited in comparison to the 100 channels we offer on a nationwide basis. In 2000, there were only 49 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States, many of which are of the same five formats. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Winter 2001 Ratings Report, Duncan's American Radio, 2001).

   We estimate that our coast-to-coast service reaches over 108 million listeners age 12 and over who are beyond the range of the largest 50 markets as measured by Arbitron. Of these listeners, 45 million live beyond the largest 286 markets (2001 Market Rankings, The Arbitron Company). In addition, there are 22 million people age 12 and above who receive five or fewer stations (The Satellite Report 1999, C. E. Unterberg, Towbin).

   Limited Programming Formats. We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 48% of all commercial radio stations use one of only three general programming formats--country, news/talk/sports, and adult contemporary (Veronis, Suhler & Associates Communications Industry Forecast 2001). Over 71% of all commercial radio stations use one of only five general formats--the same three, plus oldies and religion. The small number of available programming choices means that artists representing niche music formats likely receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, new age, children's programming and others comprised up to 21% of total recorded music sales in 2000 (2000 Consumer Profile).

  Demand for Subscription Services and Products

   Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. There are more than
13.7 million digital cable subscribers and 18.5 million satellite television subscribers as of 2001. As of December 2001, 69% of TV households subscribe to basic cable television, and 17.5% of TV households subscribe to satellite television (National Cable Television Association website and skyreport.com website).

  Demand for Satellite Radio Services

   Several studies have been conducted demonstrating the demand for satellite radio service.

   In June 1999, we commissioned Strategic Marketing And Research Techniques (SMART), a leading market research company and Dr. Frank M. Bass, a leading authority on the diffusion of new products and inventor of the Bass curve, to estimate the demand for satellite radio based on survey data and historical information. SMART surveyed 1,800 people ages 16 and over. The study concluded that as many as 49 million people may subscribe to satellite radio by 2012, assuming a $9.99 monthly subscription fee and a radio price point of $150-$399 depending upon the type of car or home unit chosen. The study also anticipates that satellite radio will grow even faster than DBS.

   In December 1998, we commissioned SMART to conduct a study based on one-on-one interviews with over 1,000 licensed drivers ages 16 to 64 in ten geographically dispersed markets. The study concluded that approximately 50% of aftermarket radio purchases would be for AM/FM/satellite radio units with a single-disc CD player. This assumed a radio price point of $399, a $75 installation fee and a $10 monthly subscription fee for the service.

  Initial Demand for XM Radio Service

   Initial consumer response to our service has been positive. During the initial 60-day period following our national launch, we exceeded 30,000 subscribers, which represents a faster adoption rate than for any other consumer audio product introduced over the past 20 years, such as CD players and DVD players. Furthermore, based on a random telephone survey of a limited number of our initial subscribers, the vast majority rated our overall service and sound quality "excellent," and nearly all indicated that XM was a "good" or "excellent" value. We have also found a broad initial appeal of our service across age groups, with people in their twenties, thirties, forties and fifties each representing comparable percentages of XM subscribers.

The XM Radio Service

   We have designed the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming. We believe that our distinctive approach to programming, combined with digital quality sound and virtually seamless signal coverage throughout the continental United States, will make our service appealing to customers and position us to become the leading provider of the next generation of radio.

  We Are Differentiating XM Radio from Traditional AM/FM Radio

   Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide 100 channels in each radio market allows us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

                                   XM Radio           Traditional AM/FM Radio
                                   --------           -----------------------
 More convenience          Virtually seamless signal Local area coverage
                           coverage in the United
                           States

 More Choice               100 channels with an      Limited formats in many
                           extensive variety of      markets
                           programming

 Improved audio quality    Digital quality sound     Analog AM/FM quality sound

 Fewer commercials         Average 6 minutes per     Average 13-17 minutes per
                           hour; over 30 music       hour
                           channels commercial-free

 More information about    Text display with         No visual display
   music                   title/name of song/artist

   We are further differentiating XM Radio from traditional AM/FM radio in the following ways.

   Provide music formats unavailable in many markets. XM Radio offers many music formats that are popular but currently unavailable in many markets. More than 48% of all commercial radio stations in markets measured by Arbitron use one of only three programming formats: country; adult contemporary; or news/talk/sports. Even major markets do not always offer a full complement of formats. We offer many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music includes classical recordings and popular blues and rap music that have retail appeal but are not commonly played on traditional AM/FM radio. We have channels devoted to popular musical styles that are not currently heard in many small and medium sized markets, such as heavy metal, modern electronic dance, disco and blues.

   Superserve popular music formats. We offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We segment this category by offering several dedicated, era-specific formats. We also offer seven channels dedicated to urban formats and five distinct country music formats.

   Use more extensive playlists. Traditional AM/FM radio stations frequently use limited playlists that focus on artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we strive to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection offered by traditional radio. For instance, instead of a single oldies station, we have channels devoted to the music of each decade from the 1940's to the 1990's. In the rock genre, we have a channel dedicated to "deep tracks" not currently heard on rock radio stations.

   Deliver a wide range of ethnic and informational programming. We provide a variety of formats that target specific ethnic and special interest groups who are rarely served by traditional AM/FM radio. We believe by using our national platform to aggregate geographically disparate groups through affinity programming, we will provide advertisers a valuable way to market products and services to these groups by advertising on our affinity channels.

   Develop promotional opportunities with record companies, recording artists and radio personalities. Because of our nationwide coverage and resulting economies of scale, we are able to deliver a variety of national promotions and events that would not be cost effective or efficient on a market-by-market basis through traditional AM/FM radio distribution. Also, we hire and develop high profile talk and disc jockey talent capable of becoming the next generation of national radio stars with an influence on radio similar to the impact that the new breed of cable TV talk hosts has had on the television industry.

   Respond quickly when major music and cultural events occur. XM Radio programmers strive to respond quickly to changing musical tastes, seasonal music and emerging popular cultural events, such as Britney Spears, Elton John/Billy Joel and U2 tours, by providing listeners with extensive coverage utilizing our large channel capacity.

   Take advantage of digital's higher quality signal. There are several music formats that have strong demand but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. By having specific channels dedicated to classic country, the 1940s and gospel, for example, we provide superior sound quality to formats that are traditionally found only on AM stations.

   Focus on special demands of mobile listeners. A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. We believe these listeners will be attracted to a radio service with national coast-to-coast coverage. We are seeking to specifically identify and target the listening demands of this audience and have arrangements to include the programs of popular trucking radio personalities (for example, Bill Mack, Dale "the Truckin' Bozo" Sommers and Dave Nemo) on "Open Road," our channel dedicated to truckers. We have also arranged to have XM radios installed in trucks manufactured by leading trucking companies.

   Availability of commercial-free and limited-advertising channels. We believe that a significant portion of the listening market will pay to subscribe to a radio service that provided commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. Therefore, we target this audience with over 30 commercial-free music channels covering popular music formats. In addition, our limited-advertising channels carry less than half the advertising spots of typical AM/FM stations.

   Use cross-promotion capability to market XM Radio. We dedicate a percentage of our advertising inventory across our channels to promote specific programming and brand loyalty. AM/FM radio stations traditionally promote on a single channel basis to build awareness.

Key Elements of Our Business

   We have developed a business strategy to become a premier nationwide provider of audio entertainment and information programming in the vehicle, home and portable markets. Our strategy includes the following elements:

Programming

   We offer 101 channels, including 71 music channels, 29 news, talk and information channels, and one preview channel. We believe that the quality and diversity of our programming will be a key driver of consumer interest in our service. To that end, we have developed a unique programming strategy that offers consumers:

    . Original music and information channels created by XM Originals, our in-house programming unit;

    .  Channels created by well-known providers of brand name programming; and

    .  The availability of commercial-free and advertiser-supported channels.

   The following is a list of channels included in our current service offering.


                              Channel Name    Channel Description
                              ------------    -------------------
              Preview      XM Preview         XM Preview

              Decades      The 40s            Forties/Swing
                           The 50s            Fifties
                           The 60s            Sixties
                           The 70s            Seventies
                           The 80s            Eighties
                           The 90s            Nineties

              Country      America            Classic Country
                           WSIX               Nashville Country
                           X Country          Progressive Country
                           Hank's Place       Traditional Country
                           Bluegrass Junction Bluegrass/Folk
                           Highway 15         Nonstop Country

              Hits         20 on 20           Top 20 Hits
                           KISS               LA Rock
                           MIX                Pop Mix
                           The Heart          Love Songs
                           Lite               Soft Rock
                           MTV Radio          Rock/Pop
                           VH1 Radio          Rock/Pop
                           Cinemagic          Movie Soundtracks
                           On Broadway        Showtunes
                           U-Pop              Euro Chart Hits
                           Special X          Special Topics
                           The Torch          Christian Rock
                           The Fish           Christian Pop
                           On the Rocks       Cocktail Mix
                           Ethel              Alternative Hits

              Rock         Deep Tracks        Deep Album Rock
                           Boneyard           Hard Rock
                           XM Liquid Metal    Heavy Rock
                           XMU                New Rock
                           Fred               Classic Alternative
                           XM Cafe            Modern/Soft alt.
                           Top Tracks         Classic Rock Hits
                           The Loft           Acoustic/Folk
                           XM Music Lab       Progressive/Fusion
                           Unsigned!          Emerging Acts
                           Channel Name       Channel Description

              Urban        Soul Street        Classic Soul
                           The Flow           Urban Top 40
                           BET Uptown         Uptown Urban
                           Spirit             Gospel
                           The Groove         Old School R&B
                           The Rhyme          Classic Rap
                           RAW                Uncut Hip Hop

              Jazz & Blues Real Jazz          Traditional Jazz
                           Watercolors        Contemporary Jazz
                           Beyond Jazz        Modern Jazz
                           Frank's Place      Great Vocals/Stds.
                           Bluesville         Blues
                           Luna               Latin Jazz

              Dance        The Move           Modern Electronic
                           BPM                Latest Hot Music
                           Club 82            Urban Mixes
                           Chrome             Disco

                           Channel Name        Channel Description
                           ------------        -------------------
            Latin     Aguila                 Spanish Top 40
                      Caricia                Spanish Pop Hits
                      Vibra                  Rock in Spanish
                      Tejano                 Tejano
                      Caliente               Caribbean

            World     World Zone             World Music
                      The Joint              Reggae
                      Ngoma                  Music from Africa
                      Audio Visions          New Age
                      Radio Taj              Hindi--Indian
                      C-Wave                 Chinese Programming

            Classical XM Classics            Traditional Classical
                      Fine Tuning            Pop Classical
                      Vox!                   Opera
                      XM Pops                Classical Hits

            Kids      Radio Disney           Children
                      XM Kids                Children

            News      XM News                Top Story News
                      USA Today              News
                      Fox News               News
                      CNN Headline News      News
                      The Weather Channel    24 Hr. Weather Network
                      CNBC                   Business News
                      CNN fn                 Financial News
                      Bloomberg              News and Business
                      CNET Radio             Tech News
                      BBC World Service      World Affairs
                      C-SPAN Radio           US Gov't/Public Affairs
                      CNN en Espanol         News in Spanish

            Sports    ESPN Radio             Talk/Play-by-Play
                      CNN/Sports Illustrated Sports News
                      Fox Sports Radio       Sports News Talk
                      The Sporting News      Sports Talk
                      NASCAR Radio           Automotive/Racing

            Comedy    XM Comedy              Comedy
                      Laugh USA              Family Comedy
                      Extreme XM             Comedy

            Variety   Discovery Radio        Health/General Science
                      E! Entertainment Radio Entertainment News
                      ABC News & Talk        News and Talk
                      Ask!                   Experts Talk
                      Buzz XM                Hot Talk Stars
                      BabbleOn               Young and Sassy Talk
                      Open Road              Trucker's Channel
                      The Power              African American Topics
                      FamilyTalk             Christian Talk

                                Summary
                                -------
                                    1   Preview
                                   71   Music
                                   29   Talk
                                  101   TOTAL

   XM Originals. Through a programming unit in XM Radio called "XM Originals," we have created a significant number of original channel formats with content focusing on popular music such as oldies, rock and country, and on new and innovative formats, including jazz, blues, reggae and pop classical. These formats include artists with strong music sales and concert revenue who do not get significant airplay on traditional AM/FM radio stations. We are branding individual channels to create a specific station personality and image using compelling on-air talent and other techniques to attract listeners in our target market segments, including shows from Quincy Jones, Wynton Marsalis and others. We have hired a team of programming professionals with a proven track record of introducing new radio formats and building local and national listenership.

   Brand Name Programming Partners. We complement our original programming with a variety of unique and diverse content provided to us by brand name programming providers. We have contracts representing at least 38 channels with well-known specialty and niche programmers that provide brand name content for XM Radio. These companies include:

-- Bloomberg News Radio            -- Hispanic Broadcasting Corporation
-- USA Today                       -- Clear Channel Communications
-- CNNfn                           -- Radio One
-- CNN en Espanol                  -- Salem Communications
-- C-SPAN Radio                    -- The Sporting News
-- Black Entertainment Television  -- BBC World Service
-- MTV Networks                    -- NASCAR
-- Weather Channel                 -- Associated Press
-- Radio Disney                    -- BBC Concerts
-- ESPN Radio                      -- Fox Sports Radio
-- CNBC
-- Fox News
-- CNET
-- Sesame Workshop
-- Discovery Radio
-- Country Music Hall of Fame

   Availability of Commercial-Free and Limited-Advertising Channels.   We
provide a number of commercial-free music channels covering popular music formats. In addition, our limited-advertising channels carry less than half the advertising of a typical AM/FM radio station. We expect the diversity of our programming line-up will appeal to a large audience, including urban and rural listeners of all ages, ethnicities, economic groups and specialty interests. We tailor our programming and marketing to appeal to specific groups within those audiences that research has shown are most likely to subscribe to our satellite radio service. We are concentrating our programming efforts on listeners who are most receptive to innovative entertainment services, so-called early adopters, and new car buyers. According to our research, adults 16-34 years old will compose a high percentage of our early adopters; we will therefore focus a significant portion of our programming and marketing efforts to appeal to them. In addition, we provide programming and will implement marketing specifically to appeal to other market segments such as baby boomers who are 35-53 years old, seniors who are 54 years old and older, African-Americans, Asian-Americans and Hispanics.

   Future Content Arrangements. Under our agreement with Sirius Radio, all new arrangements with providers of programming or content, including celebrity talent, must be non-exclusive and may not reward any provider for not providing content to the other party.

Marketing

   Our marketing strategy is designed to build awareness and demand among potential subscribers in our target markets and the advertising community.

  Extensive Advertising and Media Campaign Supporting Commercial Launch

   In September 2001, we launched commercial service in the Dallas/Fort Worth and San Diego metropolitan markets supported by a launch advertising and retail marketing campaign. We continued our rollout through the southeastern and southwestern U.S. during October and our service became nationwide in November 2001. We began our full national media campaign in November to support our nationwide launch of commercial services. The timing of our full nationwide launch in November enabled us to capitalize on the Christmas selling season, which is the highest selling period of the year for car stereo equipment. We will continue to support our distribution channels by building awareness of XM Radio through national and local advertising.

  Subscriber Development and Expansion

   We promote XM Radio as the leader in the new satellite radio category, offering appealing features compared to traditional radio. TBWA/Chiat Day (Los Angeles), our advertising agency of record, produced our first series of advertising spots. Our commercial launch was supported by a comprehensive advertising program including television, radio, print, outdoor and direct marketing. Promotional activities that we have employed or are currently considering include television, radio and print advertising and distributing sample programming and marketing materials at retail outlets, concert venues, NASCAR events and on the Internet to generate consumer interest. For instance, we have an agreement with Clear Channel Entertainment (formerly SFX) to be the exclusive satellite radio advertiser at live concerts and sporting events presented by, and live entertainment venues managed by, Clear Channel Entertainment.

   XM Radio promotes subscriber acquisition activities with both original equipment and aftermarket radio manufacturers. This may include:

    . promotional campaigns directed towards automobile manufacturers and dealers;

    .  incentive programs for retailer sales forces;

    . in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships; and

    .  jointly funded local advertising campaigns with retailers.

Distribution

   We work closely with radio and automotive manufacturers and retail distributors to promote rapid market penetration. We market our satellite radio service through several distribution channels including national electronics retailers, car audio dealers, mass retailers and automotive manufacturers.

   Exclusive Distribution Agreement with General Motors. We have an agreement with the OnStar division of General Motors whereby, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles beginning in 2001. General Motors sold 4.9 million automobiles in 2001, which represented more than 28% of the United States automobile market. Under the agreement, we have substantial payment obligations to General Motors, including among others, certain guaranteed, annual, fixed payment obligations. While we have discussed with General Motors certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles. General Motors made XM radios available as an option in Cadillac Sevilles and Devilles in the fall of 2001, and announced that it will expand to over 20 additional models during 2002.

   Other Automobile and Truck Manufacturers. We are currently in discussions with other car manufacturers regarding additional distribution agreements. We also plan to meet with automobile dealers to educate them about XM Radio and develop sales and promotional campaigns to promote XM radios to new car buyers.

   In addition, we have relationships with Freightliner Corporation and Pana-Pacific and XM radios are available in Freightliner and Peterbilt trucks and Winnebago RVs.

   Distribution through Radio Manufacturers. We have contracts with Delphi-Delco, Motorola, Pioneer, Alpine, Mitsubishi Electric, Clarion, Blaupunkt, Fujitsu Ten, Hyundai Autonet, Bontec, Visteon, Panasonic and Sanyo for the development, manufacture and distribution of XM radios for use in cars and a contract with Sony Electronics to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. One of these manufacturers, Delco Electronics Corporation, a subsidiary of Delphi Automotive Systems, is the leading original equipment manufacturer of radios for the automobile industry. Delphi-Delco is also the leading manufacturer of car radios sold in General Motors vehicles and has signed a contract to build our radios for General Motors. Sony is the leader in sales of portable CD players by a large margin and one of the top three sellers of shelf systems. Sony has agreed to assist with marketing XM radios and has agreed to incentive arrangements that condition its compensation on use of XM radios manufactured by Sony or containing Sony hardware. Motorola is a leading supplier of integrated electronics systems to automobile manufacturers. Mitsubishi Electric Automotive America, together with its parent corporation, Mitsubishi Electric Corp., is the largest Japanese manufacturer of factory-installed car radios in the United States. Clarion is a leader in the car audio and mobile electronics industry. Pioneer Electronics Corporation, Alpine Electronics and Sony, which each manufacture XM Radios for the car audio aftermarket, together sold over 43% of aftermarket car radios sold in the United States in 2001 (NPD Intelect, 2001). We also have a contract with SHARP to manufacture and distribute XM radios for home and portable use. To facilitate attractive pricing for retail radio and automobile consumers, we have financial arrangements with certain radio manufacturers that include our subsidizing of certain radio component parts. We are pursuing additional agreements for the manufacture and distribution of XM radios.

   These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We expect to have access to the distribution channels and direct sales relationships of these distributors, including national electronics retailers, car audio dealers and mass retailers.

   Retail Electronics Distributors. XM radios and the XM Radio service are marketed and distributed through major consumer electronics retail channels, including Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others. We developed in-store merchandising materials and trained the sales forces of several major retailers.

   Rural Market Distribution. We market our satellite radio service in rural counties, using distribution channels similar to satellite television, to penetrate rural households not served by traditional electronic retailers.

   Future Interoperability Distribution Arrangements. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufactures will specify the unified satellite radio standard. Furthermore, this agreement provides that future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis and may not reward any distribution partner for not distributing the satellite radio system of the other party.

Advertising

   As with other subscription-based entertainment media such as cable television, we generate revenue by charging a monthly subscription fee and selling limited advertising time. We earn all of the revenue from advertising on our own programming and a portion of the revenues from advertising on third party programming. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis.

   Advertiser Development and Acquisition. Our ability to aggregate various local niche market segments into national audiences will be attractive to national advertisers and agencies. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We have advertising sales offices in five major media markets to sell directly to advertising agencies and media buying groups and have engaged Premiere Radio Networks, an affiliate of Clear Channel Communications, to be our advertising sales representative. We will also work with ratings agencies in our advertising-supported business. Arbitron, which produces radio listenership reports, has agreed to work with us to develop other ratings methodologies for satellite radio.

   Charter Advertising Agreements. We have contracts with several advertisers, advertising agencies and media buying companies offering charter advertising packages at reduced rates for a limited time. Among the advertisers and agencies we have sold advertising packages to are AT&T, Procter & Gamble, Allstate, Sears, Goodyear, Bayer, Radio Shack and J. Walter Thompson.

The XM Radio System

   Our system provides satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system is capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system uses a network consisting of two high-power satellites, an uplink facility, and in major markets supplements the satellites with ground-based repeaters to provide digital audio service to XM radios.

  Space Segment

   Satellite Construction. Boeing Satellite Systems, formerly Hughes Space and Communications, has built, launched and delivered in-orbit two BSS 702 high-power satellites ("Rock" and "Roll") for the XM Radio system. The satellites were launched on March 18, 2001 and May 8, 2001, respectively, and are transmitting the XM signal. Boeing is also building one ground spare satellite, to be available in the event of a failure of any satellite or to accommodate our satellite system growth. Boeing also provides us with operations support services, equipment and software.

   The BSS 702 is the highest powered commercial communications satellite currently available. Both of our satellites contain communications payloads provided by Alcatel. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

   In September 2001, Boeing advised us of a progressive degradation problem with the solar array output power of 702 class satellites, including both XM Rock and XM Roll. At the present time, the output power of our solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM system (based on patterns projected by Boeing) through that time. We have advised our insurance carriers of this situation. Since the issue is common to 702 class satellites, the manufacturer is watching closely the progression of the problem, including data from a satellite in orbit approximately 18 months longer than XM Rock and XM Roll. With this 18-month advance visibility of performance levels, our insurance arrangements, one spare satellite already purchased (which is being modified to address the solar array anomaly) and availability of additional satellites, we believe that we will be able to launch additional satellites prior to the time the solar array problem might cause the broadcast signal strength to fall below acceptable levels. Our management will continue to monitor this situation carefully.

   Satellite Transmission. Our two satellites are deployed at 85 West Longitude and 115 West Longitude. At their designated orbital location, the satellites receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites are 30(degrees) apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

   The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats which frequent these waters.

   Our satellites transmit audio programming within a 12.5 MHz range of S-Band radio frequencies that has been allocated by the FCC for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth is subdivided to carry the transmission of six signals, two signals to be transmitted from each of our two satellites and two signals to be transmitted by the terrestrial repeater network. The audio programming for XM Radio is carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. We are using our allocated bandwidth in such a way as to provide 100 channels of programming, with our music channels having a higher bandwidth allocation so as to provide high-quality digital sound.

   Insurance. We bear the risk of loss for each of the satellites, and we have obtained insurance to cover that risk. We have launch and in-orbit insurance policies from global space insurance underwriters. These policies indemnify us for a total, constructive total or partial loss of either of the satellites that occurs during a period ending five years after launch. Coverage exceeds all hardware, insurance and launch service costs related to the in-orbit replacement of a lost satellite. However, our insurance will not protect us from the adverse effect on our business operations due to the loss of a satellite. Our policies contain standard commercial satellite insurance provisions, including standard coverage exclusions. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll while the impact of the situation is being assessed.

  Ground Segment

   Satellite Control. Each of our satellites is monitored by a telemetry, tracking and control station, and both satellites are controlled by a satellite control station. Each of the stations has a backup station. We have a contract with Telesat Canada, Inc., an experienced satellite operator, to perform the telemetry, tracking and control functions.

   Programming and Business Center. Programming from both our studios and external sources is sent to our programming center, which packages and retransmits signals to our satellites through the uplink station. Financial services and certain administrative support are carried on at our business center. Communications traffic between the various XM Radio facilities is controlled by the network monitoring center. The network monitoring center monitors satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We have designed and installed fault detection systems to detect various system failures before they cause significant damage.

   Terrestrial Repeaters. Our terrestrial repeater system supplements the coverage of our satellites. In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites' longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio will still be available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we have installed and may continue to install terrestrial repeaters to facilitate signal reception. Terrestrial repeaters are ground-based electronics equipment installed on rooftops or existing tower structures, where they receive the satellite signals, amplify them and retransmit them at a significantly higher signal strength than is possible directly from the satellites.

   LCC International, a wireless service site planner, designed our terrestrial repeater network. Hughes Electronics Corporation manufactured the terrestrial repeaters. We have installed terrestrial repeaters in approximately 60 markets. In light of the coverage provided by our high-power satellites "Rock" and "Roll," we have installed fewer repeaters than originally planned, and have a significant number of repeaters available for future installation as replacements or to improve signal reception based on performance. Our repeater network in the largest urban markets includes in excess of 100 repeaters, while for smaller cities with fewer tall buildings we have as few as one to three repeaters. Our placement of terrestrial repeaters was guided by a radio frequency analysis technique which, employing technology similar to that used in certain cellular telephone systems, analyzes the satellite footprint to discover areas likely to have impaired reception of XM Radio.

   The high power levels and proprietary signal design of the terrestrial signals may allow XM radios to receive signals when a terrestrial repeater is not in view, including within buildings and other structures which can be penetrated by the terrestrial repeater signal. In some indoor locations that cannot receive the repeater signal, users will need to use a small externally mounted antenna that will receive the signal from one of the two satellites.

   XM Radios. We transmit XM Radio throughout the continental United States to vehicle, portable, home and plug and play radios. Our radios are capable of receiving both XM Radio and traditional AM/FM stations. Six manufacturers, including Pioneer, Alpine and Sony, introduced 24 different models of XM-ready radios at the January 2001 Consumer Electronics Show (CES) in Las Vegas, Nevada. XM radios are available under the Sony, Pioneer and Alpine brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others. The Sony plug and play device is designed to augment the existing radio in the car which provides AM/FM stations.

   ST Microelectronics is manufacturing the chipsets used to decode the XM Radio signal. Delphi-Delco Electronics, Sony, Pioneer and Alpine, among others, are manufacturing XM Radios to meet consumer and automotive demand.

   Unified Standard for Satellite Radio. On February 16, 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. This unified standard is intended to meet FCC rules that require interoperability with both licensed satellite radio systems.

   As part of the agreement, each company has licensed to the other its intellectual property relating to its system; the value of this license will be considered part of each company's contribution toward the joint development. The parties have agreed to seek arbitration with respect to certain existing technology. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. In connection with this agreement, the patent litigation against XM Radio was resolved.

   We anticipate that it will take several years to develop radios capable of receiving both services. Currently, consumers are able to purchase radios capable of receiving only one service.

   Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

   We and Sirius Radio have also agreed to negotiate in good faith to provide service to each other's subscribers in the event of a catastrophic failure of the XM Radio system or the Sirius Radio system.

Competition

   We face competition for both listeners and advertising dollars. In addition to pre-recorded music purchased or playing in cars, homes and using portable players, we compete most directly with the following providers of radio or other audio services:

  Sirius Satellite Radio

   Our direct competitor in satellite radio service is Sirius Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, Sirius Radio's common stock has traded on the Nasdaq National Market. Sirius Satellite Radio began commercial operations in February 2002 in the four initial markets of Phoenix, Houston, Denver and Jackson, Mississippi. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels.

  Traditional AM/FM Radio

   Our competition also includes traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including

    .  program content;

    .  on-air talent;

    .  transmitter power;

    .  source frequency;

    .  audience characteristics;

    .  local program acceptance; and

    .  the number and characteristics of other radio stations in the market.

   Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations.

  Internet Radio

   A growing number of Internet radio broadcasts provide listeners with radio programming from around the country and the world. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors such as network traffic, which can distort or interrupt the broadcast, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

   There are a number of Internet-based audio formats in existence or in development which could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players or compact disk players. Availability of music in the public MP3 audio standard has been growing in recent years with sound files available on the websites of online music retailers, artists and record labels and through numerous file sharing software programs. These MP3 files, many of which are posted or available in violation of existing copyrights, can be played instantly, burned to a compact disk or stored in various portable players available to consumers. Prominent members of the music and computer industry have supported an initiative known as the Secure Digital Music Initiative to become a standard for fee-based electronic distribution of copyrighted sound recordings. The Copyright Arbitration Panel recently announced royalty fees for internet radio. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

  Direct Broadcast Satellite and Cable Audio

   A number of companies provide specialized audio service through either direct broadcast satellite or cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is often included as part of a package of digital services with video service, and video customers therefore generally do not pay an additional monthly charge for the audio service.

Regulatory Matters

   XM Radio and Sirius Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service systems. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

   As the owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and operation of our system will be subject to significant regulation by the FCC under authority granted under the Communications Act and related federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

   One of the two losing bidders in the satellite radio license auction filed a petition to deny our application for an FCC license, but the petition was denied. The losing bidder has asked the FCC to review this decision. The losing bidder has also asked a federal court of appeals to mandate that the FCC review this decision. On November 30, 2001, the FCC denied the losing bidder's application for review and upheld the FCC's previous decision denying its petition to deny. The losing bidder has appealed the decision to the United States Court of Appeals for the District of Columbia Circuit. The losing bidder has argued that WorldSpace had effectively taken control of us without FCC approval and that WorldSpace has circumvented the FCC's application cut-off procedures. WorldSpace is no longer a stockholder in us. We have opposed this appeal and have denied the allegations contained in the challenge. The FCC's order granting our license remains in effect during the pendency of the appeal. In December 2000, the FCC approved a transfer of control of our FCC license from Motient Corporation to a diffuse group of owners, none of whom will have a controlling interest in us. The FCC has conditioned this approval on the outcome of the application for review. Although we believe that the award of the license to us will continue to be upheld, we cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our satellite radio service.

   Our license, which is held by a subsidiary wholly owned by XM, has a term of eight years from commencement of XM's operations and may be renewed. The FCC requires the satellite radio licensees, including us, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003. Our FCC license requires us to meet the following milestones:

     Deadline                Milestone                     Status
     --------                ---------                     ------
     October 1998 Complete contracting for first  Completed March 1998 satellite
     October 1999 Complete contracting for second Completed March 1998 satellite
     October 2001 Begin in-orbit operation of at  Completed Summer 2001 least one satellite
     October 2003 Begin full operation of the XM  Completed September 2001
                  Radio system

We have certified to the FCC that we have met all of our milestones.

   The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

   The FCC's rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius Radio, which plans to use a different transmission technology than we plan to use. Because of uncertainty regarding the design of Sirius Radio's systems, we may face difficulties initially in meeting this interoperability requirement. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, but we anticipate that it will take several years to develop the technologies necessary for radios that will be capable of receiving both our service and Sirius Radio's service. Together with Sirius Radio, we have informed the FCC of the progress that has been made to date in meeting the interoperability requirement. We may need to obtain an extension of time or modification of the interoperability requirement from the FCC. Furthermore, complying with the interoperability requirement could make the radios more difficult and costly to manufacture.

   The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we plan to deploy to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, Wireless Communications Service (WCS) licensees, Multipoint Distribution Service (MDS) licensees, and Instructional Television Fixed Service (ITFS) licensees have asked the FCC to:

    . limit the number of repeaters operating at greater than 2 kW EIRP that may be deployed;

    . limit the power level of the repeaters operating at greater than 2 kW EIRP that are deployed;

    . delay consideration of terrestrial repeater rules until XM Radio and Sirius Radio provide additional information regarding planned terrestrial repeaters;

    .  require individual licensing of each terrestrial repeater; and

    . impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

   Our plans to deploy terrestrial repeaters in our system may be impacted, possibly materially, by whatever rules the FCC issues in this regard. We have made a proposal to the FCC to set a 40 kW EIRP limit or, alternatively, a limit of 18 kW EIRP calculated by averaging power over 360 degrees, on the power of terrestrial repeaters. We have also proposed to coordinate with WCS licensees in certain cases prior to operating terrestrial repeaters above 2 kW EIRP. The coordination may include our providing of filters in certain instances to limit the interference WCS licensees claim will result from our operation of repeaters operating above 2 kW EIRP.

   On November 1, 2001, the FCC issued a further request for comments on various proposals for permanent rules for the operation of terrestrial repeaters. We have opposed some of these proposals. Some of the FCC's proposals and proposals made by other parties, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, and subject us to monetary liability to compensate other FCC licensees that claim they receive interference from our repeaters.

   We are currently operating terrestrial repeaters pursuant to Special Temporary Authority ("STA") granted by the FCC in September 2001. This STA authorizes us to operate our terrestrial repeaters for commercial service on a non-interference basis. Because the STA was conditioned on a non-interference basis, we are required to either reduce power or cease operating a repeater upon receipt of a written complaint of interference. One party who opposed XM Radio's request for STA has filed an application for review of the decision granting us an STA asking the FCC to reverse the decision and deny XM Radio's STA request. This Application for Review is pending. This STA expired on March 18, 2002. On March 11, 2002, we applied for an extension of this STA. Pursuant to the FCC's rules, we can continue to operate our terrestrial repeaters pursuant to the STA pending a final determination on our extension request.

   The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC's ultimate rules might delay this process or restrict our ability to do so.

   We are required to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has resolved the issue with both the Canadian and Mexican governments.

   We operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies that are used for several other services. The FCC has granted us a license for this earth station which expires in March 2011. The other services operating in this band are known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating domestic uplink station networks, we may not be able to coordinate use of this spectrum in a timely manner, or at all.

   We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands in order to limit interference to our signal that might adversely affect our business. Wireless Communication Service licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emission limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed. In February 2002, the FCC initiated a rulemaking proceeding regarding rules for future licensees in the 2385-2390 MHz band, which will be able to provide both fixed and mobile services. We have proposed that the FCC apply the same out-of-band emissions limits on these licensees that are applied to Wireless Communication Services licensees. In addition, in April 1998, the FCC proposed to establish rules for radio frequency ("RF") lighting devices that operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emission limits, particularly if used for street lighting, may interfere with XM Radio. Jointly with Sirius Radio, we have proposed to the FCC an emission limit for these RF lighting devices that we believe will protect DARS receivers from interference. In addition, we have proposed that the FCC require existing RF lighting devices that exceed our proposed limit to cease operations. A manufacturer of RF lights has conducted tests which it claims demonstrate that RF lights do not cause interference to our receivers. While our proposal is pending, these RF lighting devices may continue to be produced and used, which could adversely affect our signal quality. The FCC may not adopt our proposal, a decision which could adversely affect our signal quality. In addition, in May 2000, the FCC proposed to amend its rules to allow for the operation of devices incorporating ultra-wideband (UWB) technology on an unlicensed basis. The FCC has proposed to impose less stringent emissions limits for UWB devices operating above 2 GHz, where XM operates, than for such devices operating below 2 GHz. We have opposed this proposal on the basis that the operation of these devices may interfere with XM Radio. In February 2002, the FCC decided to allow for the operation of these devices, but has not yet released its decision to the public. According to a press release regarding an order issued by the FCC on February 14, 2002, the FCC has restricted intentional emissions from most UWB devices to be outside of XM Radio's licensed frequency band. In addition, we understand that the FCC has adopted more stringent out-of-band emissions limits for certain UWB devices to protect our system than the FCC had originally proposed, but that the emissions limits adopted are less stringent than XM Radio proposed. In addition, the FCC has stated that it intends to review these standards for UWB devices and may allow for the operation of additional types of UWB devices in the future. Interference from other devices that operate on an unlicensed basis may also adversely affect our signal. In May 2001, the FCC issued a notice of proposed rulemaking seeking to facilitate the development of new unlicensed wireless devices operating in a frequency band adjacent to XM Radio. XM Radio has opposed this proposal on the basis that the operation of these devices pursuant to the FCC's current emissions limits may interfere with XM Radio's operations. In addition, in October 2001, the FCC initiated a rulemaking proceeding reviewing its rules for the operation of unlicensed devices. XM Radio has proposed in this proceeding that the FCC adopt more stringent out-of-band emissions limits for certain unlicensed devices operating in neighboring frequency bands sufficient to protect our system. XM Radio has proposed that the FCC apply these emissions limits to products sold 18 months after a final rule is published. Some manufacturers of unlicensed devices have opposed these limits on the grounds that they are too stringent and that it will be costly for them to meet these limits.

   The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC's foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

Intellectual Property

  System Technology

   We have contracted with several technology companies to implement portions of the XM Radio system. These technology companies include Boeing Satellite Systems and Alcatel (satellites); Delphi-Delco, Sony, Pioneer, Alpine, Audiovox and Clarion, among others, (car and home radios); ST Microelectronics (chipsets); Fraunhofer Institute (various technologies) LCC International (design of repeater network); and Hughes Electronics (design and manufacture of terrestrial repeaters). We will not acquire any intellectual property rights in the satellites. We have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We also license various other technologies used in our system. We own the design of our system, including aspects of the technology used in communicating from the satellites, the design of the repeater network and certain aspects of the design of, and features that may be used in, our radios.

   Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporate or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace Management. WorldSpace Management has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace Management we must pay one time, annual or percentage royalty fees or reimburse WorldSpace Management for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $5.4 million to WorldSpace Management under this agreement through December 31, 2001. We will not be required to pay royalties to WorldSpace Management for licensed technology that we do not use in our system.

   We anticipate the Fraunhofer Institute will continue to provide various development services for us in connection with the design of our system. Motient Corporation has granted us a royalty-free license with respect to certain ground segment communications technology and antenna technology.

   Motient and WorldSpace Management have also granted us royalty-free, non-exclusive and irrevocable licenses to use and sublicense all improvements to their technology. The technology licenses from Motient and WorldSpace Management renew automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

   We believe that the intellectual property rights we have licensed under our technology license were independently developed or duly licensed by Motient or WorldSpace International, as the case may be. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

   We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and to its system; the value of this license will be considered part of its contribution toward the joint project. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. Each party will be entitled to license fees or a credit towards its obligation to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. The amount of the fees or credit will be based upon the validity, value, use, importance and available alternatives of the technology each contributes. In our discussions we have yet to agree on the validity, value, use, importance and available alternatives of our respective technologies. If we fail to reach agreement, the fees or credits may be determined through binding arbitration. The companies have agreed to seek arbitration to resolve this issue with respect to certain existing technology. We cannot predict at this time the amount of license fees, if any, payable by or to XM or Sirius Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require additional capital, which could be significant.

  Prior Litigation with Sirius Radio; Technology License

   On January 12, 1999, Sirius Radio, the other holder of an FCC satellite radio license, commenced an action against us in the United States District Court for the Southern District of New York, alleging that we were infringing or would infringe three patents assigned to Sirius Radio. In its complaint, Sirius Radio sought money damages to the extent we manufactured, used or sold any product or method claimed in their patents and injunctive relief. This suit was resolved in February 2000 in accordance with the terms of a joint development agreement between us and Sirius Radio in which both companies agreed to develop a unified standard for satellite radios and license our respective intellectual property, including the patents that were the subject of the suit, for use in this joint development. If this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

   If this litigation were recommenced, we believe based on the design of our system, our knowledge of the differences between our system and the claims of the Sirius Radio patents and on advice we have previously received from our patent counsel, that a court would find that we have not and will not infringe any Sirius Radio patents. However, the litigation could harm us, even if we were successful. It would divert our management's attention and might make it more difficult for us to raise financing or enter into other agreements with third parties. In addition, even if we prevailed, the Sirius Radio litigation might prevent us from moving forward with the development of the XM Radio system in a timely manner. The Sirius Radio patents involved in the litigation relate to certain aspects of signal and reception methodologies that may be employed by a satellite radio system. If this suit were refiled and we lost all or part of this litigation, we could become liable to Sirius Radio for money damages and subject to an injunction preventing us from using certain technology in the XM Radio system. Any such injunction could force us to engineer technology which would not be subject to the injunction, license or develop alternative technology, or seek a license from, and pay royalties to, Sirius Radio. If any of these strategies becomes necessary, it could be costly and time-consuming and would likely delay any implementation of our system. If we could not accomplish any strategy, or could not do so in a timely manner at an acceptable cost, our business would be harmed.

  Copyrights to Programming

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers (with whom we recently reached agreement), Broadcast Music, Inc., and SESAC, Inc. These organizations collect royalties and distribute them to songwriters and music publishers and negotiate fees with copyright users based on a percentage of revenues. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to establish license fees through negotiation or through a rate court proceeding in the U.S. District Court for the Southern District of New York but such royalty arrangements may be more costly than anticipated.

   Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the owners of the sound recordings. The Recording Industry Association of America will negotiate licenses and collect royalties on behalf of copyright owners for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and was affirmed on May 21, 1999 by the United States Court of Appeals for the District of Columbia. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

  The XM Trademark

   We believe that XM Radio will be seen as the complement to AM and FM radio. We have an application pending in the United States Patent and Trademark Office for the registration of the trademark "XM" in connection with the transmission services offered by our company and expect that our brand name and logo will be prominently displayed on the surface of XM radios together with the radio manufacturer's brand name. This will identify the equipment as being XM Radio-compatible and build awareness of XM Radio. We intend to maintain our trademark and the anticipated registration. We are not aware of any material claims of infringement or other challenges to our right to use the "XM" trademark in the United States.

Personnel

   As of December 31, 2001, we had 448 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

Property

   In August 2001, we purchased our approximately 150,000 square feet of executive offices, studio and production facilities located at 1500 Eckington Place, N.E., Washington, D.C. 20002. We have also entered into license or lease agreements with regard to our terrestrial repeater system throughout the United States.

Legal Proceedings

   Except for the FCC proceeding described under the caption
"Business--Regulatory Matters," we are not a party to any material litigation or other proceedings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The information presented under "Principal Stockholders" and "Security Ownership of Directors and Executive Officers" below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

   As of March 31, 2002, there were 75,317,756 shares of Class A common stock outstanding.

Principal Stockholders

   The following table presents, as of March 31, 2002, information based upon our records and filings with the SEC regarding each person, other than our directors and executive officers, known to us to be the beneficial owner of more than 5% of our Class A common stock:

                                            Number of Class A Shares    Percentage of
                                               Beneficially Owned    Total Class A Shares
                                            ------------------------ --------------------
Beneficial Owners of More Than 5%:
General Motors Corporation.................        19,295,198(1)             22.1%
  100 Renaissance Center
  3031 West Grand Boulevard
  PO Box 100
  Detroit, MI 48265-1000
Hughes Electronics Corporation.............        13,741,946(2)             16.8%
  200 N. Sepulveda Boulevard
  El Segundo, CA 90245
Oppenheimer................................         9,632,300                12.8%
  498 Seventh Avenue
  New York, NY 10153
Clear Channel Investments, Inc.............         8,329,877                11.1%
  200 Concord Plaza, Suite 600
  San Antonio, TX 78216
DIRECTV Enterprises, Inc...................         6,633,762(3)              8.1%
  2230 E. Imperial Highway
  El Segundo, CA 90245
Rare Medium Group, Inc.....................         5,000,000                 6.6%
  565 Fifth Avenue, 29th Floor
  New York, NY
Madison Dearborn Capital Partners III, L.P.         4,855,988(4)              6.2%
Madison Dearborn Special Equity III, L.P.
Special Advisors Fund I, LLC
  3 First National Plaza, Suite 3800
  Chicago, IL 60602

--------
(1) Includes 10,786,504 shares issuable upon conversion of Series A convertible preferred stock, 5,393,252 of which are owned by DIRECTV and 1,080,510 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends owned by DIRECTV and 7,108,184 shares owned by Hughes Electronics. General Motors and Hughes Electronics recently announced the signing of definitive agreements that provide for the spin-off of Hughes Electronics and its unit DIRECTV from General Motors and the merger of Hughes Electronics with Echostar Communications.

(2) Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 1,080,510 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends, all of which are owned by DIRECTV.

(3) Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 1,080,510 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.

(4) Includes 2,701,277 shares issuable upon conversion of Series C convertible preferred stock and accrued interest, of which Madison Dearborn Capital Partners III, L.P. owns 2,642,605 shares and Madison Dearborn Special Equity III, L.P. owns 58,672 shares.

Security Ownership of Directors and Executive Officers

   The following table presents, as of March 31, 2002, information regarding the beneficial ownership of Class A common stock by each of our directors and executive officers named in the summary compensation table under the "Executive Compensation" section of this report and all of our directors and executive officers as a group:

                                             Number of Class A Shares    Percentage of
Name                                            Beneficially Owned    Total Class A Shares
----                                         ------------------------ --------------------
Directors and Named Executive Officers
Gary M. Parsons.............................          309,606(1)                *
Hugh Panero.................................          389,630(2)                *
Randall T. Mays.............................           46,757                   *
Chester A. Huber, Jr........................               --                   *
Jack Shaw...................................           26,757                   *
Rajendra Singh..............................           46,757(3)                *
Nathaniel Davis.............................           46,757                   *
Thomas R. Donohue...........................           46,757                   *
Pierce J. Roberts, Jr.......................           63,751(4)                *
Steve Gavenas...............................           57,818(5)                *
Stephen Cook................................          119,139(6)                *
Stelios Patsiokas...........................          124,396(7)                *
All directors and executive officers as a
  group (14 persons)........................        1,484,446(8)              1.9%

--------
 * Less than 1%.

(1) Does not include 387,680 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons' minor children, of which Mr. Parsons' spouse is the trustee, has acquired a minority membership interest in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. and 16,179 shares. Mr. Parsons disclaims beneficial ownership of these interests.

(2) Does not include 433,333 shares issuable upon exercise of options that are not exercisable within 60 days.

(3) Rajendra Singh, a member of our board of directors, indirectly owns a controlling interest in Telcom-XM Investors, L.L.C. Dr. Singh disclaims beneficial ownership of the shares of Class A common stock beneficially owned by Telcom-XM Investors, L.L.C.

(4) Includes 2,500 shares issuable upon exercise of Series B convertible preferred stock. Mr. Roberts is affiliated with AEA XM Investors Inc., which is the general partner of each of XM Investors I LP, a Delaware limited partnership, and XM Investors II LP, a Delaware limited partnership, which each manage AEA XM Investors I LLC and AEA XM Investors II LLC, respectively. Mr. Roberts disclaims beneficial ownership of the shares of Class A common stock beneficially owned by each of AEA XM Investors I LLC and AEA XM Investors II LLC.

(5) Does not include 137,833 shares issuable upon exercise of options that are not exercisable within 60 days.

(6) Does not include 146,667 shares issuable upon exercise of options that are not exercisable within 60 days.

(7) Does not include 163,334 shares issuable upon exercise of options that are not exercisable within 60 days.

(8) Does not include 1,435,515 shares issuable upon exercise of options that are not exercisable within 60 days.

Shareholders' Agreement

   The Company has entered into a shareholders' agreement with certain of its primary investors, including the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock, containing, among others, the provisions described below.

   The parties to the shareholders' agreement are entitled to designate directors to the Company's Board of Directors and to observe meetings of the Board. These provisions are described above under the caption "Election of Directors--Provisions of Shareholders' Agreement Governing the Board of Directors." In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and the Company's governing instruments.

   Motient Corporation, a party to the shareholders' agreement although no longer a stockholder of the Company and no longer entitled to designate any directors, agreed not to compete with the Company in the satellite radio business in the United States for a period expiring in November 2004.

   The shareholders' agreement will terminate upon unanimous consent of the parties, the bankruptcy of the Company or at such time as only one shareholder remains a party to the agreement.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contract with Hughes

   Since February 2000, we have been a party to a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters, which supplement our high-powered satellite signals. Repeaters are available in accordance with our implementation plan. Payments under this contract are expected to be approximately $128.0 million. As of December 31, 2001, we had paid $95.8 million under this contract.

   The contract provides that we may reduce the number of repeaters ordered under the contract to a specified minimum order or terminate the terrestrial repeater contract altogether, in which case we are required to pay certain amounts to Hughes Electronics depending on the date of the reduction or termination and other factors. We have agreed to make certain incentive payments to Hughes Electronics for timely delivery of the terrestrial repeaters. In the event of late delivery of the terrestrial repeaters, we are entitled to specified liquidated damages. In certain events of default by Hughes Electronics, we may terminate the contract and would be entitled to have the work completed by a third party plus certain costs resulting from the termination.

Distribution Agreement with General Motors and OnStar

   Since June 1999, we have been a party to a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive broadcasts by Sirius Radio, our primary competitor, as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States.

   We have agreed, for a nine-month period beginning on July 1, 2001, that General Motors shall be the exclusive vehicle manufacturer in whose new vehicles we will activate the XM Radio service. In addition, we have significant annual, fixed payment obligations to General Motors through 2004. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond 2004 range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios.

   This agreement is subject to renegotiation if four years after the commencement of commercial operations and at two-year intervals thereafter General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commenced commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

   In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both companies' services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of the distribution agreement with General Motors. The agreement with General Motors provides that if General Motors elects to install radios which are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Engineering Contract with LCC International

   Since August 1999, we have been a party to a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network supplements our high-powered satellite signals. This contract does not include the repeater hardware, which is supplied by a separate vendor. As of December 31, 2001, we had paid $109.9 million under this contract.

   The contract designates LCC International as the prime contractor for the implementation of our terrestrial repeater sites. Under this contract, LCC International will perform various services, including program management radio frequency engineering, site acquisition, architectural and engineering design, zoning, regulatory services, network management testing and certain construction and interim system maintenance.

   The design of our terrestrial repeater system was guided by a radio frequency analysis technique developed by LCC International. This technique uses analysis of the satellite footprint to discover areas likely to have impaired reception of XM Radio through technology similar to that used in certain cellular telephone systems.

   Dr. Rajendra Singh, a member of our Board of Directors and a member of the board of directors of LCC International, controls the largest shareholder of LCC International.

Clear Channel Agreements

   We have an advertising sales agreement with Premiere Radio Networks, an affiliate of Clear Channel Communications. Under this agreement, Premiere sells to advertisers time inventory owned by XM Radio for advertisements to be run on XM Radio channels. During the fiscal year ended December 31, 2001, we incurred $0.3 million under this contract.

   We have a sponsorship agreement with Clear Channel Entertainment, pursuant to which we are, with certain exceptions, the exclusive satellite radio advertiser at Clear Channel Entertainment events and venues. During the fiscal year ended December 31, 2001, we incurred $4.1 million under this contract.

   We have an additional agreement with Clear Channel Communications that is described below under the heading "Investor Operational Agreements."

Technology License Agreement with Motient

   Motient, formerly our controlling stockholder, has granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

   Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for Motient the right to use such technology. We have granted to Motient a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with Motient's mobile satellite business in the United States and other than in connection with any satellite radio system.

   The technology license renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

Registration Rights Agreement

   We have a registration rights agreement with the former holders of our Series A subordinated convertible notes and the holders of our Series C preferred stock. Each of these parties is entitled to demand registration with respect to our Class A common stock, including shares issuable upon conversion of other securities. These rights are subject to our right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request.

   In addition to these demand rights, parties to the registration rights agreement may request registration of at least $25.0 million of our Class A common stock.

   Parties to the registration rights agreement also have rights to include their Class A common stock in registered offerings initiated by us, other than an offering for high yield debt. The Series C holders may also demand registration upon a change of control.

Shareholders' Agreement

   We have entered into a shareholders' agreement with certain of our primary investors, including the former holders of our Series A subordinated convertible notes and the holders of our Series C preferred stock, containing, among others, the provisions described below.

   The parties to the shareholders' agreement are entitled to designate directors to our Board of Directors and to observe meetings of the Board. In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and our governing instruments.

   Motient Corporation, a party to the shareholders' agreement although no longer one of our stockholders and no longer entitled to designate three directors, agreed not to compete with us in the satellite radio business in the United States for a period expiring in November 2004.

   The shareholders' agreement will terminate upon unanimous consent of the parties, our bankruptcy or at such time as only one shareholder remains a party to the agreement.

Investor Operational Agreements

   We have agreements with Clear Channel, DIRECTV and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners, under which we will make available to such companies up to 406.6 kilobits per second,
204.8 kilobits per second, and 64.0 kilobits per second each, respectively, of our bandwidth, for such companies to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Until these options are exercised and this bandwidth is actually used by such companies, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or obligations to other content providers, and must meet our quality standards.

   The agreements call for us to have a technology advisory committee on which Clear Channel, DIRECTV and the TCM Group have representatives. The committee directs the selection of appropriate billing, customer service and conditional access systems for us, as well as its overall system integration effort. We have granted to Clear Channel, DIRECTV, and TCM Group under these agreements a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

   We have entered into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities and will use DIRECTV's customer service, billing and conditional access capabilities if made available to us on competitive terms and conditions. DIRECTV is to make good faith efforts to represent us in obtaining distribution of XM Radio service through DIRECTV's existing retail distribution network. We will provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

   The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

   These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or a certain amount of their original investments in us.

                                  MANAGEMENT

   The following table sets forth the name and age of each member of our Board of Directors, indicating all positions and offices currently held by each director. Holdings and XM have the same directors.

  Name                      Age Position
  ----                      --- --------
  Gary M. Parsons.......... 51  Chairman of the Board of Directors
  Hugh Panero.............. 46  President, Chief Executive Officer and Member,
                                Board of Directors
  Nathaniel A. Davis(1).... 48  Member, Board of Directors
  Thomas J. Donohue(2)..... 63  Member, Board of Directors
  Chester A. Huber, Jr..... 47  Member, Board of Directors
  Randall T. Mays(1)(2).... 36  Member, Board of Directors
  Pierce J. Roberts, Jr.(1) 55  Member, Board of Directors
  Jack Shaw(2)............. 63  Member, Board of Directors
  Rajendra Singh(2)........ 47  Member, Board of Directors

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he has served as a director.

   Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. Mr. Parsons is Chairman of the Board of Directors of Motient, a position he has held since March 1998. He also serves on the board of Sorrento Networks Corporation. Mr. Parsons joined Motient in July 1996 and has also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

   Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

   Nathaniel A. Davis has served as a member of our Board of Directors since October 1999. Mr. Davis is President and Chief Operating Officer of XO Communications Inc., formerly Nextlink Communications Inc. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel's nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

   Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world's largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Qwest Communications International, Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

   Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was general manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 27-year career with General Motors, including general director of Aftermarket Parts and Services, and general director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber also serves on the board of directors of General Magic, Inc.

   Randall T. Mays has served as a member of our Board of Directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of Clear Channel Communications and CNET Networks.

   Pierce J. Roberts, Jr. has served as a member of our Board of Directors since August 2000. Mr. Roberts has been Managing Director of AEA Investors since September 1999. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group. Prior to that, he was Managing Director at The Blackstone Group, Vice President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

   Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw is Chief Executive Officer of Hughes Electronics Corporation and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee. Mr. Shaw has been a director of Motient since July 1996 and has previously served as Chairman of Motient's Board. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987.

   Rajendra Singh has served as member of our Board of Directors since July 1999. Dr. Singh is a member of the Board of Directors and a co-founder of LCC International. Dr. Singh was President of LCC International from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995 and was Interim President from September 1998 to May 1999. Dr. Singh is Chairman of the Members Committee of Telcom Ventures L.L.C.

Director Compensation

   Our independent directors (as determined under our shareholders' agreement) receive retainer fees of $2,500 per quarter. In addition, these independent directors receive $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. Independent directors also receive $3,000 per year for each board committee on which they serve. In January 2001, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $18.69 per share. Mr. Shaw elected to forego receipt of these options. In January 2002, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $14.99 per share. Messrs. Huber and Shaw elected to forego receipt of these options.

Executive Officers

   The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors. Holdings and XM have the same officers.

Name                Age Position(1)
----                --- -----------
Stephen Cook....... 46  Executive Vice President, Sales, Marketing and Customer
                          Operations
Steven P. Gavenas.. 46  Executive Vice President, Programming
Stelios Patsiokas.. 49  Executive Vice President, Engineering and Technology
Joseph M. Titlebaum 39  Senior Vice President, General Counsel and Secretary

--------
(1) Heinz Stubblefield served as our Senior Vice President, Chief Financial Officer until April 2002.

   Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

   Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales, Marketing and Customer Operations in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE's cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

   Steven P. Gavenas has served as our Senior Vice President, New Business Development since December 1999 and was promoted to Executive Vice President, Programming in January 2002. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

   Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola's Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds 24 United States patents.

   Joseph M. Titlebaum has served as our Senior Vice President, General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

                            EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers for 2001, referred to collectively as the named executive officers:

                          Summary Compensation Table

                                                                                     Long-Term
                                                                                    Compensation
                                                      Annual Compensation              Awards
                                                -----------------------------    ------------------
                                                                                   Class A Shares
Name and Principal Position(s)             Year  Salary   Bonus      Other(1)    Underlying Options
------------------------------             ---- -------- --------    --------    ------------------
Hugh Panero............................... 1999 $286,533 $125,000    $  1,354         100,000
 President and Chief Executive Officer     2000  310,000  186,000       5,741              --
                                           2001  340,000  454,600(2)   20,948         267,500(3)
Steven P. Gavenas......................... 1999   10,606       --          --              --
 Executive Vice President, Programming     2000  217,500   80,000       5,100          53,500
                                           2001  233,200  122,430       3,261          60,000(3)
Stelios Patsiokas......................... 1999  211,700   84,680         213          50,000
 Executive Vice President, Engineering and 2000  224,400  135,000      35,835              --
 Technology                                2001  240,000  144,000       5,100         100,000(3)
Gary Parsons.............................. 1999       --       --     140,096(4)      267,570
 Chairman                                  2000       --  200,000     186,250(4)      100,000
                                           2001       --  425,520          --         267,500(3)
Stephen Cook.............................. 1999  205,960  120,082(2)    1,927         103,514
 Executive Vice President, Sales,          2000  247,067  130,000      47,677              --
 Marketing and Customer Operations         2001  262,000  137,550      45,769          75,000(3)

--------
(1) "Other" compensation includes stock grants, moving expenses, health club memberships, 401(k) plan contributions and other taxable expenses.
(2) Includes a signing bonus of $100,000 to Mr. Panero and a signing bonus of $50,000 to Mr. Cook in connection with their respective employment agreements.
(3) In January 2002, we granted options to purchase an aggregate of 240,000 shares at an exercise price of $14.99 per share to certain of the named executive officers. These options expire on January 16, 2012. We also granted an option to purchase 182,500 shares to Mr. Panero in January 2002 at an exercise price of $15.50 per share, which expires on June 1, 2011, and an option to purchase 32,500 shares to Mr. Parsons at an exercise price of $16.79 per share, which expires on July 2, 2011, in accordance with their respective employment agreements.
(4) Based on the fair value of 14,716 and 5,000 shares of Class A common stock awarded to Mr. Parsons in 1999 and 2000, respectively.

Employment Agreements

   Chairman of the Board. Gary Parsons is employed as our Chairman of the Board of Directors for a term of three years under an employment agreement effective July 1, 2001. His employment agreement, which calls for Mr. Parsons to devote approximately half of his business time to our company, does not provide for a base salary. Mr. Parsons is eligible for a pro-rata discretionary annual bonus to be determined by the Board of Directors according to Mr. Parsons' personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is one half of Mr. Panero's total compensation.

   Under Mr. Parsons' employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, we agreed to grant Mr. Parsons a 10-year option to purchase 300,000 shares of Class A common stock at an exercise price of $16.79 per share, of which we granted an option to purchase 267,500 shares on July 2, 2001 and an option to purchase 32,500 shares on January 16, 2002. These options vest in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. Provided that he is still employed by us, Mr. Parsons will also receive a 10-year option to purchase 150,000 shares of Class A common stock on July 1, 2002 and a 10-year option to purchase 150,000 shares of Class A common stock on July 1, 2003. These options will have an exercise price equal to the closing price of the Class A common stock on the date of grant and will vest in equal installments on each of the first, second and third anniversaries of the date of grant.

   In the event of termination of Mr. Parsons' employment without cause or if Mr. Parsons resigns for good reason, including a change of control, we will continue to pay Mr. Parsons' base salary, if any, and discretionary bonus and will continue to make available all applicable benefits for two years from the date of termination. In addition, all options granted to Mr. Parsons would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Parsons' employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on July 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Parsons' employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months.

   Mr. Parsons' employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

   President and Chief Executive Officer. Hugh Panero is employed as our President, Chief Executive Officer and member of the Board of Directors for a term of three years under an employment agreement effective June 1, 2001. His employment agreement provides for a signing bonus of $100,000 and an annual base salary of $365,000 for the first year, $400,000 in the second year and $435,000 in the third year, subject to increase from time to time by our Board of Directors. Mr. Panero is eligible for an annual leadership bonus equal to 30% of his annual base salary and is also eligible for a discretionary annual bonus to be determined by the Board of Directors according to Mr. Panero's personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 30-70% of Mr. Panero's annual base salary.

   Under Mr. Panero's employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, we agreed to grant to Mr. Panero a 10-year option to purchase 300,000 shares of Class A common stock. On June 1, 2001, we granted Mr. Panero an option to purchase 117,500 shares at an exercise price of $15.50 per share. Under our Shares Award Plan, we granted an option for an additional 182,500 shares in January 2002 at an exercise price of $15.50 per share. These options vest in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. Provided that he is still employed by us, Mr. Panero will also receive a 10-year option to purchase 150,000 shares of Class A common stock on June 1, 2002 and a 10-year option to purchase 150,000 shares of Class A common stock on June 1, 2003. These options will have an exercise price equal to the closing price of the Class A common stock on the date of grant and will vest in equal installments on each of the first, second and third anniversaries of the date of grant.

   In the event of termination of Mr. Panero's employment without cause or if Mr. Panero resigns for good reason, including a change of control, we will continue to pay Mr. Panero's base salary and pro-rated leadership bonus and will continue to make available all applicable benefits for two years from the date of termination. We will also pay to Mr. Panero a pro-rated discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year, for the portion of the year prior to termination. In addition, all options granted to Mr. Panero would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Panero's employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on June 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Panero's employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months.

   Mr. Panero's employment agreement restricts him from engaging in any business in the United States which resembles or competes with our company for a period of one year following termination of his employment.

Stock Plans

  Shares Award Plan

   In 1998, our board of directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board's compensation committee.

   We can grant options, stock appreciation rights, restricted stock or phantom shares under the plan. The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 8,000,000 shares. We may not grant awards of more than 267,570 shares of our common stock to any participant in any calendar year. Our Board has approved an increase in the number of shares that may be granted under the plan to 13,400,000 and the number of shares that may be granted to any participant in a calendar year to 1,000,000, subject to stockholder approval. Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award. No stock appreciation right may be exercisable until six months after the day of grant. A stock appreciation right entitles the participant to receive the excess of the fair market value of our common stock on the date of the exercise of the stock appreciation right over its grant price.

   If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of our assets, then the holder of an outstanding award will have the right immediately prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisability. All such awards which are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring us to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the shares award plan. If the participant's employment with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

  Employee Stock Purchase Plan

   We have an employee stock purchase plan that provides for the issuance of 600,000 shares of Class A common stock. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own five percent or more of our total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize us to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period.

  Stock Option Grants in 2001

   The following table sets forth information concerning the stock options we granted to named executive officers under the 1998 Shares Award Plan in 2001.

                                Individual Grants
                  ----------------------------------------------
                                                                 Potential Realizable Value
                                 Percent of                        at Assumed Annual Rates
                    Number of      Total                         of Stock Price Appreciation
                  Common Shares   Options   Exercise                   for Stock Term
                    Underlying   Granted to   Price   Expiration ---------------------------
Name              Option Granted Employees  Per Share    Date         5%            10%
----              -------------- ---------- --------- ----------  ----------    ----------
Hugh Panero......    150,000         5.6%   $18.6875   1/11/11   $1,762,870    $4,467,459
                     117,500         4.4%   $15.5000    6/1/11   $1,145,374    $2,902,603
Steven Gavenas...     60,000         2.2%   $18.6875   1/11/11   $  705,148    $1,786,984
Stephen Cook.....     75,000         2.8%   $18.6875   1/11/11   $  881,435    $2,233,730
Stelios Patsiokas    100,000         3.7%   $18.6875   1/11/11   $1,175,247    $2,978,306
Gary Parsons.....    267,500        10.0%   $16.7900    7/2/11   $2,824,570    $7,158,015

   In January 2002, we granted options to purchase an aggregate of 240,000 shares at an exercise price of $14.99 per share to certain of the named executive officers. These options expire on January 16, 2012. We also granted an option to purchase 182,500 shares to Mr. Panero in January 2002 at an exercise price of $15.50 per share, which expires on June 1, 2011, and an option to purchase 32,500 shares to Mr. Parsons at an exercise price of $16.79 per share, which expires on July 2, 2011, in accordance with their respective employment agreements.

  Stock Option Exercises in 2001

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2001 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 2001 by each of the named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2001, which was $18.36.

      Aggregate Option Exercises in 2001 and Values at December 31, 2001

                                            Number of Securities         Value of Unexercised
                   Number of           Underlying Unexercised Options    In-the-Money Options
                    Shares                  at December 31, 2001           December 31, 2001
                   Acquired    Value   ------------------------------- -------------------------
Name              on Exercise Realized Exercisable(#) Unexercisable(#) Exercisable Unexercisable
----              ----------- -------- -------------- ---------------- ----------- -------------
Hugh Panero......     --         --       334,237         300,833      $2,789,321    $548,048
Steven Gavenas...     --         --        35,667          77,833      $  226,842    $113,418
Stephen Cook.....     --         --        69,009         109,505      $  527,374    $263,690
Stelios Patsiokas     --         --        86,847         116,667      $  685,062    $106,002
Gary Parsons.....     --         --       247,390         387,680      $1,892,255    $893,039

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

                                                      Number of
               Name                                    Shares
               ----                                   ----------
               Morgan Stanley & Co. Incorporated.....  4,216,450
               Merrill Lynch, Pierce, Fenner & Smith
                          Incorporated...............  4,216,450
               Credit Suisse First Boston Corporation  1,807,050
               Deutsche Bank Securities Inc..........  1,807,050
               Bear, Stearns & Co. Inc...............    268,000
               Robertson Stephens, Inc...............    268,000
               Salomon Smith Barney Inc..............    268,000
               SG Cowen Securities Corporation.......    268,000
               SoundView Technology Corporation......    268,000
                                                      ----------

                  Total.............................. 13,387,000
                                                      ==========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to various dealers at a price that represents a concession not in excess of $0.36 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,008,050 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated subject to specified conditions to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' over-allotment option is exercised in full, the total price to the public would be $177,043,075, the total underwriters' discounts and commissions would be $8,409,546 and the total proceeds to us would be $168,633,529.

   We, our directors, executive officers and a number of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 90 days after the date of this prospectus, each of us will not, directly or indirectly, offer, sell or otherwise dispose of shares of Class A common stock, except for the shares of Class A common stock offered hereby, the shares of Class A common stock issuable upon exercise of outstanding convertible securities and the shares issued and options granted pursuant to our existing stock option plans.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have each agreed to indemnify each other against specific liabilities, including liabilities under the Securities Act.

   From time to time, certain of the underwriters have provided, and continue to provide, investment banking services to us. In the second half of 2001, certain holders of our Series B convertible redeemable preferred stock and our 7.75% convertible subordinated notes due 2006, including Credit Suisse First Boston Corporation, exchanged some of their shares and/or notes for shares of our Class A common stock.

                                 LEGAL MATTERS

   Certain legal matters with respect to the securities offered by this prospectus supplement will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters with respect to communications regulatory issues will be passed upon for us by Shaw Pittman, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP contain an explanatory paragraph that states that the Company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

Independent Auditors' Report...................................................  F-2
Consolidated Balance Sheets....................................................  F-3
Consolidated Statements of Operations..........................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)......................  F-5
Consolidated Statements of Cash Flows..........................................  F-6
Notes to Consolidated Financial Statements.....................................  F-7
Independent Auditors' Report on Consolidated Financial Statement Schedule...... F-32
Schedule I--Valuation and Qualifying Accounts.................................. F-33

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
XM Satellite Radio Holdings Inc.:

   We have audited the accompanying consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/  KPMG LLP

  McLean, VA
  January 23, 2002

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 2000 AND 2001

                                                                                                     2000              2001
                                                                                                  ----------        ----------
                                                                                                (in thousands, except share data)
                                            ASSETS
Current assets:
   Cash and cash equivalents................................................................... $  224,903        $  182,497
   Short-term investments......................................................................         --            28,355
   Restricted investments......................................................................     45,585            44,861
   Accounts receivable, net of allowance for doubtful accounts of $0 and $10...................         --               478
   Prepaid and other current assets............................................................      8,815            15,720
                                                                                                  ----------        ----------
       Total current assets....................................................................    279,303           271,911
Other assets:
   Restricted investments, net of current portion..............................................    115,581            27,898
   System under construction...................................................................    815,016            55,056
   Property and equipment, net of accumulated depreciation and amortization of $2,337 and
     $43,384...................................................................................     50,052         1,066,191
   Goodwill and intangibles, net of accumulated amortization of $2,599 and $3,974..............     24,001            22,626
   Other assets, net of accumulated amortization of $672 and $2,167............................      9,265            12,521
                                                                                                  ----------        ----------
       Total assets............................................................................ $1,293,218        $1,456,203
                                                                                                  ==========        ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable............................................................................ $   31,793        $   36,559
   Accrued expenses............................................................................      6,039            26,098
   Accrued network optimization expenses (note 15).............................................         --             8,595
   Current portion of long-term debt...........................................................        556             1,910
   Due to related parties......................................................................     15,429            26,052
   Accrued interest............................................................................     13,397            15,664
                                                                                                  ----------        ----------
       Total current liabilities...............................................................     67,214           114,878
Long-term debt, net of current portion.........................................................    262,665           411,520
Royalty payable, net of current portion........................................................      2,600             1,800
Other non-current liabilities..................................................................      4,787             1,354
                                                                                                  ----------        ----------
       Total liabilities.......................................................................    337,266           529,552
                                                                                                  ----------        ----------
Stockholders' equity:
   Series A convertible preferred stock, par value $0.01 (liquidation preference of $102,688);
     15,000,000 shares authorized, 10,786,504 shares issued and outstanding at December
     31, 2000 and 2001.........................................................................        108               108
   Series B convertible redeemable preferred stock, par value $0.01 (liquidation preference of $43,364); 3,000,000 shares authorized, 867,289 shares issued and outstanding at
     December 31, 2000 and 2001................................................................          9                 9
   Series C convertible redeemable preferred stock, par value $0.01 (liquidation preference of $244,277 and $263,664 at December 31, 2000 and 2001, respectively); 250,000 shares authorized, 235,000 shares issued and outstanding at December 31, 2000 and
     2001......................................................................................          2                 2
   Class A common stock, par value $0.01; 180,000,000 shares authorized, 34,073,994 and
     74,482,168 shares issued and outstanding at December 31, 2000 and 2001, respectively......        341               745
   Class B common stock, par value $0.01; 30,000,000 shares authorized, 16,557,262 and no
     shares issued and outstanding at December 31, 2000 and 2001, respectively.................        166                --
   Class C common stock, par value $0.01; 30,000,000 shares authorized, no shares issued
     and outstanding at December 31, 2000 and 2001.............................................         --                --
   Additional paid-in capital..................................................................  1,061,921         1,316,761
   Accumulated deficit.........................................................................   (106,595)         (390,974)
                                                                                                  ----------        ----------
       Total stockholders' equity..............................................................    955,952           926,651
                                                                                                  ----------        ----------
Commitments and contingencies (notes 1, 2, 3, 5, 10 and 15)
       Total liabilities and stockholders' equity.............................................. $1,293,218        $1,456,203
                                                                                                  ==========        ==========

         See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                                      1999         2000         2001
                                                                   -----------  -----------  -----------
                                                                     (in thousands, except share data)
Revenue:
   Subscriber revenue............................................. $        --  $        --  $       246
   Ad sales revenue...............................................          --           --          294
       Less: Agency commissions...................................          --           --          (43)
   Other revenue..................................................          --           --           36
                                                                   -----------  -----------  -----------
       Total revenue..............................................          --           --          533
                                                                   -----------  -----------  -----------
Operating expenses:
   Broadcasting operations:
       Content/programming........................................      (1,014)      (6,878)     (27,924)
       System operations..........................................      (2,877)     (23,227)     (67,571)
       Customer care and billing operations.......................          --         (856)      (6,034)
   Sales and marketing............................................      (3,351)     (16,078)     (99,789)
   General and administrative.....................................     (14,496)     (16,624)     (24,595)
   Research and development.......................................      (7,440)     (12,701)     (14,255)
   Depreciation and amortization..................................      (1,513)      (3,115)     (41,971)
                                                                   -----------  -----------  -----------
       Total operating expenses...................................     (30,691)     (79,479)    (282,139)
                                                                   -----------  -----------  -----------
Operating loss....................................................     (30,691)     (79,479)    (281,606)
Other income (expense):
   Interest income................................................       2,916       27,606       15,198
   Interest expense...............................................      (9,121)          --      (18,131)
   Other income, net..............................................          --           --          160
                                                                   -----------  -----------  -----------
       Net loss...................................................     (36,896)     (51,873)    (284,379)
                                                                   -----------  -----------  -----------
8.25% Series B preferred stock dividend requirement...............          --       (5,935)      (3,766)
8.25% Series C preferred stock dividend requirement...............          --       (9,277)     (19,387)
Series B preferred stock deemed dividend..........................          --      (11,211)          --
Series C preferred stock beneficial conversion feature............          --     (123,042)          --
                                                                   -----------  -----------  -----------
       Net loss attributable to common stockholders............... $   (36,896) $  (201,338) $  (307,532)
                                                                   ===========  ===========  ===========
Net loss per share:
   Basic and diluted.............................................. $     (2.40) $     (4.15) $     (5.13)
                                                                   ===========  ===========  ===========
Weighted average shares used in computing net loss per share-basic
  and diluted.....................................................  15,344,102   48,508,042   59,920,196
                                                                   ===========  ===========  ===========

         See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                                           Series B         Series C
                                                        Series A         Convertible       Convertible
                                                       Convertible        Redeemable       Redeemable
                                                     Preferred Stock   Preferred Stock   Preferred Stock
                                                    ----------------- -----------------  ---------------
                                                      Shares   Amount   Shares    Amount  Shares  Amount
                                                    ---------- ------ ----------  ------ -------  ------

Balance at January 1, 1999.........................         --  $ --          --   $ --       --   $--
53,514-for-one stock split.........................         --    --          --     --       --    --
Initial public offering............................         --    --          --     --       --    --
Conversion of Series A convertible debt............ 10,786,504   108          --     --       --    --
Conversion of subordinated convertible notes
 payable to related party..........................         --    --          --     --       --    --
Increase in DARS license, goodwill and intangibles.         --    --          --     --       --    --
Charge for beneficial conversion feature of note
 issued to Parent..................................         --    --          --     --       --    --
Issuance of shares to employees through stock
 option and purchase plans.........................         --    --          --     --       --    --
Non-cash stock compensation........................         --    --          --     --       --    --
Net loss...........................................         --    --          --     --       --    --
                                                    ----------  ----  ----------   ----  -------   ---
Balance at December 31, 1999....................... 10,786,504  $108          --   $ --       --   $--
Secondary public offering..........................         --    --          --     --       --    --
Sale of Series B convertible redeemable preferred
 stock.............................................         --    --   2,000,000     20       --    --
Sale of Series C convertible redeemable preferred
 stock.............................................         --    --          --     --  235,000     2
Incentivized conversion of Series B convertible
 redeemable preferred stock........................         --    --  (1,132,711)   (11)      --    --
Sale of warrants to purchase Class A common stock..         --    --          --     --       --    --
Conversion of Class B common stock.................         --    --          --     --       --    --
Series B convertible redeemable preferred stock
 dividends.........................................         --    --          --     --       --    --
Issuance of shares to employees through stock
 option and purchase plans.........................         --    --          --     --       --    --
Non-cash stock compensation........................         --    --          --     --       --    --
Net loss...........................................         --    --          --     --       --    --
                                                    ----------  ----  ----------   ----  -------   ---
Balance at December 31, 2000....................... 10,786,504  $108     867,289   $  9  235,000   $ 2
Conversion of Class B common stock.................         --    --          --     --       --    --
Incentivized conversion of convertible subordinated
 notes to Class A common stock.....................         --    --          --     --       --    --
Secondary public offerings.........................         --    --          --     --       --    --
Series B convertible redeemable preferred stock
 dividends.........................................         --    --          --     --       --    --
Issuance of shares to employees through stock
 option and purchase plans.........................         --    --          --     --       --    --
Non-cash stock compensation........................         --    --          --     --       --    --
Net loss...........................................         --    --          --     --       --    --
                                                    ----------  ----  ----------   ----  -------   ---
Balance at December 31, 2001....................... 10,786,504  $108     867,289   $  9  235,000   $ 2


                                                         Class A            Class B          Class C
                                                      Common Stock       Common Stock     Common Stock  Additional
                                                    ----------------- ------------------  -------------  Paid-in    Accumulated
                                                      Shares   Amount   Shares     Amount Shares Amount  Capital      Deficit
                                                    ---------- ------ -----------  ------ ------ ------ ----------  -----------

Balance at January 1, 1999.........................         --  $ --          125  $  --    --    $--   $   10,643   $ (17,826)
53,514-for-one stock split.........................         --    --    6,689,125     67    --     --          (67)         --
Initial public offering............................ 10,241,000   102           --     --    --     --      114,032          --
Conversion of Series A convertible debt............ 16,179,755   162           --     --    --     --      246,079          --
Conversion of subordinated convertible notes
 payable to related party..........................         --    --   11,182,926    112    --     --      106,843          --
Increase in DARS license, goodwill and intangibles.         --    --           --     --    --     --       51,624          --
Charge for beneficial conversion feature of note
 issued to Parent..................................         --    --           --     --    --     --        5,520          --
Issuance of shares to employees through stock
 option and purchase plans.........................     29,862     1           --     --    --     --          303          --
Non-cash stock compensation........................     14,716    --           --     --    --     --        4,210          --
Net loss...........................................         --    --           --     --    --     --           --     (36,896)
                                                    ----------  ----  -----------  -----    --    ---   ----------   ---------
Balance at December 31, 1999....................... 26,465,333  $265   17,872,176  $ 179    --    $--   $  539,187   $ (54,722)
Secondary public offering..........................  4,370,000    44           --     --    --     --      132,026          --
Sale of Series B convertible redeemable preferred
 stock.............................................         --    --           --     --    --     --       96,452          --
Sale of Series C convertible redeemable preferred
 stock.............................................         --    --           --     --    --     --      226,820          --
Incentivized conversion of Series B convertible
 redeemable preferred stock........................  1,700,016    17           --     --    --     --           (6)         --
Sale of warrants to purchase Class A common stock..         --    --           --     --    --     --       63,536          --
Conversion of Class B common stock.................  1,314,914    13   (1,314,914)   (13)   --     --           --          --
Series B convertible redeemable preferred stock
 dividends.........................................    145,166     1           --     --    --     --           (1)         --
Issuance of shares to employees through stock
 option and purchase plans.........................     73,565     1           --     --    --     --        1,164          --
Non-cash stock compensation........................      5,000    --           --     --    --     --        2,743          --
Net loss...........................................         --    --           --     --    --     --           --     (51,873)
                                                    ----------  ----  -----------  -----    --    ---   ----------   ---------
Balance at December 31, 2000....................... 34,073,994  $341   16,557,262  $ 166    --    $--   $1,061,921   $(106,595)
Conversion of Class B common stock................. 16,557,262   166  (16,557,262)  (166)   --     --           --          --
Incentivized conversion of convertible subordinated
 notes to Class A common stock.....................  4,194,272    42           --     --    --     --       50,950          --
Secondary public offerings......................... 19,000,000   190           --     --    --     --      197,896          --
Series B convertible redeemable preferred stock
 dividends.........................................    466,180     5           --     --    --     --           (5)         --
Issuance of shares to employees through stock
 option and purchase plans.........................    190,460     1           --     --    --     --        1,132          --
Non-cash stock compensation........................         --    --           --     --    --     --        4,867          --
Net loss...........................................         --    --           --     --    --     --           --    (284,379)
                                                    ----------  ----  -----------  -----    --    ---   ----------   ---------
Balance at December 31, 2001....................... 74,482,168  $745           --  $  --    --    $--   $1,316,761   $(390,974)


                                                        Total
                                                    Stockholders'
                                                       Equity
                                                      (Deficit)
                                                    -------------

Balance at January 1, 1999.........................      (7,183)
53,514-for-one stock split.........................          --
Initial public offering............................     114,134
Conversion of Series A convertible debt............     246,349
Conversion of subordinated convertible notes
 payable to related party..........................     106,955
Increase in DARS license, goodwill and intangibles.      51,624
Charge for beneficial conversion feature of note
 issued to Parent..................................       5,520
Issuance of shares to employees through stock
 option and purchase plans.........................         304
Non-cash stock compensation........................       4,210
Net loss...........................................     (36,896)
                                                      ---------
Balance at December 31, 1999.......................   $ 485,017
Secondary public offering..........................   $ 132,070
Sale of Series B convertible redeemable preferred
 stock.............................................      96,472
Sale of Series C convertible redeemable preferred
 stock.............................................     226,822
Incentivized conversion of Series B convertible
 redeemable preferred stock........................          --
Sale of warrants to purchase Class A common stock..      63,536
Conversion of Class B common stock.................          --
Series B convertible redeemable preferred stock
 dividends.........................................          --
Issuance of shares to employees through stock
 option and purchase plans.........................       1,165
Non-cash stock compensation........................       2,743
Net loss...........................................     (51,873)
                                                      ---------
Balance at December 31, 2000.......................   $ 955,952
Conversion of Class B common stock.................          --
Incentivized conversion of convertible subordinated
 notes to Class A common stock.....................      50,992
Secondary public offerings.........................     198,086
Series B convertible redeemable preferred stock
 dividends.........................................          --
Issuance of shares to employees through stock
 option and purchase plans.........................       1,133
Non-cash stock compensation........................       4,867
Net loss...........................................    (284,379)
                                                      ---------
Balance at December 31, 2001.......................   $ 926,651

         See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                                               1999       2000       2001
                                                                             ---------  ---------  ---------
                                                                                      (in thousands)
Cash flows from operating activities:
 Net loss................................................................... $ (36,896) $ (51,873) $(284,379)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Bad debt expense.........................................................        --         --         10
   Depreciation and amortization............................................     1,478      3,369     42,422
   Loss on disposal computer equipment......................................        --         --        435
   Amortization of deferred financing fees..................................       509         --         --
   Non-cash stock-based compensation........................................     4,210      2,743      4,867
   Non-cash charge for beneficial conversion feature of note issued to
     investor...............................................................     5,520         --         --
   Changes in operating assets and liabilities:
       Increase in accounts receivable......................................        --         --       (488)
       Increase in prepaid and other current assets.........................      (905)    (7,738)    (6,905)
       Decrease in other assets.............................................        43         --         --
       Increase in accounts payable and accrued expenses....................     7,519     16,026     29,531
       Increase (decrease) in amounts due to related parties................    (1,316)        26      2,696
       Increase in accrued interest.........................................     3,053         --      8,763
                                                                             ---------  ---------  ---------
          Net cash used in operating activities.............................   (16,785)   (37,447)  (203,048)
                                                                             ---------  ---------  ---------
Cash flows from investing activities:
   Purchase of property and equipment.......................................    (2,008)   (41,925)   (58,520)
   Additions to system under construction...................................  (159,510)  (424,342)  (142,321)
   Net purchase/maturity of short-term investments..........................   (69,472)    69,472    (28,355)
   Net purchase/maturity of restricted investments..........................        --   (106,338)    40,317
   Other investing activities...............................................    (3,422)   (56,268)   (32,482)
                                                                             ---------  ---------  ---------
          Net cash used in investing activities.............................  (234,412)  (559,401)  (221,361)
                                                                             ---------  ---------  ---------
Cash flows from financing activities:
   Proceeds from sale of common stock and capital contribution..............   114,428    133,235    199,219
   Proceeds from issuance of Series B convertible redeemable preferred
     stock..................................................................        --     96,472         --
   Proceeds from issuance of 14% senior secured notes and warrants..........        --    322,889         --
   Proceeds from issuance of Series C convertible redeemable preferred
     stock..................................................................        --    226,822         --
   Proceeds from issuance of subordinated convertible notes to related
     parties................................................................    22,966         --         --
   Proceeds from issuance of 7.75% convertible subordinated notes...........        --         --    125,000
   Proceeds from mortgage on corporate facility.............................        --         --     29,000
   Proceeds from loan payable...............................................        --         --     35,000
   Proceeds from issuance of convertible notes..............................   250,000         --         --
   Repayment of loan payable to related party...............................   (75,000)        --         --
   Payments for deferred financing costs....................................   (10,725)    (8,365)    (6,124)
   Other net financing activities...........................................       (84)        --        (92)
                                                                             ---------  ---------  ---------
          Net cash provided by financing activities.........................   301,585    771,053    382,003
                                                                             ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents........................    50,388    174,205    (42,406)
Cash and cash equivalents at beginning of period............................       310     50,698    224,903
                                                                             ---------  ---------  ---------
Cash and cash equivalents at end of period.................................. $  50,698  $ 224,903  $ 182,497
                                                                             =========  =========  =========

         See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 2000 AND 2001

(1) Summary of Significant Accounting Policies and Practices

  (a) Nature of Business

   XM Satellite Radio Inc. ("XMSR"), was incorporated on December 15, 1992 in the State of Delaware as a wholly owned subsidiary of Motient Corporation ("Motient"), for the purpose of operating a digital audio radio service ("DARS") under a license from the Federal Communications Commission ("FCC"). XM Satellite Radio Holdings Inc. (the "Company") was formed as a holding company for XMSR on May 16, 1997.

   The Company became the first digital satellite radio service in the United States of America on September 25, 2001 when it commenced commercial operations in the lead markets of Dallas, Texas and San Diego, California as part of its national rollout. On October 18, 2001, the Company continued its national rollout as it launched service in the southern half of the country and completed its national rollout on November 12, 2001. In 2001, the Company's satellites, "Rock" and "Roll", were successfully launched on March 18, 2001 and May 8, 2001, respectively.

  (b) Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of XM Satellite Radio Holdings Inc. and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. The Company emerged from the development stage in the fourth quarter of 2001 as its principal operations had commenced and its national rollout had been completed. Accordingly, the Company revised the presentation of its Consolidated Statements of Operations to reflect that of a commercial enterprise.

   As discussed in Note 5, on September 9, 1999, the Company effected a 53,514-for-1 stock split. The effect of the stock split has been reflected as of December 31, 1999 in the consolidated statements of stockholders' equity (deficit); however, the activity in prior periods was not restated. All references to the number of common shares and per share amounts in the consolidated financial statements and notes thereto have been restated to reflect the effect of the split for all periods presented.

  (c) Cash and Cash Equivalents

   The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had the following cash and cash equivalents balances (in thousands):

                                                        December 31,
                                                     -----------------
                                                       2000     2001
                                                     -------- --------
        Cash on deposit............................. $     97 $ (4,216)
        Overnight investments.......................       --  140,250
        Money market funds..........................  224,806    2,794
        Commercial paper............................       --   43,669
                                                     -------- --------
                                                     $224,903 $182,497
                                                     ======== ========

  (d) Short-term Investments

   At December 31, 2001, the Company held commercial paper with maturity dates of less than one year that were stated at amortized cost, which approximated fair value.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


  (e) Restricted Investments

   Restricted investments consist of fixed income securities and are stated at amortized cost plus accrued interest income. At December 31, 2000 and 2001, restricted investments represent securities held in escrow to secure the Company's future performance with regard to certain contracts and obligations, which include the interest payments required on the Company's 14% senior secured notes through March 2003, payments under the Hughes Electronics Corporation ("Hughes") terrestrial repeater contract, and certain facility leases and other secured credits. The interest reserve consists of US Treasury securities and are classified as held-to-maturity investments. The remaining investments are principally money market funds and certificates of deposit. The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value of the restricted investments at December 31, 2000 and 2001, were as follows (in thousands):

                                                                      Gross      Gross
                                                                    Unrealized Unrealized
                                                          Amortized  Holding    Holding
                                                            Cost      Gains      Losses   Fair Value
                                                          --------- ---------- ---------- ----------
At December 31, 2000:
Interest reserve......................................... $106,338    $1,060      $--      $107,398
Contract escrow..........................................   49,692        --       --        49,692
Collateral for letters of credit and other secured credit    5,136        --       --         5,136
                                                          --------    ------      ---      --------
                                                          $161,166    $1,060      $--      $162,226
                                                          ========    ======      ===      ========
At December 31, 2001:
Interest reserve......................................... $ 66,020    $1,354      $--      $ 67,374
Contract escrow..........................................    2,930        --       --         2,930
Collateral for letters of credit and other secured credit    3,809        --       --         3,809
                                                          --------    ------      ---      --------
                                                          $ 72,759    $1,354      $--      $ 74,113
                                                          ========    ======      ===      ========

  (f) Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation and amortization. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Satellite system, DARS license, and space craft
  control facilities.................................. 17.5 years
Terrestrial repeater network.......................... 5-10 years
Broadcast facilities.................................. 3-7 years
Computer systems...................................... 3-7 years
Building and improvements............................. 20 years
Furniture and fixtures................................ 3-7 years
Equipment under capital leases and leasehold           Lesser of useful life or
  improvements........................................ remaining lease term

   Depreciation of the Company's in-orbit satellites commenced in May and June 2001 upon their acceptance from Boeing Satellite Systems International, Inc. ("BSS"). Amortization of the DARS license and depreciation of the ground systems/spacecraft control facilities and related computer systems commenced on September 25,

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

2001, which was the date the service was launched in the Company's lead markets. Depreciation of the broadcast facilities and the terrestrial repeaters commenced when they were placed in service.

   The Company accounts for long-lived assets in accordance with the newly adopted provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (g) Goodwill and Other Intangible Assets

   Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. Other intangible assets are amortized over 10 years. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the goodwill and intangible assets balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of goodwill and intangible assets impairment, if any, is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, ("SFAS No. 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 after its adoption.

   Upon adoption of SFAS No. 142 in the first quarter of 2002, the Company is required to evaluate its existing acquired intangible assets and goodwill, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first quarter of 2002. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

   In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company will then have up to six months from January 1, 2002 to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the transitional impairment test. The Company has determined that it only has one reporting unit as defined by the Standard.

   The second step is required to be completed as soon as possible, but no later than the end of the year of adoption. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of income.

   As of the date of adoption of SFAS No. 142, the Company expects to have unamortized goodwill in the amount of $11,461,000 and unamortized identifiable intangible assets in the amount of $155,207,000, all of which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill and other intangible assets was $1,220,000, $1,379,000 and $3,604,000 for the years ended December 31, 1999, 2000, and 2001, respectively. Although the Company has not yet finalized its analysis of the adoption of SFAS No. 141 and No. 142, the Company does not expect to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

  (h) Revenue Recognition

   The Company derives revenue from subscriber subscription and activation fees as well as advertising.

   Subscriber revenue, which is generally billed in advance, consists of fixed charges for service, which are recognized as the service is provided and through non-refundable activation fees that are recognized ratably over the expected life of the customer relationship. Direct activation costs are expensed as incurred.

   The Company recognizes advertising revenue from sales of spot announcements to national advertisers that are recognized in the period in which the spot announcement is broadcast. Agency commissions are presented as a reduction to revenue in the Consolidated Statement of Operations.

  (i) Stock-Based Compensation

   The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations including FASB Interpretation ("FIN") No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB opinion No. 25 issued in March 2000, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   The Company adopted FIN No. 44 in July 2000 to account for stock options that had been repriced during the period covered by FIN No. 44. The application resulted in additional compensation of $1,213,000 and $1,232,000 during the year ended December 31, 2000 and 2001, respectively. Additional compensation charges may result depending upon the market value of the common stock at each balance sheet date.

  (j) Research and Development and Advertising

   Research and development costs and advertising costs are expensed as incurred.

  (k) Net Income (Loss) Per Share

   The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders (after deducting preferred dividend requirements) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The Company has presented historical basic and diluted net income (loss) per share in accordance with SFAS No. 128. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) per share is the same.

  (l) Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end and operating loss and tax credit carryforwards, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of taxes payable for the period and the change during the period in deferred tax assets and liabilities.

  (m) Comprehensive Income

   The Company has engaged in no transactions during the years ended December 31, 1999, 2000 and 2001 that would be classified as other comprehensive income.

  (n) Accounting Estimates

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Significant estimates include valuation of the Company's investment in the DARS license, the allowance for doubtful accounts, the valuation of goodwill and intangible assets, the recoverability of the XM Radio System assets, the costs to terminate certain terrestrial repeater site leases, the allocation of purchase price of assets acquired, the estimated life of a subscriber's subscription, the payments to be made to distributors and manufacturers for radios sold or activated, the amount of stock-based compensation arrangements and the valuation allowances against deferred tax assets. Accordingly, actual amounts could differ from these estimates.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


  (o) Reclassifications

   Certain fiscal year 1999 and 2000 amounts have been reclassified to conform to the current presentation.

  (p) Derivative Instruments and Hedging Activities

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000 the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The Company has reviewed its contracts and has determined that it has no stand alone derivative instruments and does not engage in hedging activities.

(2) Accumulated Deficit

   The Company is devoting its efforts to market its digital audio radio service and to increase its subscriber base. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually, or in the aggregate, could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

   At the Company's current stage of operations, economic uncertainties exist regarding the successful acquisition of additional debt or equity financing and the attainment of positive cash flows from the XM Radio Service. The Company has commenced commercial operations and will require substantial additional financing to market and distribute the XM Radio Service. Failure to obtain the required long-term financing may prevent the Company from continuing to provide its service. Management's plan to fund operations and capital expansion includes the sale of additional debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

(3) Related Party Transactions

   The Company had the following amounts outstanding to related parties at December 31, 2000 and 2001 (in thousands):

                                                  December 31,
                                                 ---------------
                                                  2000    2001
                                                 ------- -------
               General Motors Corporation ("GM") $    -- $   656
               Hughes...........................      --   7,686
               DIRECTV, Inc. ("DIRECTV")........     200      50
               LCC International, Inc. ("LCCI").  15,141  15,407
               Clear Channel....................      25   2,101
               Motient..........................      63     152
                                                 ------- -------
                                                 $15,429 $26,052
                                                 ======= =======

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   The Company has relied upon certain related parties for legal and technical services during the years ended December 31, 1999, 2000 and 2001. Total costs incurred in transactions with related parties are as follows (in thousands):


                                                         Year ended December 31, 1999
                                             ----------------------------------------------------
                                               GM   Hughes  DIRECTV  LCCI   Clear Channel Motient
                                             ------ ------- ------- ------- ------------- -------
Terrestrial repeater network engineering
  and manufacturing......................... $   -- $ 3,500 $   --  $ 6,578    $   --      $  --
General and administrative..................     --      --     --       --        --        224

                                                         Year ended December 31, 2000
                                             ----------------------------------------------------
                                               GM   Hughes  DIRECTV  LCCI   Clear Channel Motient
                                             ------ ------- ------- ------- ------------- -------
Terrestrial repeater network engineering and
  manufacturing............................. $   -- $11,858 $   --  $58,731    $   --      $  --
Terrestrial repeater site leases............     --      --     --       --         5         --
Customer care and billing operations........     --      --  1,008       --        --         --
Sales and marketing.........................     --      --     --       --     3,175         --
General and administrative..................     --      --     --       --         3        252

                                                         Year ended December 31, 2001
                                             ----------------------------------------------------
                                               GM   Hughes  DIRECTV  LCCI   Clear Channel Motient
                                             ------ ------- ------- ------- ------------- -------
Terrestrial repeater network engineering
  and manufacturing......................... $   -- $88,116 $   --  $59,958    $   --      $  --
Terrestrial repeater site leases............     --      --     --       --        36         --
Customer care and billing operations........     --      --    623       --        --         --
Sales and marketing.........................  1,264      --     --       --     4,351         --
General and administrative..................     --      --     --       --        --        193

  (a) GM

   In 1999, the Company established a distribution agreement with GM (see note 15 (f)). Under the terms of the agreement, GM distributes the XM Radio Service in various models of its vehicles.

  (b) Hughes

   In 1999, the Company entered into a terrestrial repeater manufacturing agreement with Hughes (see note 15(e)).

  (c) DIRECTV

   In 1999, the Company entered into a consulting services agreement with DIRECTV. The agreement provides for DIRECTV professionals to aid the Company's efforts in establishing its customer care center and billing operations on a time and materials basis.

  (d) LCCI

   In 1999, the Company entered into the LCCI Services Contract (note 15 (e)) and LCCI also provides certain ongoing consulting engineering work for the Company relating to the terrestrial repeater network on a time and materials basis.

  (e) Clear Channel

   In 2000, the Company entered into an advertising sales agreement with Premiere Radio Networks, an affiliate of Clear Channel Communications, pursuant to which Premiere sells to advertisers the time inventory

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

owned by the Company for advertisements to be run on XM Radio channels. Also in 2000, the Company entered into a sponsorship agreement with SFX Marketing, now known as Clear Channel Entertainment, pursuant to which the Company advertises its service at Clear Channel Entertainment events and venues.

  (f) Motient

   In 1998, the Company entered into an agreement with Motient, in which Motient would provide technical and administrative support relating to the Company's operations. Payments for services provided under this agreement were made based on negotiated hourly rates.

(4) System Under Construction

   The Company has capitalized costs related to the development of its XM Radio System to the extent that they have future benefits. During 2001, the Company placed its Boeing 702 satellites "Rock" and "Roll" into service as well as its DARS license, ground systems/spacecraft control facilities, related computer systems, and its terrestrial repeater network and broadcast facilities by transferring $1,000,228,000 from system under construction to property and equipment. The remaining components in system under construction include the ground spare satellite and costs incurred through December 31, 2001 for the performance broadcasting studio. The amounts recorded as system under construction consist of the following (in thousands):

                                                               December 31,
                                                             ----------------
                                                               2000    2001
                                                             -------- -------
  DARS license.............................................. $140,220 $    --
  Satellite system..........................................  533,155  55,016
  Terrestrial system........................................   84,715      --
  Spacecraft control facilities.............................   13,046      --
  Broadcast facilities......................................   27,971      40
  Computer systems..........................................   15,909      --
                                                             -------- -------
                                                             $815,016 $55,056
                                                             ======== =======

(5) Property and Equipment

   Property and equipment consists of the following (in thousands):

                                                              December 31,
                                                          -------------------
                                                           2000       2001
                                                          -------  ----------
  DARS license........................................... $    --  $  146,271
  Satellite system.......................................      --     521,251
  Terrestrial system.....................................      --     243,755
  Spacecraft control facilities..........................      --      24,353
  Broadcast facilities...................................  16,752      55,686
  Land...................................................      --       7,156
  Building and improvements..............................      --      42,269
  Computer systems, furniture and fixtures, and equipment  21,063      68,834
  Leasehold improvements.................................  14,574          --
                                                          -------  ----------
                                                           52,389   1,109,575
  Accumulated depreciation and amortization..............  (2,337)    (43,384)
                                                          -------  ----------
  Net property and equipment, net........................ $50,052  $1,066,191
                                                          =======  ==========

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   In July 2001, the Company received notification from BSS that the expected life of its satellites was extended due to the accuracy of the respective launches, which used less fuel than anticipated. The Company, therefore, changed the useful life estimate for the satellite system and the DARS license from 15 years to 17.5 years.

   In September 2001, BSS advised the Company of a progressive degradation problem with the solar array output power of 702 class satellites, including XM "Rock" and XM "Roll". At the present time, the output power of the solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM System (based on patterns projected by BSS). The Company has advised its insurance carriers of the situation. Since the issue is common to 702 class satellites, the manufacturer is closely watching the progression of the problem, including data from a satellite in orbit approximately 18 months' longer than XM "Rock" and XM "Roll". With this 18-month advance visibility of performance levels, insurance arrangements in place, a spare satellite under construction that is being modified to address the solar array anomaly and availability of additional satellites, the Company believes that it will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. The Company's management will continue to monitor this situation carefully over the next few years.

   In August 2001, the Company acquired its corporate headquarters, which was previously subject to a long-term lease. The related leasehold improvements have been classified as buildings and improvements as of December 31, 2001.

   In December 2001, the Company determined that the planned number of terrestrial repeater sites could be reduced due to a network optimization study that was conducted. The Company established a formal plan and recognized a charge of $26,300,000 with respect to the terrestrial repeater sites no longer required. The costs are principally related to the site acquisition and build-out of the identified sites. These costs have been included within system operations at December 31, 2001. Included within the charge is $8,595,000 for costs to be incurred in 2002 related to these sites (see note 15 (h)).

(6) Goodwill and Other Intangible Assets

   On July 7, 1999, Motient acquired a former investor's remaining debt and equity interests in the Company in exchange for approximately 8,600,000 shares of Motient's common stock. Concurrent with Motient's acquisition of the remaining interest in the Company, the Company recognized goodwill and other intangible assets of $51,624,000, which has been allocated as follows (in thousands):

                         DARS License.......... $25,024
                         Goodwill..............  13,738
                         Programming agreements   8,000
                         Receiver agreements...   4,600
                         Other intangibles.....     262
                                                -------
                                                $51,624
                                                =======

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


(7) Other Assets

   Other assets consist of the following at December 31, 2000 and 2001 (in thousands):

                                                                December 31,
                                                              ---------------
                                                               2000    2001
                                                              ------  -------
 14% senior secured notes deferred financing fees............ $8,493  $ 8,858
 7.75% convertible subordinated notes deferred financing fees     --    2,665
 Mortgage deferred financing fees............................     --      496
 Loan payable deferred financing fees........................     --      943
 Refundable deposits and other long-term prepaid expenses....  1,444    1,726
                                                              ------  -------
                                                               9,937   14,688
    Less accumulated amortization............................   (672)  (2,167)
                                                              ------  -------
    Other assets, net........................................ $9,265  $12,521
                                                              ======  =======

(8) Long-Term Debt

   Long-term debt at December 31, 2000 and 2001 consist of the following (in thousands):

                                                            December 31,
                                                         ------------------
                                                           2000      2001
                                                         --------  --------
   14% senior secured notes............................. $325,000  $325,000
   Less unamortized discount on 14% senior secured notes  (63,702)  (60,694)
   7.75% convertible subordinated notes.................       --    79,057
   Mortgage.............................................       --    28,909
   Loan payable.........................................       --    35,000
   Capital leases.......................................    1,923     6,158
                                                         --------  --------
      Total long-term debt..............................  263,221   413,430
      Less current installments.........................     (556)   (1,910)
                                                         --------  --------
      Long-term debt, excluding current installments.... $262,665  $411,520
                                                         ========  ========

  (a) 14% Senior Secured Notes

   On March 15, 2000, the Company closed a private placement of 325,000 units, each unit consisting of $1,000 principal amount of 14% senior secured notes due 2010 of XMSR and one warrant to purchase 8.024815 shares of the Company's Class A common stock at a price of $49.50 per share. The Company realized net proceeds of $191,500,000, excluding $123,000,000 used to acquire securities that will be used to pay interest payments due under the notes for the first three years. The $325,000,000 face value of the notes was offset by a discount of $65,746,000 associated with the fair value of the related warrants. The Company had amortized $2,044,000 and $5,052,000 of the discount through December 31, 2000 and 2001, respectively. See note 10(f) for further discussion regarding adjustments that have occurred to the related warrants.

  (b) 7.75% Convertible Subordinated Notes

   On March 6, 2001, the Company closed a public offering of $125,000,000 of its 7.75% convertible subordinated notes due 2006, which yielded net proceeds of $120,700,000. The subordinated notes are

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

convertible into shares of the Company's Class A common stock at a conversion price of $12.23 per share. The first interest payment on the 7.75% convertible subordinated notes of $3.0 million was paid in September 2001. In July and August 2001, the holders of the 7.75% convertible subordinated notes exchanged $45,900,000 of notes for 4,194,272 shares of the Company's Class A common stock. The Company incurred a charge to interest for the incentivized conversion of $6,500,000.

  (c) Mortgage

   On August 24, 2001, the Company entered into a loan and security agreement with a lender that provided it with $29,000,000 to purchase its corporate headquarters and incurred $500,000 in financing costs associated with the transaction. The loan bears interest at 8% until it adjusts on March 1, 2002 to the six month LIBOR rate plus 3.5%. The interest rate will then be adjusted every six months and may not exceed the ceiling rate of 14% or the floor rate of 8%. The loan will mature on September 1, 2006. The Company used the proceeds along with $5,000,000 to purchase its corporate headquarters for $34,000,000 and incurred $800,000 in closing costs on the transaction. The mortgage is secured by the building and an escrow of $2,000,000 at December 31, 2001. The Company is obligated to either increase the escrow by $1,000,000 and $500,000 in 2002 and 2003, respectively, or establish letters of credit to provide for these obligations.

  (d) Loan Payable

   On December 5, 2001, the Company entered into a Customer Credit Agreement with Boeing Capital Corporation ("BCC") pursuant to which the Company borrowed $35,000,000 from BCC at an interest rate equal to LIBOR plus 3.5%, increasing to LIBOR plus 4.5% after December 5, 2003, which is compounded annually and payable quarterly in arrears. The principal is due on the earlier of December 5, 2006 or the launch of the ground spare satellite. The principal would also become due should the Boeing Satellite Contract (note 15(d)) be terminated. The loan is secured by the Company's interest in the ground spare satellite, excluding its payload.

(9) Fair Value of Financial Instruments

   The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 and 2001 (in thousands). The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                       December 31,
                                          ---------------------------------------
                                                 2000                2001
                                          ------------------- -------------------
                                          Carrying            Carrying
                                           Amount  Fair Value  Amount  Fair Value
                                          -------- ---------- -------- ----------
Financial assets:
   Cash and cash equivalents............. $224,903  $224,903  $182,497  $182,497
   Short-term investments................       --        --    28,355    28,355
   Restricted investments................  161,166   162,226    72,759    74,113
   Accounts receivable...................       --        --       478       478
   Letters of credit.....................       --        12        --        13
Financial liabilities:
   Accounts payable......................   31,793    31,793    36,559    36,559
   Accrued expenses......................    3,474     3,474    22,541    22,541
   Accrued network optimization expenses.       --        --     8,595     8,595
   Due to related parties................   15,429    15,429    26,052    26,052
   Royalty payable.......................    5,165     5,165     5,357     5,357
   Long-term debt........................  263,221   181,486   413,430   456,294
   Other non-current liabilities.........    4,787     4,787     1,354     1,354

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash and cash equivalents, short-term investments, accounts receivable, prepaid and other current assets, other assets, accounts payable, accrued expenses, accrued network optimization expenses, due to related parties, royalty payable and other non-current liabilities: The carrying amounts approximate fair value because of the short maturity of these instruments.

      Restricted investments:  The fair values of debt securities
   (held-to-maturity investments) are based on quoted market prices at the reporting date for those or similar investments.

      Letters of credit: The value of the letters of credit is based on the fees paid to obtain the letters of credit.

      Long-term debt: The fair value of the Company's long-term debt is determined by either estimation by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers or by quoted market prices at the reporting date for the traded debt securities (the carrying value of XMSR's 14% senior secured notes is significantly less than face value because the notes were sold at a discount for value allocated to the related warrants).

(10) Equity

  (a) Recapitalization

   Concurrent with the transaction discussed in note 6, the Company's capital structure was reorganized. The Company's common stock was converted into the newly authorized Class B common stock, which has three votes per share. The Company also authorized Class A common stock, which is entitled to one vote per share, and non-voting Class C common stock.

   The Company authorized 60,000,000 shares of preferred stock, of which 15,000,000 shares are designated Series A convertible preferred stock, 3,000,000 shares are designated 8.25% Series B convertible redeemable preferred stock, and 250,000 shares are designated 8.25% Series C convertible redeemable preferred stock, which are all par value $0.01 per share. The Series A convertible preferred stock is convertible into Class A common stock at the option of the holder. The Series A preferred stock is non-voting and receives dividends, if declared, ratably with the common stock. The Series B and C convertible redeemable preferred stock are convertible to Class A common stock at the option of the holder and are mandatorily redeemable in Class A common stock. The Series B convertible redeemable preferred stock is non-voting. The Series C redeemable preferred stock contains voting and certain veto rights.

   On January 15, 1999, the Company issued a convertible note to Motient for $21,419,000. This convertible note bore interest at LIBOR plus 5% per annum and was due on December 31, 2004. The principal and interest balances were convertible at prices of $16.35 and $9.52, respectively, per Class B common share. Following the transaction discussed in note 6, the Company issued a convertible note maturing December 31, 2004 to Motient for $81,676,000 in exchange for the $54,536,000 subordinated convertible notes payable to a former investor, $6,889,000 in demand notes to a former investor, $20,251,000 in accrued interest to a former investor and all of the former investor's outstanding options to acquire the Company's common stock. This note bore interest at LIBOR plus 5% per annum. The note was convertible at Motient's option at $8.65 per Class B common share.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

The Company took a one-time $5,520,000 charge to interest due to the beneficial conversion feature of this note. These Motient convertible notes, along with $3,870,000 of accrued interest, were converted into 11,182,926 shares of Class B common stock upon the initial public offering.

   At the closing of the transaction discussed in note 6, the Company issued an aggregate $250.0 million of Series A subordinated convertible notes to six new investors--GM, $50.0 million; Clear Channel Investments, Inc., $75.0 million; DIRECTV Enterprises, Inc., $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million. The Series A subordinated convertible notes issued by the Company were convertible into shares of the Company's Series A convertible preferred stock (in the case of notes held by General Motors Corporation and DIRECTV) or Class A common stock (in the case of notes held by the other investors) at the election of the holders or upon the occurrence of certain events, including an initial public offering of a prescribed size. The conversion price was $9.52 aggregate principal amount of notes for each share of the Company's stock. These notes, along with $6,849,000 of accrued interest, were converted into 16,179,755 shares of Class A common stock and 10,786,504 shares of Series A preferred stock upon the initial public offering.

   On September 9, 1999, the board of directors of the Company effected a stock split providing 53,514 shares of stock for each share owned.

   In 2000, at the request of the Company, one of the Class B common stockholders converted 1,314,914 shares of the Company's Class B common stock into Class A common stock on a one-for-one basis.

   On July 14, 2000, the Company filed an application with the FCC to allow the Company to transfer its control from Motient to a diffuse group of owners, none of whom will have controlling interest. On December 22, 2000, the application was approved by the FCC. In 2001, Motient converted the remaining 16,557,262 shares of the Company's Class B common stock into Class A common stock on a one-for-one basis.

  (b) Initial Public Offering

   In October 1999, the Company completed an initial public offering of 10,241,000 shares of Class A common stock at $12.00 per share. The offering yielded net proceeds of $114,134,000.

  (c) 2000 Common Stock Offering and Sale of Series B Convertible Redeemable Preferred Stock

   On January 31, 2000, the Company closed on a secondary offering of its Class A common stock and newly designated Series B convertible redeemable preferred stock. The Company sold 4,000,000 shares of its Class A common stock for $32.00 per share, which yielded net proceeds of $120,837,000. The Company concurrently sold 2,000,000 shares of its Series B convertible redeemable preferred stock for $50.00 per share, which yielded net proceeds of $96,472,000. The Series B convertible redeemable preferred stock provides for 8.25% cumulative dividends that may be paid in Class A common stock or cash. The Series B convertible redeemable preferred stock is convertible into Class A common stock at a conversion price of $40 per share and is redeemable in Class A common stock on February 3, 2003. On February 9, 2000, the underwriters exercised a portion of the over-allotment option for 370,000 shares of Class A common stock, which yielded net proceeds of approximately $11,233,000.

   On August 1, 2000, the Company entered into agreements with certain holders of its 8.25% Series B convertible redeemable preferred stock to exchange their shares of 8.25% Series B convertible redeemable

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

preferred stock for shares of the Company's Class A common stock. By August 31, 2000, the Company had issued 1,700,016 shares of its Class A common stock in exchange for 1,132,711 shares of its 8.25% Series B convertible redeemable preferred stock. The Company recorded an $11,200,000 charge to earnings attributable to common stockholders in the third quarter related to this transaction. This charge represents the difference in the fair value of the stock issued upon this conversion in excess of the stock that the holders were entitled to upon a voluntary conversion.

   The Company paid the 2000 quarterly dividends on the 8.25% Series B convertible redeemable preferred stock on May 1, 2000, August 1, 2000 and November 1, 2000 by issuing 62,318, 57,114 and 25,734 shares of Class A common stock, respectively, to the respective holders of record. The Company paid the 2001 quarterly dividends on February 1, 2001, May 1, 2001, August 1, 2001 and November 1, 2001 by issuing 56,269, 178,099, 63,934 and 167,878 shares of Class
A common stock, respectively, to the respective holders of record.

  (d) Series C Convertible Redeemable Preferred Stock

   On July 7, 2000, the Company reached an agreement for a private offering of 235,000 shares of its Series C convertible redeemable preferred stock for $1,000 per share, which closed on August 8, 2000 and yielded net proceeds of $206,379,000 and a stock subscription of $20,000,000 that earned interest at 7% per annum until it was paid on November 30, 2000. The stock subscription was received in November 2000 and provided an additional $20,443,000. The Series C convertible redeemable preferred stock provides for 8.25% cumulative dividends payable in cash. As no dividends have been declared on the Series C convertible redeemable preferred stock, the value of the cumulative dividends has increased the liquidation preference. The Series C convertible redeemable preferred stock is convertible, at the holders' option, into Class A common stock at the conversion price then in effect. Initially, the conversion price was $26.50, but is subject to change upon the occurrence of certain dilutive events. The conversion price has been adjusted as discussed below. The Company must redeem the Series C convertible redeemable preferred stock in Class A common stock on February 1, 2012. At its option, the Company may redeem the Series C convertible redeemable preferred stock beginning on February 8, 2005 in cash or, at the holder's option, in Class A common stock.

   As a result of the current conversion price of $26.50 being less than the market value of the Company's Class A common stock of $40.375 on the commitment date, the Company recorded a $123,000,000 beneficial conversion charge that reduced earnings available to common stockholders.

  (e) 2001 Common Stock Offerings

   On March 6, 2001, the Company completed a follow-on offering of 7,500,000 shares of its Class A common stock, which yielded net proceeds of $72,000,000. On December 6, 2001, the Company completed a follow-on offering of 11,500,000 shares of its Class A common stock, which yielded net proceeds of $126,500,000.

  (f) Adjustments To Warrants and Series C Convertible Redeemable Preferred
  Stock

   The issuance of the Series C convertible redeemable preferred stock caused the exercise price of the warrants sold in March 2000 to be adjusted from $49.50 to $47.94 and the number of warrant shares to be increased to 8.285948 per warrant.

   The closings of the offerings of 7.75% convertible subordinated notes in March 2001 and Class A common stock in March and December 2001 caused the conversion price of the Series C convertible redeemable preferred

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

stock to be adjusted from $26.50 to $22.17, the exercise price of the warrants sold in March 2000 to be adjusted to $45.27 and the number of warrant shares to be increased to 8.776003 per warrant.

  (g) Stock-Based Compensation

   The Company operates three separate stock plans, the details of which are described below.

    1998 Shares Award Plan

   On June 1, 1998, the Company adopted the 1998 Shares Award Plan (the "Plan") under which employees, consultants, and non-employee directors may be granted options to purchase shares of Class A common stock of the Company. The Company initially authorized 1,337,850 shares of Class A common stock under the Plan, which was increased to 2,675,700 in July 1999, 5,000,000 in May 2000, and 8,000,000 in May 2001. The options are exercisable in installments determined by the compensation committee of the Company's board of directors. The options expire as determined by the committee, but no later than ten years from the date of grant. On July 8, 1999, the Company's board of directors voted to reduce the exercise price of the options outstanding in the shares award plan from $16.35 to $9.52 per share, which represented the fair value of the stock on the date of repricing.

   Transactions and other information relating to the Plan for the years ended December 31, 1999, 2000 and 2001 are summarized below:

                                                     Outstanding Options
                                                  -------------------------
                                                               Weighted-
                                                  Number of     Average
                                                   Shares    Exercise Price
                                                  ---------  --------------
     Balance, January 1, 1999....................   787,297      $16.35
        Options granted.......................... 2,188,988       10.50
        Option repricing.........................  (818,339)      16.35
        Options canceled or expired..............   (57,786)      13.91
        Options exercised........................    (1,071)       9.52
                                                  ---------
     Balance, December 31, 1999.................. 2,099,089      $10.32
        Options granted.......................... 1,176,683       30.21
        Options canceled or expired..............  (131,267)      17.01
        Options exercised........................   (48,817)       9.52
                                                  ---------
     Balance, December 31, 2000.................. 3,095,688      $17.61
        Options granted.......................... 2,680,415       15.54
        Options canceled or expired..............   (23,570)       9.55
        Options exercised........................  (253,593)      17.88
                                                  ---------
     Balance, December 31, 2001.................. 5,498,940      $16.62
                                                  =========

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


                     Options Outstanding                 Options Exercisable
       ------------------------------------------------ ---------------------
                                   Weighted-
                                    Average   Weighted-             Weighted-
                                   Remaining   Average               Average
                        Number    Contractual Exercise    Number    Exercise
       Exercise Price Outstanding    Life       Price   Exercisable   Price
       -------------- ----------- ----------- --------- ----------- ---------
  1999 $ 9.52-$12.00   2,099,089  9.24 years   $10.32      416,294   $ 9.52
       -------------   ---------  ----------   ------    ---------   ------
  2000 $ 9.52-$12.00   2,120,400  8.26 years   $10.39    1,110,756   $10.06
       $12.01-$30.50     297,685  9.03 years   $23.13        5,334   $13.13
       $30.51-$45.44     677,603  9.54 years   $37.92       20,000   $43.69
       -------------   ---------  ----------   ------    ---------   ------
  2001 $  4.82-$9.42     363,700  9.31 years   $ 7.91       55,000   $ 8.46
       $ 9.44-$12.00   2,256,263  7.50 years   $10.37    1,716,153   $10.21
       $12.06-$26.88   2,142,409  9.14 years   $17.75      165,132   $18.90
       $27.63-$45.44     736,568  8.52 years   $36.81      272,681   $36.93
       -------------   ---------  ----------   ------    ---------   ------

   There were 416,294, 1,136,090 and 2,208,966 stock options exercisable at December 31, 1999, 2000 and 2001, respectively. At December 31, 2001, there were 2,197,579 shares available under the plan for future grants. At December 31, 2001, all options have been issued to employees, officers and directors, except for 76,000 options granted to non-employees for which the Company recognized $1,147,000 in non-cash compensation.

   The per share weighted-average fair value of employee options granted during the year ended December 31, 1999, 2000 and 2001 was $6.21, $22.06 and $8.77,
respectively, on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                                   December 31,
                                   --------------------------------------------
                                        1999           2000           2001
                                   -------------- -------------- --------------
Expected dividend yield...........             0%             0%             0%
Volatility........................         63.92%         68.21%         62.40%
Risk-free interest rate range..... 5.47% to 5.97% 4.99% to 6.71% 3.66% to 4.99%
Expected life.....................        5 years        5 years        5 years
                                   ============== ============== ==============

   Employee Stock Purchase Plan

   In 1999, the Company established an employee stock purchase plan that provides for the issuance of 300,000 shares of Class A common stock, which was increased to 600,000 shares in 2001. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own 5% or more of the Company's total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize the Company to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period. As of December 31, 1999, 2000 and 2001, the Company had issued 28,791, 53,539 and 217,401 shares, respectively, under this plan. At December 31, 2001, there were 382,599 shares available under the plan for future sale.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   The per share weighted-average fair value of purchase rights granted during the year was $3.30, $11.28, and $5.37 for the years ended December 31, 1999, 2000 and 2001, respectively. The estimates were calculated at the grant date using the Black-Scholes Option Pricing Model with the following assumptions at December 31, 1999, 2000 and 2001:

                                             December 31,
                                   ---------------------------------
                                      1999       2000        2001
                                   ---------- ----------- ----------
Expected dividend yield...........         0%          0%         0%
Volatility........................     62.92%      68.21%     62.40%
Risk-free interest rate range.....      4.73% 5.33%-6.23% 2.4%-5.89%
Expected life..................... 0.23 years  0.24 years 0.24 years
                                   ========== =========== ==========

   The Company applies APB 25 in accounting for stock-based compensation for both plans and, accordingly, no compensation cost has been recognized for its stock options and stock purchase plan in the financial statements other than for performance based stock options, for options granted with exercise prices below fair value on the date of grant and for repriced options under FIN No.
44. During 1999, 2000 and 2001, the Company incurred $4,070,000, $2,557,000,
$2,336,000, respectively, in compensation cost for these options. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands):

                                                         Year ended December 31,
                                                       ---------------------------
                                                        1999      2000      2001
                                                       -------  --------  --------
Net loss:
   As reported........................................ $36,896  $201,338  $307,532
   Pro forma..........................................  37,706   209,582   323,685
   As reported--net loss per share--basic and diluted.   (2.40)    (4.15)    (5.13)
   Pro forma--net loss per share--basic and diluted...   (2.62)    (4.32)    (5.40)
                                                       =======  ========  ========

   Talent Option Plan

   In May 2000, the Company adopted the XM Talent Option Plan ("Talent Plan") under which non-employee programming consultants to the Company may be granted options to purchase shares of Class A common stock of the Company. The Company authorized 500,000 shares of Class A common stock under the Talent Plan. The options are exercisable in installments determined by the talent committee of the Company's board of directors. The options expire as determined by the talent committee, but no later than ten years from the date of the grant. As of December 31, 2000 and 2001, no and 144,500 options had been granted under the Talent Plan. In 2001, the Company recognized $575,000 in non-cash compensation expense related to these options under SFAS 123. At December 31, 2001, there were 355,500 options available under the plan for future grant.

(11) Profit Sharing and Employee Savings Plan

   On July 1, 1998, the Company adopted a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15% of their compensation on a

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

pre-tax basis through contributions to the savings plan. The Company contributed $0.50 in 1999, 2000 and 2001 for every dollar the employees contributed up to 6% of compensation, which amounted to $164,000, $229,000 and $543,000, respectively.

(12) Interest Cost

   The Company capitalizes a portion of interest cost as a component of the cost of the XM Radio System. The following is a summary of interest cost incurred during December 31, 1999, 2000 and 2001 (in thousands):

                                              1999    2000    2001
                                             ------- ------- -------
            Interest cost capitalized....... $15,343 $39,052 $45,211
            Interest cost charged to expense   9,121      --  18,131
                                             ------- ------- -------
            Total interest cost incurred.... $24,464 $39,052 $63,342
                                             ======= ======= =======

   The Company exceeded its capitalization threshold by $3,600,000 and incurred a charge to interest of $5,520,000 for the beneficial conversion feature of a related party note in 1999 and by $18,131,000 in 2001.

(13) Income Taxes

   For the period from December 15, 1992 (date of inception) to October 8, 1999, the Company filed consolidated federal and state tax returns with its majority stockholder Motient. The Company generated net operating losses and other deferred tax benefits that were not utilized by Motient. As no formal tax sharing agreement has been finalized, the Company was not compensated for the net operating losses. Had the Company filed on a stand-alone basis for the three-year period ending December 31, 2001, the Company's tax provision would be as follows:

   Taxes on income included in the Statements of Operations consists of the following (in thousands):

                                                 December 31,
                                                --------------
                                                1999 2000 2001
                                                ---- ---- ----
Current taxes:
   Federal..................................... $--  $--  $--
   State.......................................  --   --   --
                                                ---  ---  ---
       Total current taxes.....................  --   --   --
                                                ---  ---  ---
Deferred taxes:
   Federal..................................... $--  $--  $--
   State.......................................  --   --   --
                                                ---  ---  ---
       Total deferred taxes....................  --   --   --
                                                ---  ---  ---
       Total tax expense (benefit)............. $--  $--  $--
                                                ===  ===  ===

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   A reconciliation of the statutory tax expense, assuming all income is taxed at the statutory rate applicable to the income and the actual tax expense is as follows (in thousands):

                                                                                         December 31,
                                                                                -----------------------------
                                                                                  1999      2000      2001
                                                                                --------  --------  ---------
Income (loss) before taxes on income, as reported in the statements of income.. $(36,896) $(51,873) $(284,380)
                                                                                ========  ========  =========
Theoretical tax benefit on the above amount at 35%.............................  (12,545)  (18,156)   (99,533)
State tax, net of federal benefit..............................................      462    (2,588)   (13,225)
Increase in taxes resulting from permanent differences, net....................    2,060       562      2,701
Adjustments arising from differences in the basis of measurement for tax
  purposes and financial reporting purposes and other..........................   13,182         9         --
Change in valuation allowance..................................................   (3,159)   20,173    110,057
                                                                                --------  --------  ---------
Taxes on income for the reported year.......................................... $     --  $     --  $      --
                                                                                ========  ========  =========

   At December 31, 1999, 2000 and 2001, deferred income tax consists of future tax assets/(liabilities) attributable to the following (in thousands):

                                                                     December 31,
                                                            -----------------------------
                                                              1999      2000      2001
                                                            --------  --------  ---------
Deferred tax assets:
   Net operating loss/other tax attribute carryovers....... $  2,490  $ 14,716  $  60,369
   Start-up costs..........................................   17,765    40,033     99,822
   Other deferred tax assets...............................       --        --     18,886
                                                            --------  --------  ---------
       Gross total deferred tax assets.....................   20,255    54,749    179,077
Valuation allowance for deferred tax assets................   (4,819)  (24,992)  (135,049)
                                                            --------  --------  ---------
       Net deferred assets.................................   15,436    29,757     44,028
                                                            --------  --------  ---------
Deferred tax liabilities:
   Fixed assets............................................      (51)  (15,500)   (29,437)
   DARS license............................................  (10,160)   (9,735)    (9,670)
   Other intangible assets.................................   (5,225)   (4,522)    (4,921)
                                                            --------  --------  ---------
       Net deferred tax liabilities........................  (15,436)  (29,757)   (44,028)
                                                            --------  --------  ---------
       Deferred income tax, net............................ $     --  $     --  $      --
                                                            ========  ========  =========

   At December 31, 2001, the Company had accumulated net operating losses of $150,884,000 for Federal income tax purposes that are available to offset future regular taxable income. These operating loss carryforwards expire between the years 2012 and 2021. Utilization of these net operating losses are subject to limitations because there have been significant changes in the stock ownership of the Company. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


(14) Supplemental Cash Flows Disclosures

   The Company paid $0, $11,198,000, and $9,174,000 for interest (net of amounts capitalized) during 1999, 2000, and 2001, respectively. Additionally, the Company incurred the following non-cash financing and investing activities (in thousands):

                                                                         December 31,
                                                                  ---------------------------
                                                                    1999    2000      2001
                                                                  -------- ------- ----------
Increase in DARS license, goodwill and intangibles............... $ 51,624 $    -- $       --
Liabilities exchanged for new convertible note to related parties   81,676      --         --
Non-cash capitalized interest....................................   15,162  16,302      4,571
Accrued system milestone payments................................   15,500  30,192     37,775
Systems under construction placed into service...................       --      --  1,000,228
Property acquired through capital leases.........................      470   1,688      6,177
Conversion of debt to equity.....................................  353,315      --     50,992
Use of deposit/escrow for terrestrial repeater contracts.........       --   3,422     80,431
Interest converted into principal note balance...................    4,601      --         --
Accrued expenses transferred to loan balance.....................    7,405      --         --

(15) Commitments and Contingencies

  (a) DARS License

   The Company's DARS license is valid for eight years upon successful launch and orbital insertion of the satellites and can be extended by the Company. The DARS license requires that the Company comply with a construction and launch schedule specified by the FCC for each of the two authorized satellites, which has occurred. The FCC has the authority to revoke the authorizations and in connection with such revocation could exercise its authority to rescind the Company's license. The Company believes that the exercise of such authority to rescind the license is unlikely. Additionally, the FCC has not yet issued final rules permitting the Company to deploy its terrestrial repeaters to fill gaps in satellite coverage. The Company is operating its repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. On March 11, 2002, the Company applied for an extension of this special temporary authority and can continue to operate its terrestrial repeaters pursuant to the special temporary authority pending a final determination on this extension request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that the Company's repeaters may cause interference.

  (b) Application for Review of DARS License

   One of the losing bidders for the DARS licenses filed an Application for Review by the full FCC of the Licensing Order that granted the Company its DARS license. The Application for Review alleges that a former investor had effectively taken control of the Company without FCC approval. The FCC has denied the Application for Review and the losing bidder has appealed to the United States Court of Appeals for the District of Columbia Circuit. The FCC or the U.S. Court of Appeals has the authority to overturn the award of the DARS license should they rule in favor of the losing bidder. Although the Company believes that its right to the DARS license will withstand the challenge as the former investor is no longer a stockholder in the Company, no prediction of the outcome of this challenge can be made with any certainty. The FCC's approval of the transfer of control of the DARS license to a diffuse group of owners, granted in December 2000, is conditioned upon the outcome of the application for review.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


  (c) Technology Licenses

   Effective January 1, 1998, XMSR entered into a technology licensing agreement with Motient and WorldSpace Management Corporation ("WorldSpace MC") by which as compensation for certain licensed technology then under development to be used in the XM Radio System, XMSR will pay up to $14,300,000 to WorldSpace MC over a ten-year period. As of December 31, 2001, XMSR incurred costs of $6,696,000 payable to WorldSpace MC. Any additional amounts to be incurred under this agreement are dependent upon further development of the technology, which is at XMSR's option. No liability exists to Motient or WorldSpace MC should such developments prove unsuccessful. XMSR maintains an accrual of $5,357,000 payable to WorldSpace MC for quarterly royalty payments to be made after XMSR recognizes $5,000,000 in revenue.

  (d) Satellite Contract

   During the first half of 1999, the Company and BSS amended the satellite contract to construct and launch the Company's satellites to implement a revised work timetable, payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. BSS has delivered two satellites in orbit and is to complete the construction of a ground spare satellite. BSS has also provided ground equipment and software used in the XM Radio System and certain launch and operations support services. The contract also provides for in-orbit incentives to be earned depending on the performance of the in-orbit satellites over their useful lives. Such payments could total up to an additional $70,183,000 over the useful lives of the satellites. As of December 31, 2001, the Company had paid $470,376,000 under the satellite contract and had accrued $741,000.

   On December 5, 2001, the Company and Boeing amended the satellite contract so as to permit the deferral of approximately $31 million of payments to be made under the agreement, as well as to provide certain additional rights and obligations to the Company, including the launch of the ground spare satellite on the SeaLaunch launch vehicle should the ground spare satellite be launched between specified dates. Under the amendment, deferred amounts must be repaid by December 5, 2006 and the amounts deferred bear interest at the rate of 8%, compounded annually, and are payable quarterly in arrears.

  (e) Terrestrial Repeater System Contracts

   As of December 31, 2001, the Company had incurred aggregate costs of approximately $243,500,000 for its terrestrial repeater system. These costs covered the capital costs of the design, development and installation of a system of terrestrial repeaters to cover approximately 60 cities and metropolitan areas. In August 1999, the Company signed a contract with LCCI calling for engineering and site preparation. As of December 31, 2001, the Company had paid $109,860,000 and accrued an additional $15,407,000 under this contract. The Company also entered into a contract effective October 22, 1999 with Hughes for the design, development and manufacture of the terrestrial repeaters. Payments under the contract are expected to be approximately $128,000,000, which could be modified based on the number of terrestrial repeaters that are required for the system. As of December 31, 2001, the Company had paid $95,788,000 and accrued an additional $7,685,000 under this contract.

  (f) GM Distribution Agreement

   The Company has signed a long-term distribution agreement with the OnStar division of GM providing for the installation of XM radios in GM vehicles. During the term of the agreement, which expires 12 years from the commencement date of the Company's commercial operations, GM has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The Company will also have a non-exclusive right to

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001

arrange for the installation of XM radios included in OnStar systems in non-GM vehicles that are sold for use in the United States. The Company has significant annual, fixed payment obligations to General Motors through 2004. These payments approximate $35,000,000 in the aggregate during this period. Additional annual fixed payment obligations beyond 2004 range from less than $35,000,000 to approximately $130,000,000 through 2009, aggregating approximately $400,000,000. In order to encourage the broad installation of XM radios in GM vehicles, the Company has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers for the Company's service. The Company must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios, which percentage increases until there are more than 8 million GM vehicles with installed XM radios. The Company will also make available to GM bandwidth on the Company's systems. The agreement is subject to renegotiations at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio, Inc.'s ("Sirius Radio") service. The agreement is subject to renegotiations if, four years after the commencement of the Company's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of GM vehicles capable of receiving the Company's service, starting with 1,240,000 units after four years, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. GM's exclusivity obligations will discontinue if, four years after the Company commences commercial operations and at two-year intervals thereafter, the Company fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market. Prior to 2001, the Company had not incurred any costs under the contract. As of December 31, 2001, the Company has paid $608,000 and accrued costs of $656,000 under the agreement.

  (g) Joint Development Agreement

   On January 12, 1999, Sirius Radio, the other holder of an FCC satellite radio license, commenced an action against the Company in the United States District Court for the Southern District of New York, alleging that the Company was infringing or would infringe three patents assigned to Sirius Radio. In its complaint, Sirius Radio sought money damages to the extent the Company manufactured, used or sold any product or method claimed in their patents and injunctive relief. On February 16, 2000, this suit was resolved in accordance with the terms of a joint development agreement between the Company and Sirius Radio and both companies agreed to cross-license their respective property. Each party is obligated to fund one half of the development cost for a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The amounts for these fees or credits will be determined over time by agreement of the parties or by arbitration. The parties have yet to agree on the validity, value, use, importance and available alternatives of their respective technologies. The companies have agreed to seek arbitration to resolve issues with respect to certain existing technology. If this agreement is terminated before the value of the license has been determined due to the Company's failure to perform a material covenant or obligation, then this suit could be refiled.

  (h) Accrued Network Optimization Expenses

   In December 2001, the Company determined that the planned number of terrestrial repeater sites could be reduced due to a network optimization study that was conducted. The Company established a formal plan and recognized a charge of $26,300,000 with respect to the terrestrial repeater sites no longer required. Included within the charge is $8,595,000 for costs to be incurred in 2002 related to these sites.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


   The Company estimated lease termination costs based upon contractual lease costs and expected negotiation results as determined by discussions with landlords and consultants. Approximately 53% of these leases are subject to master lease agreements with large tower companies. Based upon preliminary discussions with the tower companies, the Company assumed that they would be able to swap a portion of the existing sites for other sites in other areas in which terrestrial repeater networks will be developed in the future, without incurring all of the contractual obligations. As a result, the Company estimated the total of the lease termination costs would be substantially lower than the contractual lease obligations. The contractual payments amount to approximately $35,100,000. Additionally, the Company's leases typically contain a clause that requires the Company to return a site to its original condition upon lease termination. The Company has established an accrual of $8,595,000 for the estimated lease termination costs and costs to deconstruct the sites. The actual amount to be incurred could vary significantly from this estimate.

  (i) Warrants

   Sony Warrant

   In February 2000, the Company issued a warrant to Sony exercisable for shares of the Company's Class A common stock. The warrant will vest at the time that the Company attains its millionth customer, and the number of shares underlying the warrant will be determined by the percentage of XM Radios that have a Sony brand name as of the vesting date. If Sony achieves its maximum performance target, the warrant will be exercisable for 2% of the total number of shares of the Company's Class A common stock on a fully-diluted basis. The exercise price of the Sony warrant will equal 105% of fair market value of the Class A common stock on the vesting date, determined based upon the 20-day trailing average. As the Company has commenced commercial operations and Sony began selling its radios in the fourth quarter of 2001, the Company recognized $131,000 of compensation expense related to this warrant in 2001.

   CNBC Warrant

   In May 2001, the Company granted a warrant to purchase 90,000 shares of Class A common stock consisting of three 30,000 share tranches to purchase shares at $26.50 per share, which expire in 11, 12, and 13 years, respectively. The warrants began to vest on September 25, 2001 when the Company reached its commercial launch and will be vested on September 1, 2002, 2003, and 2004, respectively. The Company recognized $290,000 in non-cash compensation expense related to these warrants in 2001.

  (j) Sales, Marketing and Distribution Agreements

   The Company has entered into various joint sales, marketing and distribution agreements. Under the terms of these agreements, the Company is obligated to provide incentives, subsidies and commissions to other entities that may include fixed payments, per-unit radio and subscriber amounts and revenue sharing arrangements. The amount of these operational, promotional, subscriber acquisition, joint development, and manufacturing costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the years ended December 31, 1999, 2000 and 2001 the Company incurred expenses of $0, $0 and $19,545,000, respectively, in relation to these agreements. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and revenue increase.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


  (k) Programming Agreements

   The Company has entered into various programming agreements. Under the terms of these agreements, the Company is obligated to provide payments and commissions to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. The amount of these costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the years ended December 31, 1999, 2000, 2001, the Company incurred expenses of $0, $0 and $7,230,000, respectively, in relation to these agreements. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and revenue increase.

  (l) Leases

   The Company has noncancelable operating leases for office space and terrestrial repeater sites and noncancelable capital leases for equipment that expire over the next ten years. Additionally, the Company owns a building and leases a portion of the space to other entities. The future minimum lease payments and rentals under noncancelable leases as of December 31, 2001 are (in thousands):

                                                 Capital  Operating
                                                  Lease     Lease   Rental
                                                 Payments Payments  Income
                                                 -------- --------- -------
     Year ending December 31:
        2002.................................... $ 2,974   $20,471  $ 1,511
        2003....................................   2,835    20,966    1,427
        2004....................................   1,098    21,423    1,716
        2005....................................     141    17,351    1,802
        2006....................................      --     6,687    1,804
        Thereafter..............................      --     9,439   26,065
                                                 -------   -------  -------
            Total...............................   7,048   $96,337  $34,325
                                                           =======  =======
     Less amount representing interest..........    (890)
                                                 -------
     Present value of net minimum lease payments   6,158
     Less current maturities....................  (1,530)
                                                 -------
     Long-term obligations...................... $ 4,628
                                                 =======

   Rent expense for 1999, 2000 and 2001 was $649,000, $6,082,000 and
$22,724,000, respectively.

   As discussed in note 15(h), in December 2001, the Company determined that the planned number of terrestrial repeater sites could be reduced due to the relative signal strength provided by the Company's satellites. The Company recognized a charge of $26,300,000 with respect to the terrestrial repeater sites no longer required. This charge includes a lease termination accrual of $8,595,000 for 646 terrestrial site leases, which would reduce the future minimum lease payments.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

                          DECEMBER 31, 2000 AND 2001


(16) Quarterly Data (Unaudited)

                                                             1999
                                             ------------------------------------
                                               1st      2nd      3rd       4th
                                             Quarter  Quarter  Quarter   Quarter
                                             -------  -------  --------  --------
Revenues.................................... $    --  $    --  $     --  $     --
Operating loss..............................   4,421    4,020     9,374    12,876
Loss before income taxes....................   4,367    3,999    17,402    11,128
Net loss attributable to common stockholders   4,367    3,999    17,402    11,128
   Net loss per share--basic and diluted.... $ (0.65) $ (0.60) $  (2.60) $  (0.27)

                                                             2000
                                             ------------------------------------
                                               1st      2nd      3rd       4th
                                             Quarter  Quarter  Quarter   Quarter
                                             -------  -------  --------  --------
Revenues.................................... $    --  $    --  $     --  $     --
Operating loss..............................  16,888   13,937    28,109    20,544
Loss before income taxes....................  12,740    5,088    20,060    13,985
Net loss attributable to common stockholders  14,212    7,259   160,095    19,773
   Net loss per share--basic and diluted.... $ (0.30) $ (0.15) $  (3.26) $  (0.40)

                                                             2001
                                             ------------------------------------
                                               1st      2nd      3rd       4th
                                             Quarter  Quarter  Quarter   Quarter
                                             -------  -------  --------  --------
Revenues.................................... $    --  $    --  $      1  $    532
Operating loss..............................  42,124   42,094    62,114   135,274
Loss before income taxes....................  36,948   38,478    64,982   143,971
Net loss attributable to common stockholders  42,736   44,267    70,770   149,759
   Net loss per share--basic and diluted.... $ (0.80) $ (0.76) $  (1.14) $  (2.26)

   The sum of quarterly per share net losses do not necessarily agree to the net loss per share for the year due to the timing of stock issuances.

   During the fourth quarter of 2001, the Company completed the nationwide launch of its service. The Company also completed a public offering of 11,500,000 million shares of its Class A common stock (see note 10(e)), realizing net proceeds of $126,500,000. In addition, the Company also closed on a $66,000,000 financing package with The Boeing Company (see notes 8(d) and 15(d)), including $35,000,000 in new debt financing. Further, the Company incurred a charge of $26,300,000 to system operations for terrestrial repeater sites no longer required (see note 15(h)).

   INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

The Board of Directors
XM Satellite Radio Holdings Inc.:

   Under date of January 23, 2002, we reported on the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which are included in the XM Satellite Radio Holdings Inc. and subsidiaries annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

   In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   The audit report on the consolidated financial statements of XM Satellite Radio Holdings Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statement schedule does not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/  KPMG LLP

McLean, VA
January 23, 2002

                Schedule I -- Valuation And Qualifying Accounts
                                (in thousands)

                                                                   Charged to
                                                        Charged to   Other    Write-Offs/
                                               Balance  Costs and  Accounts-   Payments/    Balance
Description                                   January 1  Expenses   Describe     Other    December 31
-----------                                   --------- ---------- ---------- ----------- -----------
Year Ended December 31, 1999
   Allowance for doubtful accounts...........  $    --        --       --         --       $     --
   Deferred Tax Assets--Valuation Allowance..  $ 7,978    (3,159)      --         --       $  4,819
   Accrued network optimization expenses.....  $    --        --       --         --       $     --
Year Ended December 31, 2000
   Allowance for doubtful accounts...........  $    --        --       --         --       $     --
   Deferred Tax Assets--Valuation Allowance..  $ 4,819    20,173       --         --       $ 24,992
   Accrued network optimization expenses.....  $    --        --       --         --       $     --
Year Ended December 31, 2001
   Allowance for doubtful accounts...........  $    --        10       --         --       $     10
   Deferred Tax Assets--Valuation Allowance..  $24,992   110,057       --         --       $135,049
   Accrued network optimization expenses.....  $    --     8,595       --         --       $  8,595

PROSPECTUS

$500,000,000
      [LOGO] XM SATELLiTE RADiO
                       XM SATELLITE RADIO HOLDINGS INC.

                                     Common Stock
                                   Debt Securities
                                    Depositary Shares
                                    Preferred Stock
                                    Rights
                                    Warrants

Corporate Headquarters:
1500 Eckington Place, N.E.
Washington, D.C. 20002
(202) 380-4000

.. We will provide specific terms of the applicable offered securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or market, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities.

.. Our Class A common stock is traded on the Nasdaq National Market under the symbol "XMSR."

You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Investing in these securities involves various risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2000.

ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.

   This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

   This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the following locations of the SEC:

   Public Reference Room   New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
         Room 1024                Suite 1300          500 West Madison Street
  Washington, D.C. 20549   New York, New York 10048         Suite 1400
                                                         Chicago, Illinois
                                                            60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

    . Our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 16, 2000;

    . Our Current Reports on Form 8-K, filed with the SEC on February 28, 2000 and July 14, 2000;

    . The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on September 23, 1999, including any amendment or report filed with the SEC for the purpose of updating such description;

    .  Our Proxy Statement, filed with the SEC on April 26, 2000; and

    . Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, filed with the SEC on May 12, 2000 and August 11, 2000, respectively.

   In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

   In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

          XM Satellite Radio Holdings Inc.
          1500 Eckington Place, N.E.
          Washington, DC 20002
          Attn: General Counsel
          (202) 380-4000

   We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning us and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. We have not authorized anyone to provide you with different or inconsistent information. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document. Our business, financial information, results of operations and prospects may have changed since those dates.

If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this prospectus under the caption "Risk Factors," beginning on page 7, and elsewhere throughout this prospectus.

                                    SUMMARY

This summary does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors." Unless the context otherwise requires, the terms "we," "our," and "us" refer to XM Satellite Radio Holdings Inc. and its subsidiaries ("Holdings"), including XM Satellite Radio Inc. and subsidiary ("XM").

                                 Our Business

   We seek to become a premier nationwide provider of audio entertainment and information programming. We will transmit our service, which we will call "XM Radio," from our satellites to vehicle, home and portable radios. XM Radio plans to offer up to 100 channels of music, news, talk, sports and children's programming developed by us or third parties for a monthly subscription price of $9.95. We believe XM Radio will appeal to consumers because of our clear sound quality from digital signal radios, variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We expect to commence commercial operation of our service in the second quarter of 2001.

   We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States. We will broadcast XM Radio throughout the continental United States from two of the most powerful commercial satellites available and will have a ground spare in reserve. A network of terrestrial repeaters, which are ground-based electronics equipment, will receive and re-transmit the satellite signals to augment our satellite signal coverage. We have contracts to develop, manufacture and distribute XM radios with several leading consumer electronics manufacturers. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations and will be available at national consumer electronics retailers under the Sony, Pioneer, Alpine and SHARP brand names.

   We will offer our consumers a unique listening experience by providing up to 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. We will have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming, including, for example, CNN, USA Today, BET, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a proven record of introducing new radio formats and building local and national listenership.

   In addition to our subscription fee, we expect revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we will give advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

   As of September 15, 2000, we have raised $1.1 billion in debt and equity proceeds, net of expenses and repayment of debt, from investors and strategic partners, including $227 million from a Series C preferred stock financing in August 2000. Our strategic investor companies include General Motors, DIRECTV, Clear Channel Communications, American Honda, and our parent company, Motient Corporation.

   We are presently a development stage company with no revenue-generating operations. The funds we have raised as of September 15, 2000 are expected to be sufficient in the absence of additional financing to cover our funding needs through commencement of commercial operation of our services in the second quarter of 2001. However, if we need to significantly alter our system before commercial operation or our schedule is materially delayed, we may need additional funding. After we commence commercial service, we will require significant additional funds before we generate positive cash flow.

   We believe that there is a significant market for XM Radio. Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. A market study conducted for us projects that as many as 49 million people may subscribe to satellite radio by 2012.

   Our strategy includes offering diverse programming designed to appeal to a large audience, including urban and rural listeners of virtually all ages, ethnicities, economic groups and specialty interests. We will tailor our programming and marketing to appeal to specific groups that our research has shown are most likely to subscribe to our service. We have several planned distribution channels, including through major car and radio manufacturers.

   Our executive offices are at 1500 Eckington Place, NE, Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

                      Summary Consolidated Financial Data

                                                                                                              December 15,
                                                                                                              1992 (Date of
                                                                                         Six Months Ended     Inception) to
                                                      Years Ended December 31,               June 30,           June 30,
                                                -----------------------------------  -----------------------  -------------
                                                   1997        1998        1999         1999        2000          2000
                                                ----------  ----------  -----------  ----------  -----------  -------------
                                                                     (In thousands, except share data)
Consolidated Statements of Operations Data(1):
Revenue........................................ $       --  $       --  $        --  $       --  $        --    $     --
                                                ----------  ----------  -----------  ----------  -----------    --------
Operating expenses:
   Research and development....................         --       6,941        4,274       1,378        4,739      15,954
   Professional fees...........................      1,090       5,242        9,969       2,560       10,787      27,088
   General and administrative..................         20       4,010       16,448       4,503       15,300      35,777
                                                ----------  ----------  -----------  ----------  -----------    --------
   Total operating expenses....................      1,110      16,193       30,691       8,441       30,826      78,819
                                                ----------  ----------  -----------  ----------  -----------    --------
Operating loss.................................     (1,110)    (16,193)     (30,691)     (8,441)     (30,826)    (78,819)
Other income--interest income (expense), net...       (549)         26       (6,205)         76       12,999       6,269
                                                ----------  ----------  -----------  ----------  -----------    --------
Net loss....................................... $   (1,659) $  (16,167) $   (36,896) $   (8,365) $   (17,827)   $(72,550)
                                                ==========  ==========  ===========  ==========  ===========    ========
Preferred stock dividend requirement...........         --          --           --          --       (3,643)     (3,643)
Net loss attributable to common stockholders...     (1,659)    (16,167)     (36,896)     (8,365)     (21,470)   $(76,193)
                                                ----------  ----------  -----------  ----------  -----------    --------
Net loss per share--basic and diluted.......... $    (0.26) $    (2.42) $     (2.40) $    (1.25) $     (0.45)
                                                ==========  ==========  ===========  ==========  ===========
Weighted average shares used in computing net
 loss per share--basic and diluted.............  6,368,166   6,689,250   15,334,102   6,689,250   48,033,191
Other Data (2):
Ratio of earnings to combined fixed charges and
 preferred dividends (3).......................         --          --           --          --           --
                                                ----------  ----------  -----------  ----------  -----------
Deficiency of earnings to cover combined fixed
 charges and preferred dividends............... $    3,560  $   27,991  $    52,240  $   16,583  $    36,970
                                                ----------  ----------  -----------  ----------  -----------

                                                         December 31,         June 30,
                                                  -------------------------- ----------
                                                   1997     1998      1999      2000
                                                  ------- --------  -------- ----------
                                                             (In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments $     1 $    310  $120,170 $  267,372
Pledged securities(4)............................      --       --        --    174,623
System under construction........................  91,932  169,029   362,358    579,981
Total assets.....................................  91,933  170,485   515,189  1,086,605
Total debt.......................................  82,504  140,332       212    261,339
Total liabilities................................  82,949  177,668    30,172    324,388
Stockholders' equity (deficit)...................   8,984   (7,183)  485,017    762,217

--------
(1) Business activity for the period from December 15, 1992, which was our date of inception, through December 31, 1996 was insignificant.
(2) For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends and the deficiency of earnings to cover combined fixed charges and preferred dividends, "earnings" includes pre-tax income
    (loss) adjusted for fixed charges and preferred dividends. "Fixed charges" consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.
(3) The ratios of combined fixed charges and preferred dividends to earnings are not present for the years ended 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 because earnings were inadequate to cover combined fixed charges and preferred dividends.
(4) Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the Senior Secured Notes and a money market fund associated with a contract.

                                 RISK FACTORS

   You should consider carefully these risk factors together with all of the other information included in this prospectus before making an investment decision.

   Some of the information in this prospectus may contain forward looking statements. Such statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering such forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.

You could lose money on your investment because we have not started operations or generated any revenues.

   We are a development stage company and still need to develop the planned XM Radio service significantly before we can offer it to consumers. We have not yet generated any revenues and will not do so until we can start commercial operation of our service. Unless we generate significant revenues, we will not become profitable, and you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including

    .  whether we create and implement the XM Radio system in a timely fashion;

    . whether consumer electronics manufacturers successfully develop and manufacture XM radios;

    . whether we can attract and retain enough subscribers and advertisers to XM Radio;

    .  whether we compete successfully; and

    . whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

   As of June 30, 2000, we had incurred significant costs, aggregating approximately $580.0 million, in connection with the development of the XM Radio system. We incurred net aggregate losses approximating $72.6 million from our inception through June 30, 2000. We expect our net losses and negative cash flow to grow as we build the XM Radio system, make payments under our various contracts and begin to incur marketing costs. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

We need substantial further financing but such financing might not be available and the terms of our FCC license may restrict our ability to raise funding.

   The funds we have raised as of September 15, 2000 are expected to be sufficient in the absence of additional financing to cover our funding needs through commencement of commercial operation of our services in the second quarter of 2001. However, if we need to significantly alter our system before commercial operation or our schedule is materially delayed, we may need additional funding. After we commence commercial service, we will require significant additional funds before we generate positive cash flow. In addition, we have substantial payment obligations under a distribution agreement with General Motors. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

   We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then

    . our satellite construction, launch, or other events necessary to our business could be materially delayed, or their costs could materially increase;

    . we could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites;

    . we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets; and

    . XM may not be able to meet its obligations under the senior secured notes.

   Motient Corporation is our controlling stockholder and controls us under applicable FCC rules. Motient has certain rights regarding the election of persons to serve on our board of directors and as of September 15, 2000 holds approximately 53.9% of the voting power, or 46.5% giving effect to the conversion of all of our outstanding common stock equivalents. Motient cannot relinquish its controlling position, its right to designate a majority of our directors, or hold less than 40% of the voting stock without obtaining the prior approval of the FCC. Accordingly, prior to our obtaining FCC approval of the transfer of control from Motient, we will only be able to issue a limited amount of voting securities or securities convertible into voting securities unless certain of our stockholders holding nonvoting convertible securities agree not to convert them into voting securities or we take other steps to permit voting securities on a basis consistent with FCC rules. Certain holders of our nonvoting securities have agreed not to convert their securities if it would cause Motient not to hold at least 40% of our voting stock, until we obtain approval by the FCC of a change in control. In return, we have agreed not to issue new voting securities, other than the units sold in March 2000 and other than up to 2,000,000 shares of Class A common stock (except upon conversion or exercise of existing securities or under our employee stock plans), if it would make these holders unable to convert any of their nonvoting securities. We have filed an application with the FCC to permit Motient to relinquish control of us. We may not be able to obtain FCC approval or it may take a long period of time to obtain such approval and there may be conditions imposed in connection with such approval that may be unfavorable to us. The inability to raise capital opportunistically, or at all, could adversely affect our business plan.

Our substantial indebtedness could adversely affect our financial health which could reduce the value of our securities.

   As of June 30, 2000, we had total indebtedness of $261.3 million and stockholders' equity of $762.2 million.

   Our substantial indebtedness could have important consequences to you. For example, it could:

    . increase our vulnerability to general adverse economic and industry conditions;

    . limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

    . require us to dedicate a substantial portion of our cash flow from operations to payments on XM's indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

    . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    . place us at a competitive disadvantage compared to our competitors that have less debt; and

    . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Our satellites could be damaged or destroyed during launch.

   A significant percentage of satellites never become operational because of launch failure, satellite destruction or damage during launch, and improper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. There is a limited track record for the specific launch vehicle that will be used for the launch of our satellites, and even launch vehicles with good track records experience some launch failures. Four of the five satellite launches from the Sea Launch platform, our intended means of launch, have been successful, including the most recent launch. If one or more of our launches fail, we will suffer significant delay that will be very damaging to our business, and we will incur significant additional costs associated with the delay in revenue generating activities.

Premature failure of our satellites would damage our business.

   If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites to less than the expected approximately 15 years, including

    .  defects in construction;
    .  faster than expected degradation of solar panels;
    .  loss of fuel on board;
    . random failure of satellite components that are not protected by back-up units;
    .  electrostatic storms; and
    .  collisions with other objects in space.

In addition, our network of terrestrial repeaters will communicate principally with one satellite. If the satellite communicating with the repeater network fails, we would have to repoint all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.

Damage to our satellites will not be fully covered by insurance.

   We intend to purchase standard launch and in-orbit insurance policies from global space insurance underwriters. Any adverse change in insurance market conditions may substantially increase the premiums we would have to pay for such insurance. If the launch of either satellite is a total or partial failure, our insurance may not fully cover our losses. We do not expect to buy insurance to cover and would not have protection against business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions which would limit our coverage.

Our system depends on development and integration of complex technologies in a novel configuration that might not work.

   Our system will involve new applications of existing technology and the complex integration of different technologies, which may not work as planned. In addition, we may not be able to successfully develop the new technologies required for our planned XM Radio system.

   The use of terrestrial repeaters with a satellite system is untested and may not provide the expected transmission quality. Our system will rely on a network of terrestrial repeaters to retransmit satellite signals in areas where blockages occur from high concentrations of tall buildings and other obstructions. Satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. We cannot be certain that what we plan will work. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

   Our business plan relies on the timely development of XM radios. Our service is to be received by specially designed receivers that have not yet been developed. They will require a unique integration of existing technologies, which may take longer than expected.

   Integration of components of our system may encounter technical difficulties. We will have to integrate a number of sophisticated satellite and other wireless technologies never integrated in the past before we can begin offering our service. If the technological integration of the XM Radio system is not completed in a timely and effective manner, our business will be harmed. We cannot ultimately confirm the ability of the system to function until we have actually deployed and tested a substantial portion of the system. Hardware or software errors in space or on the ground may limit or delay the XM Radio service and therefore reduce anticipated revenues.

Performance failures by our satellite and launch contractors would damage our business, and we may not have adequate remedies.

   We will rely on Boeing Satellite Systems, formerly Hughes Space and Communications International, Inc., our satellite manufacturer, to build and deliver our satellites in a timely manner. If Boeing Satellite Systems fails to deliver functioning satellites in a timely manner, the introduction of our service would likely be delayed. If Boeing Satellite Systems were to deliver a satellite late or otherwise default, the remedies we have will not adequately compensate us for any damage caused to our business. Boeing Satellite Systems will not be liable for indirect or consequential damages, or lost revenues or profits, from late delivery or other defaults. Also, our satellite contract entitles Boeing Satellite Systems to certain excusable delays for which we have no remedy. If Boeing Satellite Systems breaches its performance warranty, our only remedy is not to pay Boeing in-orbit performance incentive payments of up to a total of $12.5 million for each satellite. This remedy likely will not adequately compensate us for the damage such breach would cause to our business.

   We are depending on our satellite launch services provider to build our launch vehicles and to launch the satellites. If the satellite launch services provider fails to launch the satellites in a timely manner, we may be unable to meet our business plan timetable. Neither Boeing Satellite Systems nor the satellite launch services provider will be liable to us for any delay in delivery of the satellites up to 180 days caused by our schedule launch services provider. A delay of more than six months beyond the launch period for either satellite may allow us to select an alternative launch system. This remedy, however, likely would not adequately compensate us for the damage such delay would cause to our business. Although we may be able to use another satellite launch services provider, switching to another provider could involve significant delay and a significant increase in cost.

Failure of third party vendors to supply radios to customers in a timely manner would delay our revenues.

   We will rely on third party manufacturers and their distributors to manufacture and distribute XM radios. If one or more manufacturers fails to develop XM radios for timely commercial sale, at an affordable price and with mass market nationwide distribution, the launch of our service could be delayed, our revenues could be less than expected and our business may suffer. We will rely on Delphi-Delco, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion to develop, manufacture and market XM radios for use in the car, and on Sony and SHARP to develop, manufacture and market XM radios for home and portable use. XM radios are not yet available, and our agreements with third party vendors may not result in the timely production of enough affordable XM radios to permit the widespread introduction of our service.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

   In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including

    .  Sirius Satellite Radio, the other satellite radio licensee;

    .  traditional and, when available, digital AM/FM radio;

    .  Internet based audio providers;

    .  direct broadcast satellite television audio service; and

    .  cable systems that carry audio service.

   Sirius Satellite Radio (formerly named CD Radio) has announced that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from commercial operations in the first quarter of 2001, which is slightly ahead of our timetable. If Sirius Satellite Radio begins commercial operations significantly before we do, it may gain a competitive advantage over us.

   Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we will be at a competitive disadvantage.

Demand for our service may be insufficient for us to become profitable.

   There is currently no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon

    . whether we obtain, produce and market high quality programming consistent with consumers' tastes;

    . the willingness of consumers to pay subscription fees to obtain satellite radio service;

    .  the cost and availability of XM radios; and

    .  XM Radio's and our competitors' marketing and pricing strategy.

   If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

   Because we expect to derive a significant part of our revenues from advertisers as well as subscription revenues, advertiser acceptance also will be critical to the success of our business. Our ability to generate revenues from advertisers will depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry. FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis. These factors may reduce our potential revenue from advertising.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

   We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels we cannot predict the outcome of any such renegotiation.

Joint development agreement funding requirements could be significant.

   Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio's claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirius Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require significant additional capital.

If we default under our joint development agreement, Sirius Satellite Radio's patent infringement lawsuit against us could be refiled.

   Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our business may be impaired by third party intellectual property rights.

   Development of the XM Radio system will depend largely upon the intellectual property that we will develop and license from third parties. If the intellectual property that we may develop or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

   Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

   Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could

    .  subject us to significant liabilities to third parties;

    .  require us to seek licenses from third parties;

    . block our ability to operate the XM Radio system or license its technology; or

    . otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as

    . milestone dates, including the requirement that we begin full operation of our system by October 2003;

    . interoperability of our system with the other licensed satellite radio system;

    . coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and

    . coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. Our plans to deploy terrestrial repeaters may be impacted by the FCC's rules, when issued.

   Some of our vendors are subject to United States export regulations and will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Failure to receive such approval or any change in applicable law or policy may delay our satellite launch.

If the challenge to our FCC license is successful, our business could be harmed.

   The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC for reconsideration of the license award. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

Our service network or other ground facilities could be damaged by natural catastrophes.

   Since our ground-based network will be attached to buildings, towers, and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We will not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our planned central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

   Like all radio transmissions, the XM Radio signal will be subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we plan to use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

   The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems when developing the XM Radio system which could harm our business. Because we will depend on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies which we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our stock could be hurt by substantial price and volume fluctuations.

   Historically, stock prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could depress the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease.

Our major stockholders own approximately 70.5% of our stock on a fully diluted basis and effectively control us. Their interests may conflict with our interests and yours.

   As of September 15, 2000, our principal stockholders own approximately 70.5% of our common stock on a fully diluted basis with total voting power of approximately 81.4%. We have entered into material contracts and transactions with our principal stockholders and their affiliates, and we may enter into additional contracts in the future. The composition of our board of directors is governed by a shareholders' agreement among our principal stockholders, which grants them effective management control over us. These stockholders could use their position as principal stockholders and their management control to cause us to take actions that might not be in our interests or yours.

The holders of our Series C preferred stock have certain veto rights.

   Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional securities above specified levels and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arms'-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price.

We need people with special skills to develop, launch and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

   We depend on the continued efforts of our executive officers and key employees who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

It may be hard for a third party to acquire us, and this could depress our stock price.

   We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Antitakeover provisions in Delaware law and our ability to adopt a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

Future sales of our Class A common stock in the public market could lower its stock price and impair our ability to raise funds in new stock offerings.

   As of September 15, 2000, we had 34,026,909 shares of Class A common stock outstanding, or 71,322,710 shares assuming conversion of all 16,557,262 shares of our Class B common stock, 10,786,504 shares of our Series A convertible preferred stock, 867,289 shares of our Series B convertible redeemable preferred stock and 235,000 shares of our Series C convertible redeemable preferred stock outstanding. Sales of a large number of shares could adversely affect the market price of our Class A common stock, which could impair our ability to raise funds in additional stock offerings.

   Motient, which owns 200,000 shares of our Class A common stock and all 16,557,262 shares of our Class B common stock, is prohibited from selling any of these shares, other than to affiliates, until October 8, 2000 or when we commence commercial operations, whichever comes first. At that time, these shares will be freely tradable, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. Motient has experienced substantial appreciation in the value of its shares relative to the price paid for them. In the event Motient elects to sell its shares, the price of our stock could materially decline, irrespective of our performance.

   We have filed registration statements under the Securities Act to cover all 5,300,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. These registration statements became effective upon filing. Accordingly, shares registered under these registration statements are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, available for sale after lock-up agreements expire. As of September 15, 2000, options to purchase 2,888,108 shares of our Class A common stock were outstanding.

   The holders of approximately 16 million shares of our Class A common stock, all of our Series A convertible preferred stock, all of our Class B common stock and all of our Series C convertible redeemable preferred stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of our Class A common stock on a fully-diluted basis depending on Sony's success in achieving certain sales targets. Sony will have the right to request registration of these shares in future public offerings.

Our forward-looking statements are speculative and may prove to be wrong.

   Much of the information in this prospectus consists of forward-looking statements based on our current expectations. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as

    .  "may;"

    .  "will," "intend," "plan to;"

    .  "expect," "anticipate," "project," "believe," "estimate;"

    .  "continue" or similar words.

   You should read such statements very carefully because they

    .  discuss our future plans or expectations;

    . contain projections of our future financial condition or results of operations; or

    .  state other forward-looking information.

   When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                USE OF PROCEEDS

   Unless otherwise described in a supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus along with funds available from prior offerings and from other financing sources for operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses and for working capital and general corporate purposes.

                        DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. The description is not complete, and we refer you to the indenture that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

   The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under an indenture between us and one or more commercial banks to be selected as trustees, which we refer to as the "trustee". The indenture may be supplemented by one or more supplemental indentures. We refer to the indenture, together with any supplemental indenture, as the "indenture" throughout the remainder of this prospectus.

   The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

   We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    .  the title of the debt securities;

    .  any limit upon the aggregate principal amount of the debt securities;

    . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

    . the date or dates when payments on the principal must be made or the method of determining that date or dates;

    . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

    .
       the right, if any, to extend the interest payment periods and the duration of the extensions;

    .  the places where payments may be made and the manner of payments;

    .  any mandatory or optional redemption provisions;

    .  subordination provisions;

    .  the denominations in which debt securities will be issued;

    . the terms applicable to any debt securities issued at a discount from their stated principal amount;

    . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

    . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

    . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

    . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

    . the certificates or forms required for the issuance of debt securities in definitive form;

    . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

    . any deletions of, or changes or additions to, the events of default or covenants;

    . the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the indenture as then in effect;

    . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

    .
       any other specific terms of the debt securities.

   If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

   Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Registrar and Paying Agent

   The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Global Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

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Conversion or Exchange Rights

   Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

    .  the conversion or exchange price;

    .  the conversion or exchange period;

    . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

    .  events requiring adjustment to the conversion or exchange price;

    . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

    .  any anti-dilution provisions, if applicable.

Registered Global Securities

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

    .  by the depositary for that registered global security to its nominee;

    . by a nominee of the depositary to the depositary or another nominee of the depositary; or

    . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

   The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

   We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

    . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants", or persons that may hold interests through participants;

    . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

    . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

    . ownership of a beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

    . will not be entitled to have the debt securities represented by a registered global security registered in their names;

    . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

    . will not be considered the owners or holders of the debt securities under the indenture.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

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   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Events of Default

   Unless otherwise provided for in the prospectus supplement, the term "event of default," when used in the indenture means any of the following:

    . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

    . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

    .  failure to make sinking fund payments, if any, when due;

    . failure to perform other covenants for 60 days after notice that performance was required;

    .  events in bankruptcy, insolvency or reorganization of our company; or

    . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

   If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

   Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

   If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

   If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

   The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

    . the holder has previously given to the trustee written notice of default and continuance of that default;

    . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

    . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

    .  the trustee has not instituted the action within 60 days of the request;
       and

    . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

   We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

   We can discharge or defease our obligations under the indenture as stated below or as provided in the prospectus supplement.

   Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance." We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance." We may effect defeasance and covenant defeasance only if, among other things:

    . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

    . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

    . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

   Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

   Except as provided in the prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

    .  secure any debt securities;

    . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

    .  add covenants for the protection of the holders of debt securities;

    .  cure any ambiguity or correct any inconsistency in the indenture;

    .  establish the forms or terms of debt securities of any series; and

    . evidence and provide for the acceptance of appointment by a successor trustee.

   The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

    .  extend the final maturity of any debt security;

    .  reduce the principal amount or premium, if any;

    .  reduce the rate or extend the time of payment of interest;

    .  reduce any amount payable on redemption;

    . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

    . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

    . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

    . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

   The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

   If the trustee becomes a creditor of our company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

   The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

    .  would not conflict with any rule of law or with the indenture;

    . would not be unduly prejudicial to the rights of another holder of the debt securities; and

    .  would not involve any trustee in personal liability.

   The indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

   The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

   The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF COMMON STOCK

   Our authorized capital stock consists of 180,000,000 shares of Class A common stock, $.01 par value per share, 30,000,000 shares of Class B common stock, $.01 par value per share, 30,000,000 shares of Class C common stock, $.01 par value per share, 15,000,000 shares of Series A convertible preferred stock, $.01 par value per share, 3,000,000 shares of 8.25% Series B convertible redeemable preferred stock, $.01 par value per share and 250,000 shares of 8.25% Series C convertible redeemable preferred stock, $.01 par value per share. The following summary description of our capital stock is subject to our Restated Certificate of Incorporation and Restated Bylaws and the Delaware General Corporation Law.

Common Stock

   As of September 15, 2000, there were 34,026,909 shares of Class A common stock outstanding and 16,557,262 shares of Class B common stock outstanding.

Class A Common Stock

   Holders of our Class A common stock are entitled

    . to one vote for each share held on any matter submitted for stockholder approval;

    . to receive on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

    . upon the liquidation, dissolution, winding up or insolvency of the company, to share ratably in the net assets of our company available after we pay our liabilities and any preferential amounts to which holders of the Series A convertible preferred stock may be entitled.

   Holders of our Class A common stock have no preemptive, redemption or sinking fund rights.

Class B Common Stock

   Our Class B common stock has the same rights as our Class A common stock except that our Class B common stock is entitled to three votes for each share. Shares of our Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, subject to antidilution protection if we effect a recapitalization.

Class C Common Stock

   Holders of our Class C common stock are entitled to the same rights as holders of Class A common stock except that the holders of our Class C common stock are not entitled to vote on any matter submitted for stockholder approval.

Transfer Agent and Registrar

   The transfer agent and registrar for the Class A common stock is BankBoston, N.A.

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

                        DESCRIPTION OF PREFERRED STOCK

   We are authorized to issue 60,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of September 15, 2000, 11,888,793 shares of Preferred Stock were issued and outstanding, consisting of 10,786,504 shares of Series A convertible preferred stock, 867,289 shares of 8.25% Series B convertible redeemable preferred stock, and 235,000 shares of 8.25% Series C convertible redeemable preferred stock.

   Under our certificate of incorporation, shares of Preferred Stock may be issued from time to time, in one or more series as authorized by our Board of Directors. Prior to issuance of shares of each series, the Board of Directors may file a certificate of designations with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

   The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any supplement to this prospectus may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

   Subject to limitations prescribed by Delaware law and our certificate of incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

   The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

   (1) the title and stated value of such Preferred Stock;

   (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

   (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

   (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

   (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

   (6) the provisions for a sinking fund, if any, for such Preferred Stock;

   (7) the provisions for redemption, if applicable, of such Preferred Stock;

   (8) any listing of such Preferred Stock on any securities exchange;

   (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into our Common Stock, including the conversion price (or manner of calculation thereof) and conversion period;

  (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

  (11) the rank of such Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up of affairs;

  (12) the voting rights, if any, of holders of such Preferred Stock;

  (13) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up of affairs; and

  (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

Transfer Agent

   The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

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                       DESCRIPTION OF DEPOSITARY SHARES

General

   We may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

   In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

   No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

   Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary

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

receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

   Whenever we redeem shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method we determine.

   From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Voting of the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

   In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

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Conversion of Preferred Stock

   The depositary shares, as such, are not convertible into our Common Stock or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of our Common Stock, other shares of our Preferred Stock or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of our Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our Common Stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

   The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

   The Deposit Agreement may be terminated by us upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of ours not so represented by depositary shares.

Charges of Preferred Stock Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

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Resignation and Removal of Depositary

   The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us that are received by the preferred stock depositary with respect to the related Preferred Stock.

   Neither we nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of us and the preferred stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

   In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

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

                            DESCRIPTION OF WARRANTS

   We may offer by means of this prospectus warrants for the purchase of our debt securities, Preferred Stock, depositary shares or Common Stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered: (1) the title and issuer of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the currencies in which the price or prices of such warrants may be payable; (5) the designation, amount and terms of the securities purchasable upon exercise of such warrants; (6) the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security; (7) if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased; (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                             DESCRIPTION OF RIGHTS

   We may issue rights to our shareholders for the purchase of shares of our Common Stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The Rights Agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

   The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable: (1) the date for determining the shareholders entitled to the rights distribution;
(2) the aggregate number of shares of Common Stock purchasable upon exercise of such rights and the exercise price; (3) the aggregate number of rights being issued; (4) the date, if any, on and after which such rights may be transferable separately; (5) the date on which the right to exercise such rights shall commence and the date on which such right shall expire; (6) any special United States federal income tax consequences; and (7) any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

                             BOOK-ENTRY SECURITIES

   The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

   Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

   Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

   So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

   Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

   If a depositary for a series of securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

                             PLAN OF DISTRIBUTION

   We may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

   Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities that may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of us or such institutional investors thereunder.

   We may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

   Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 and for the period from December 15, 1992 (date of inception) through December 31, 1999, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that we have not commenced operations and are dependent upon additional debt or equity financings, which raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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